As filed with the Securities and Exchange Commission on December 19, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Acetex Corporation

(Exact name of Registrant as specified in its charter)

Alberta, Canada	6719	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

AT Plastics Inc.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	6719	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alberta AG-Industries Ltd.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	6719	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

750 World Trade Centre 999 Canada Place Vancouver, BC Canada V6C 3E1 (604) 688-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System 111 Eight Avenue New York, New York  10019 (212) 894-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phyllis G. Korff, Skadden, Arps, Slate, Meagher & Flom LLP	David W. Ross Burnet, Duckworth & Palmer LLP
Four Times Square, New York, New York 10036	1400, 350 - 7th Avenue S.W. Calgary, Alberta, Canada, T2P 3N9

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.        ☐         upon filing with the Commission, pursuant to Rule 467(a) (in connection with an offering being made contemporaneously in the United States and Canada).

B.         ☐         at some future date (check appropriate box below)

            1.         ☐         pursuant to Rule 467(b) on (                ) at (               ) (designate a time not sooner than seven calendar days after filing).

            2.         ☐         pursuant to Rule 467(b) on (        ) at (        ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (          ).

            3.         ☒         pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

            4.         ☐         after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdictions’s shelf prospectus offering procedures, check the following box.                ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until  the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act,  may determine.

As filed with the Securities and Exchange Commission on December 19, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Acetex B.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	6719	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Acetex LLC

(Exact name of Registrant as specified in its charter)

Delaware	6719	51-0369817
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

750 World Trade Centre 999 Canada Place Vancouver, BC V6C 3E1 (604) 688-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System 111 Eight Avenue New York, New York  10019 (212) 894-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phyllis G. Korff, Skadden, Arps, Slate, Meagher & Flom LLP	David W. Ross Burnet, Duckworth & Palmer LLP
Four Times Square, New York, New York 10036	1400, 350 - 7th Avenue S.W. Calgary, Alberta, Canada, T2P 3N9

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Short Form Prospectus

Exchange Offer	December 19, 2003

US $75,000,000
Acetex Corporation

10 7/8 % Senior Unsecured Notes due 2009

Terms of the exchange offer:

The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements.  The terms of the exchange offer are summarized below and more fully described in this prospectus.

We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

We believe that the exchange of original notes will not be a taxable event for U.S. or Canadian federal income tax purposes, but you should see “Certain United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” for more information.

We will not receive any proceeds from the exchange offer.

The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

See “Risk Factors” for a discussion of the risks that should be considered by holders prior to tendering their original notes.  Our earnings coverage ratio for the 12 month period ended December 31, 2002 is less than 1:1.  See “Calculation of Earnings Coverage”.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country.  Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the exchange offer, the Registrant or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

Two of the guarantors of the notes, Acetex LLC and Acetex B.V., are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada.  Although Acetex LLC and Acetex B.V. have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10019 as their agent for service of process in Canada it may not be possible for investors to collect from Acetex LLC or Acetex B.V., judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

You should rely on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the securities to any person or by anyone in any jurisdiction where it is unlawful.  You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the document incorporated by reference.  No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

TABLE OF CONTENTS

Forward Looking Statements
Documents Incorporated by Reference
Enforceability of Civil Liabilities
Industry and Other Information
Certain References
Financial Information Presentation
Summary
Risk Factors
Use of Proceeds
Capitalization
Calculation of Earnings Coverage
Selected Historical and Other Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business of Acetex
Business of AT Plastics
Acetex Management
Securities Ownership of Certain Beneficial Owners
Description of Material Indebtedness
The Exchange Offer
Description of the Notes
Book-Entry, Settlement and Clearance
Certain United States Federal Income Tax Considerations
Certain Canadian Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Statutory Rights of Withdrawal and Recission
Consents
Glossary of Terms
Index to Consolidated Financial Statements
Certificate of the Company and Guarantors

Acetex is incorporated in Alberta, Canada.  Our principal executive offices are located at 750 World Trade Centre, 999 Canada Place, Vancouver, BC, Canada V6C 3E1 and our telephone number at that address is (604) 688-9600.  Acetex’s website is www.acetex.com.  The information on our website is not part of this prospectus.

There are restrictions on the offer and sale of the exchange notes in the United Kingdom.  All applicable provisions of the Financial Services Act 1986 of Great Britain and the public offers of Securities Regulation 1995 (as amended) of Great Britain with respect to anything done by any person in relation to the exchange notes from or otherwise involving the United Kingdom must be complied with.

In France, neither this prospectus nor any other offering material relating to the exchange notes has been submitted to the clearance procedure of the Commission des Operations de Bourse.  The exchange notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in the Republic of France.  Neither this prospectus nor any other offering material relating to the exchange notes has been distributed or caused to be distributed and will be distributed or caused to be distributed to the public in the Republic of France, and such offers, sales and distributions will be made in the Republic of France only to qualified investors (investisseurs qualifies) as defined in and in accordance with Articles L.411-1 and L.411-2 of the French Code Monetaire et Financier and French Decree no. 98-880 dated October 1, 1998.

FORWARD LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus that are not historical facts are or may be deemed to be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by the use of forward-looking terminology such as “believes”, “estimates”, “intends”, “expects”, “may”, “will”, “should” or “anticipates” or the negative or other variation of these or similar words.  In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC” or the “Commission”) or press releases or oral statements made by or with approval of one of our authorized executive officers.  These statements reflect, when made, our expectations or beliefs concerning future events that by their nature involve risks and uncertainties, including:

•                  our substantial leverage;

•                  the risk of value of certain of the guarantees;

•                  competition;

•                  the cyclical markets for our products;

•                  international operations and exchange rate fluctuations;

•                  trends and conditions in our industry, including price volatility of raw materials and energy costs;

•                  our future capital needs;

•                  significant influence on us by our principal shareholders;

•                  dependence on key personnel; and

•                  risks related to environmental costs, liabilities or claims.

These statements are only present expectations.  Actual events or results may differ materially.  Factors that could cause such a difference include those discussed under the heading “Risk Factors” in this prospectus.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Acetex Corporation, 750 World Trade Centre, 999 Canada Place, Vancouver, British Columbia, V6C 3E1 (telephone number (604) 688-9600).  These documents are also available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be found at www.sedar.com.

The following documents, filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this Prospectus:

1.                                       the Annual Information Form of the Company dated March 27, 2003 for the fiscal year ended December 31, 2002, including the Management’s Discussion and Analysis of the Company for the year ended December 31, 2002;

2.                                       the Information Circular of the Company dated April 21, 2003 distributed in connection with the Company’s annual general meeting held on May 28, 2003, excluding the disclosure set forth therein under the headings “Performance Graph”, “Corporate Governance” and “Report on Executive Compensation”;

3.                                       the audited consolidated financial statements of the Company as at December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, together with the notes thereto and the auditor’s report thereon;

4.                                       the unaudited consolidated financial statements of the Company as at June 30, 2003 and for the six months ended June 30, 2003 and 2002, together with the notes thereto and the Management’s Discussion and Analysis of the Company relating thereto;

5.                                       the material change report of the Company dated July 2, 2003 regarding the Company’s proposed acquisition of AT Plastics Inc.;

6.                                       the material change report of the Company dated August 12, 2003 regarding the Company’s acquisition of AT Plastics Inc. and the private placement of the new notes; and

7.             the press release of the Company dated November 4, 2003 regarding the Company's financial results as at September 30, 2003 and for the nine months ended September 30, 2003 and 2002.

All documents of the Company of the type referred to above (excluding any confidential material change reports) that are filed by the Company with a securities commission or any similar authority in Canada after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus.  All documents filed by the Company with the SEC from the date of this prospectus to the completion of the offering of the exchange notes under this document, including filings under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all Current Reports on Form 6-K, shall also be deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company is subject to the informational requirements of the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”).  Except as expressly provided herein, such information has not been incorporated by reference into this prospectus.  Such reports and other information, when filed by the Company in accordance with such requirements, can be inspected and copied at the public reference facilities maintained by the commission at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, Room 1024 and at the following regional office of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549.  As a foreign private issuer, the Company is exempt from the Exchange Act rules regarding the provision and control of proxy statement and regarding short-swing profit reporting and liability.

The Company has filed with the SEC a Registration Statement on Form F-10 under the Securities Act, with respect to the exchange notes of which this prospectus is a part.  AT Plastics Inc. and Alberta AG-Industries Ltd. (the “Canadian Subsidiary Guarantors”) have filed with the SEC a Registration Statement on Form F-10 under the Securities Act with respect to the guarantee of the exchange notes.  Acetex LLC and Acetex B.V. (the “Foreign Subsidiary Guarantors”) have filed with the SEC a Registration Statement on Form F-4 under the Securities Act with respect to the guarantee of the exchange notes.  The term “Registration Statement” means the combined Registration Statement of the Company and the Canadian Subsidiary Guarantors on Form F-10 and the Foreign Subsidiary Guarantors on Form F-4 and includes all amendments, exhibits and schedules thereto.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company, the exchange notes and the guarantee.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (Alberta), with the majority of the Company’s assets and operations located, and the majority of its revenues derived from, outside the United States.  The Company and the guarantors have appointed an agent to receive service of process with respect to any action brought against it in any federal or state court in the State of New York arising from this offering.  However, it may not be possible for investors to enforce outside the United States judgments against the Company obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws.  In addition, certain of the directors and officers of the Company are residents of Canada or other jurisdictions outside the United States and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.  The Company has been advised by its Canadian counsel, Burnet Duckworth & Palmer LLP, that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against the Company or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against the Company or such person predicated upon the United States federal and state securities laws.

INDUSTRY AND OTHER INFORMATION

Unless otherwise indicated, information contained in this prospectus concerning the chemical industry, general expectations concerning this industry and our market positions and market shares are based on estimates prepared by us using data from various sources, primarily Nexant, Inc. (“Nexant/Chem Systems”), which regularly publishes statistical, financial and other general information and data relating to the chemical industry and on assumptions made by us, based on such data and our knowledge of the chemical industry.  We have not independently verified data from industry sources and cannot guarantee its accuracy or completeness.  Data regarding the chemical industry and our market positions and market shares within the industry may provide general guidance but are inherently imprecise.  Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

CERTAIN REFERENCES

Effective August 5, 2003, the Company acquired (the “Acquisition”) AT Plastics Inc. (“AT Plastics”), which develops and manufactures specialty plastic resins and film products for a number of niche end-markets in North America and around the world (the “Acquired Business”).  As used in this prospectus, unless the context otherwise indicates, references to “Acetex” or the “Company” refers to Acetex Corporation, an Alberta, Canada corporation, together with its direct and indirect subsidiaries and, for periods subsequent to the consummation of the Acquisition, the Acquired Business.

References to “tonnes” are to metric tonnes (equivalent in weight to 2,204.6 pounds).  References to “nameplate capacity” are to current plant design capacity based on 330 days of operation per year.  References to “production capacity” at the Company’s facilities are to the Company’s estimates based on per day production capacity rates for the relevant facility multiplied by the number of days in a calendar year during which the relevant facility operates, adjusted for scheduled shutdowns.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  Certain terms relating to Acetex’s and AT Plastics’ businesses are defined in the Glossary in this prospectus.  References to subsidiaries of the Company as “wholly owned” by the Company may in certain cases refer to a subsidiary, the shares of which are partially held by a director or officer of the Company or such subsidiary, in order to comply with local law.

Unless otherwise indicated, references to “Europe” are to those countries which are members of the European Union, Norway and Switzerland.  Unless otherwise indicated, references to “Eastern Europe” are to Poland, the Czech Republic, Slovakia, Hungary, Romania, Bulgaria, Croatia, Serbia and Montenegro, Bosnia and Herzegovina, Macedonia, Albania and certain of the states of the former Soviet Union.  Unless otherwise indicated, “market share data” is based on a Nexant/Chem Systems report dated December, 2002.

References to “US$” are to United States dollars; references to “C$” are to Canadian dollars; and references to “€” are to Euros.

FINANCIAL INFORMATION PRESENTATION

Acetex Corporation’s functional and reporting currency for its operations in Europe is the Euro and for all other material operations is the United States dollar.  As our operations in Europe are considered self-sustaining foreign operations, their financial statements have been translated into United States dollars using the exchange rate in effect at the end of each reporting period for asset and liability amounts and at the average exchange rate of each reporting period for amounts included in the determination of income.

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), which, for the Company, differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).

AT Plastics’ functional currency was the Canadian dollar and its reporting currency, for purposes of financial information included in this prospectus, is the United States dollar.  The AT Plastics financial information as at the end of and for each reporting period presented has been translated from Canadian dollars into United States dollars using the exchange rate at the end of each reporting period for asset and liability amounts and at the average exchange rate of each reporting period for amounts included in income.  AT Plastics’ financial statements are prepared in accordance with Canadian GAAP, which, for AT Plastics, differ in certain material respects from US GAAP.

SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.  Except as otherwise indicated, “Acetex”, “Company”, “we”, “our” and “us” refer to Acetex Corporation, and “AT Plastics” refers to AT Plastics Inc.  With respect to the description of our business contained in this prospectus, such terms refer to Acetex Corporation and our subsidiaries.  “Fiscal 2002” refers to the twelve month period ended December 31, 2002.  “AT Plastics Acquisition” refers to our acquisition of AT Plastics Inc., which consummated on August 5, 2003.  “Notes” refers to the original notes and the exchange notes.

General

Acetex is a leading integrated European producer and distributor of acetic acid, vinyl acetate monomer (“VAM”), polyvinyl alcohol (“PVOH”) and other derivative products of acetic acid, collectively referred to as Acetyls.  Acetyls are key chemical intermediates used in a wide variety of end-use products, including paints, coatings, packaging, detergents, textiles, pharmaceuticals and agrochemicals.  On August 5, 2003, we consummated our acquisition of AT Plastics.  On a pro forma combined basis, Acetex and AT Plastics generated sales of U.S. $351.6 million for Fiscal 2002.  For Fiscal 2002, Acetex and AT Plastics would have generated 51%, 37% and 12% of their sales, on a pro forma combined basis, from sales to Europe, the United States and Canada, and the rest of the world, respectively.

Based on reported capacity, Acetex is the second largest producer of acetic acid and the third largest producer of VAM in Europe.  Acetex is one of the lowest-cost manufacturers of Acetyls in Europe, where the Company has historically generated approximately 85% of its sales.  The Company attributes its favorable market position to: (i) low manufacturing costs stemming from its economies of scale, integrated manufacturing facilities, close proximity to its customers and natural gas supply, favorable methanol and natural gas supply contracts and technologically advanced production methods; (ii) long-standing customer relationships; and (iii) reliable and cost-effective service provided to its customers.  Acetex’s customers include large multi-national chemical companies, such as Akzo, Atofina, BASF, Dow Chemical, Repsol, Rhodia and Vinamul.  The Company’s common shares are publicly traded on the Toronto Stock Exchange under the symbol “ATX”.

The AT Plastics Acquisition

AT Plastics develops and manufactures specialty plastic resins and film products for a number of niche end-markets in North America and around the world.  Through unique process engineering, AT Plastics has developed proprietary and patented processes designed to meet evolving customer requirements for high quality, specialized products and services.  Operating from a modern, state-of-the-art engineering and manufacturing facility in Edmonton, Alberta, Canada, AT Plastics produces specialty plastic resins and compounds for applications such as thermal laminating, hot-melt adhesives, automotive products, packaging and medical products, as well as film products for horticultural markets.  AT Plastics has reached a leading market position in the specialty polymers and films markets by: (i) focusing on developing products addressing specific customer needs; (ii) leveraging its advanced product development and leading proprietary technologies used in its five versatile reactors; and (iii) taking advantage of its strategically located manufacturing operations in Edmonton, Alberta, where AT Plastics can access a low cost ethylene feedstock supply.  AT Plastics sells its products to over 300 primary customers in the United States, Canada and the rest of the world, including AlphaGary, Avery Denison, Baxter Healthcare, Cardinal Healthcare, CITGO, Collins & Aikman, General Binding Corporation, H.B. Fuller, Henkel and Kraft.  In 2002, 71% of AT Plastics’ sales were to US customers, 21% to Canadian customers and 8% to customers outside Canada and the US.

We believe the acquisition of AT Plastics will provide the Company with the following benefits:

•                  increase the overall diversification of our business, including our products, customer base and geographic regions served;

•                  reduce the volatility of our earnings, as a result of the less cyclical nature of AT Plastics’ business;

•                  improve AT Plastics’ procurement of raw materials by leveraging our VAM industry expertise;

•                  increase our revenue derived from specialty products, which generally afford higher margins and growth opportunities than commodity products; and

•                  provide an additional platform to exploit future acquisition opportunities.

On August 5, 2003, AT Plastics merged into a subsidiary of Acetex and became our wholly-owned subsidiary.  Shareholders of AT Plastics received one-sixth of one Acetex common share in consideration for each AT Plastics common share.  We used the net proceeds of the original notes offering and a portion of our available cash to repay approximately US$83.5 million of AT Plastics’ debt.  Immediately following completion of the transaction, former AT Plastics shareholders owned approximately 25% of the issued and outstanding common shares of Acetex.

Products

Acetex’s principal products are acetic acid, VAM and PVOH:

Acetic Acid (Fiscal 2002 sales: US$67.0 million; 19% of pro forma combined sales for Acetex and AT Plastics)

Acetex is the second largest producer of acetic acid in Europe based on reported production capacities with annual capacity of 400,000 tonnes, representing approximately 30% of the European market.  Acetic acid is a key chemical intermediate and a principal feedstock for VAM.  Other derivative products of acetic acid include acetate ester solvents for coatings, purified terephthalic acid and isophthalic acid for polyester production, monochloro acetic acid for carboxymethyl cellulose production and acetic anhydride for cellulose acetate production.  Acetex produces acetic acid at the Company’s production facility in Pardies, France, which, according to Nexant/Chem Systems, is the lowest-cost acetic acid production facility in the world determined on a delivered cost basis to customers in Western Europe.  Acetex has a highly integrated process at Pardies to produce acetic acid that is used captively or sold in the merchant market.

VAM (Fiscal 2002 sales: US$79.6 million; 23% of pro forma combined sales for Acetex and AT Plastics)

Acetex is the third largest producer of VAM in Europe based on reported production capacities with annual capacity of 150,000 tonnes, representing approximately 17% of the European market.  VAM is primarily used in the production of PVOH and polyvinyl acetate, which are ultimately used to create a wide variety of products, including paper, adhesives, textiles and environmentally friendly water-based solvents and paints.  Other uses for VAM include the manufacture of ethylene vinyl acetate copolymers (“EVA”) used in markets such as thermal laminating, hot-melt adhesives, automotive, packaging and medical products and the manufacture of specialty copolymers with polyvinyl chloride (“PVC”).  Acetex produces VAM at its Pardies facility which, according to Nexant/Chem Systems, is the second lowest-cost VAM production facility in the world determined on a delivered cost basis to customers in Western Europe.

PVOH (Fiscal 2002 sales: US$33.5 million; 10% of pro forma combined sales for Acetex and AT Plastics)

Acetex is a leading producer of PVOH in Europe based on reported production capacities with annual capacity of 20,000 tonnes.  PVOH is used in a broad array of products, including paints, paper, adhesives, textiles and polyvinyl butyral (“PVB”), which is primarily consumed in the growing market for the manufacture of automobile and architectural safety glass, as well as security glass.  Acetex produces PVOH at the Company-owned facilities in Tarragona and Guardo, Spain.

AT Plastics’ principal products are specialty plastic resins (“Specialty Polymers”) and films:

Specialty Polymers (Fiscal 2002 sales: US$119.7 million; 34% of pro forma combined sales for Acetex and AT Plastics)

AT Plastics is a leading producer of specialty ethylene-based copolymers in Canada and one of six North American producers, with an annual capacity of 150,000 tonnes.  The Specialty Polymers business manufactures EVA copolymers, specialty compounds and homopolymers in a wide range of grades, each of which offers unique characteristics for use in a diverse range of end markets, including thermal laminating films, inhalation therapy, intravenous nutritional bags, hot-melt adhesives, foam, automotive parts, pipe and food, industrial, pharmaceutical and consumer packaging.  AT Plastics’ Edmonton facility uses highly flexible manufacturing technology, enabling it to quickly respond to favorable market conditions.  In addition, the recent addition of mixing technology allows AT Plastics to produce commodity grades in large volumes when market pricing is favorable.

Films (Fiscal 2002 sales: US$26.3 million; 7% of pro forma combined sales for Acetex and AT Plastics)

AT Plastics’ Films business is a leading producer of specialty films for use in greenhouses, silage bags and the construction market.  AT Plastics’ Films business primarily manufactures single and multi-layer specialty films from internally produced and externally purchased polyethylene commodity resins and specialty polymers.  AT Plastics produces films with unique performance characteristics, such as anti-condensate and UV protection.  The Films business also offers a broad range of technologically advanced products, such as the widest agricultural films in North America and the largest silage bags in the industry.  AT Plastics produces films at its state-of-the-art manufacturing facility in Edmonton.

Competitive Strengths

We believe our competitive strengths to be the following:

Low-cost production

According to Nexant/Chem Systems, Acetex is the lowest-cost producer of acetic acid and the second lowest-cost producer of VAM on a delivered cost basis to customers in Western Europe.  Acetex’s low cost is due in part to: (i) economies of scale provided by its plant size and integrated production; (ii) proximity to large European customers; (iii) advantageous feedstock position through proximity to natural gas supply and a long-term contract to purchase methanol at prices significantly below current and historical average market prices; (iv) unique technology utilized by Acetex for the manufacturing of VAM from acetylene; and (v) tariffs imposed on foreign producers delivering products to Europe.  Similarly, AT Plastics maintains its low cost position primarily through its strategically located manufacturing facilities in a feedstock advantaged region and its highly flexible manufacturing capabilities.  AT Plastics also emphasizes plant optimization through ongoing process improvements, resulting in higher product quality, reduced raw material costs and increased capacity utilization.

Significant market positions

Acetex has significant market positions in Europe in each of its primary products.  Based on reported production capacities, Acetex is the second largest producer of acetic acid and polyvinyl alcohol and third largest producer of VAM in Europe.  Sales in Europe accounted for 85% of the Company’s sales for the year ended December 31, 2002.  Acetex’s total capacity for acetic acid and VAM (including tolled capacity) represents approximately 30% and 22% of total European capacity in 2003, respectively.  AT Plastics holds a leading market position in the manufacture of specialty polymers and films for various applications, including thermal laminating films, tubing and piping, automotive, hot-melt adhesives, medical, greenhouse and nursery and silage and grain.

Favorable industry dynamics

At present, European demand for acetic acid and VAM significantly exceeds European supply, resulting in large volumes of imported product from other regions.  Acetic acid and VAM capacity increases in 2000 and 2001 have been fully absorbed into the world markets.  Except for 150,000 tonne acetic acid capacity increases in each of China (projected to be completed in the second half of 2003 or the first half of 2004) and Iran (projected to be completed in the second half of 2004 or the first half of 2005), construction of additional acetic acid or VAM plants is not currently underway.  As a result, although minor debottlenecks are still possible, major increases to world VAM or acetic acid capacities are not expected to occur before 2006.  Nexant/Chem Systems also forecasts a near-

term price reduction in natural gas (subject to the pace at which the European gas industry is deregulated) and methanol, the primary raw materials for the production of acetic acid.  As a result, Nexant/Chem Systems expects European acetic acid and VAM producers to be able to maintain stable pricing while benefiting from reduced costs through 2004.

Significant capacity expansion in the mid-1990s led to an extended period of oversupply and poor productivity in the polyethylene industry.  Since 1998, limited new low density polyethylene (“LDPE”) capacity has been added, substantial consolidation of industry participants has occurred and a number of plants have closed, resulting in improved margins despite poor overall economic conditions.  According to Nexant/Chem Systems, the outlook for the industry is positive for at least the next three years due to improving economic conditions and limited expected capacity additions.  Without additional LDPE and EVA capacity additions, Nexant/Chem Systems expects margins to increase, leading to a peak year in product prices and margins in 2005.

Barriers to entry

Acetex believes that the Acetyls industry has certain qualities that make entry by new manufacturers very difficult.  Access to advanced technology, such as the Monsanto Process, is an important component of a producer’s profitability.  The Monsanto Process, which uses methanol and carbon monoxide as primary feedstocks, is held by 14 industry participants, including Acetex, and is used at 20 individual locations, accounting for 66% of worldwide acetic acid capacity.  Management believes that constructing a world-scale acetic acid plant requires a capital investment of at least US$150 million, in addition to the cost of securing the required carbon monoxide supply.  We estimate the cost of securing carbon monoxide supply to be approximately US$100 million, based on either building a dedicated plant or by entering into a long-term supply commitment with a company that specializes in industrial gases.  New plants generally require lead times of up to 36 months before they can begin initial Acetyls production, providing high near-term visibility for expected new supply.  Additionally, the nature of the industry’s cost structure, which favors high-volume production capacity and integrated downstream production processes, requires new entrants to have significant financial resources and manufacturing expertise.  Incremental transportation costs and tariffs borne by non-European manufacturers pose additional barriers to entry.

AT Plastics believes that new entrants to the EVA polyethylene industry face significant barriers to entry.  Access to EVA copolymer process technology is held by a limited number of licensors and significant capital investment and lengthy start-up time are required to build a new EVA copolymer plant.  AT Plastics’ management estimates that constructing a new EVA copolymer plant requires a capital investment of at least US$140 million.  New plants generally require lead times of approximately 30 months before initial production can begin.  AT Plastics uses autoclave technology that allows for the flexible, small volume production necessary to serve niche end markets.  Major polyethylene producers predominantly employ a tubular reactor technology designed to target large volumes of commodity grade products.  As a result, participation in niche markets is not part of the core strategy of major polyethylene manufacturers.  In addition, AT Plastics’ focus on serving specific customer needs in these markets has resulted in a high degree of customer loyalty that would be difficult to replicate.

Industry leading technology and integrated production capabilities

Acetex has modern and efficient manufacturing facilities with technological advantages over certain competitors.  The Pardies plant, for example, produces acetic acid using the Monsanto Process, which is widely viewed as a low-cost method of producing acetic acid.  Unlike certain other acetic acid and VAM producers, Acetex uses natural gas to produce two of its principal feedstocks: carbon monoxide for the production of acetic acid and acetylene for the production of VAM.  Through this approach, Acetex has been able to gain higher operational efficiencies and to eliminate its exposure to typically volatile ethylene prices, to which many of Acetex’s VAM competitors are exposed.  AT Plastics has also introduced various technological and manufacturing innovations, including the addition in 1998 of a new, state-of-the-art C$200 million high-pressure autoclave reactor to the Edmonton facility.  Over the past 12 months, AT Plastics has successfully implemented further technological and process innovations in this reactor.  These innovations were specifically focused on reducing manufacturing costs and expanding the reactor product range and capability.  This reactor, the largest at the Edmonton facility, can efficiently and quickly take advantage of favorable product pricing opportunities in the marketplace for an extremely broad range of products.  Manufacturing costs have also been successfully lowered through raw material initiatives, product quality improvements and a more efficient conversion of ethylene, its primary feedstock.  The Films business has also improved its production efficiencies and capabilities through the use of new technology, process changes and scheduling initiatives.  The AT Plastics Films manufacturing plant can produce the largest silage bags in the industry, and the widest agricultural film in North America.

Increased mix of specialty products

Following the consummation of the AT Plastics Acquisition, Acetex expects to benefit from increased exposure to attractive specialty chemicals businesses, which generally afford higher margins and growth opportunities and have lower pricing volatility than commodity chemicals.  AT Plastics participates in the specialty segment of the polyethylene market, which has historically offered a significantly higher price premium to commodity products despite the similar cost of production of these grades.  Furthermore, specialty products are generally characterized by relative revenue stability and, as a result, the Company may be able to reduce its exposure to the price volatility that has traditionally characterized commodity markets.

Proven and committed management team

Acetex has assembled an outstanding management team that has substantial experience in the Company’s business and is dedicated to continually improving operations, profitability and adding cost-effective capacity expansions.  The senior management of Acetex has an average of approximately 21 years of experience in the chemical industry.  Since 1995, management has improved the overall cost structure of Acetex, enhanced productivity, supervised the development of proprietary new technologies and strengthened its customer base.  Immediately following the consummation of the AT Plastics Acquisition, Brooke N. Wade, the Chairman and Chief Executive Officer of the Company, and Kenneth E. Vidalin, the President and Chief Operating Officer of the Company, collectively owned 10,576,411 common shares, or 31.2% of our common shares.

Strategy

We are pursuing strategic initiatives that are designed to capitalize on our underlying business strengths, grow our business and improve our profitability.  Key elements of our strategy are described below.

Continue to pursue cost-effective capacity expansions

The Company intends to continue to make selective capacity expansions to its existing facilities.  Acetex will focus on projects that allow it to develop incremental capacity at or below replacement cost, primarily through debottlenecking of existing capacity.  For example, the Company increased its acetic acid capacity from 330,000 tonnes to 400,000 tonnes in 1997, invested in extra distillation capacity of 10,000 tonnes of acetic anhydride in 2001 and added an extra reactor to debottleneck 2,000 tonnes of PVOH in 2002.  The Company entered into a tolling agreement with Dairen in 2001 that added up to approximately 15,000 tonnes per year of VAM capacity.  AT Plastics has also identified several opportunities to increase capacity through methods such as a low cost debottlenecking process, alternative finished product preparation and improved process technology.

Continue to improve our cost structure and operating efficiency

Acetex intends to continue to reduce costs and increase the efficiency of existing operations through focused programs.  These programs include continuing research and investments in technology, equipment and process controls and applying best practices to production methods.  The main focus of the Company’s efforts is to improve manufacturing processes, increase reliability and maximize raw material yields.  Additionally, the Company believes that it can continue to improve its operating efficiency by leveraging the knowledge of its workforce and applying best practices throughout the organization.

Selectively pursue strategic acquisitions, joint ventures and partnerships

The Company intends to continue to selectively pursue strategic acquisitions, joint ventures and partnerships that it believes will enhance its leadership and low-cost positions in targeted end-use and geographic markets.  Acetex will evaluate such opportunities based on their potential to: (i) enhance its significant market position in Acetyls, specialty polymers and related markets; (ii) further diversify its product and customer base in complementary products; (iii) expand its product portfolio in high growth downstream end-use markets; and (iv) further broaden its geographic sales, distribution and manufacturing base.  In addition, management intends to grow the Company by acquiring high-quality chemical businesses that it believes will offer growth opportunities and strong, sustainable cash flows throughout the industry cycle.

Capitalize on additional opportunities presented by the AT Plastics Acquisition

The Company intends to increase its exposure to downstream specialty products, which generally afford greater margins and increased growth opportunities.  These products also have lower pricing volatility than commodity chemicals.  The AT Plastics Acquisition provides Acetex with a platform to increase its specialty chemical sales in an attractive specialty market segment.  In addition, management intends to improve the profitability and cash flow of AT Plastics by continuing AT Plastics’ Targeted Accounts Program, which is aimed at increasing sales to higher margin customers with specific quality and technical requirements.

Corporate Structure

The Company is a holding company and was incorporated under the laws of Alberta, Canada on December 1, 1994.  The following diagram sets forth the corporate structure of the Company and certain of its subsidiaries (including jurisdictions of organization).  Unless otherwise indicated, the Company owns directly or indirectly 100% of the outstanding share capital or other equity interests of each entity shown below (except for directors qualifying shares, where applicable).

Summary of the Exchange Offer

On August 5, 2003, we completed the private offering of $75 million aggregate principal amount of 10 7/8 % Senior Notes due 2009.  As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes.  Below is a summary of the exchange offer.

Securities Offered

Up to $75,000,000 aggregate principal amount of new 10 7/8 % Senior Notes due 2009, which have been registered under the Securities Act.  The form and terms of these exchange notes are identical in all material respects to those of the original notes.  The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our 10 7/8 % Senior Notes due 2009, which have been registered under the Securities Act, for each original note representing $1,000 principal amount of our outstanding 10 7/8 % Senior Notes due 2009.

In order to be exchanged, an original note must be properly tendered and accepted.  All original notes that are validly tendered and not withdrawn will be exchanged.  As of the date of this prospectus, there are $75 million principal amount of original notes outstanding.  We will issue exchange notes promptly after the expiration of the exchange offer.

Resale

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•      may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	5:00 p.m., New York City time, on January 17, 2004 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes.  If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions.  We may assert or waive these conditions in our sole discretion.  If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes.  See “The Exchange Offer - Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled “The Exchange Offer – Guaranteed Delivery Procedures”, a tendering holder must, on or prior to the expiration date:

•      transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed in this prospectus; or

•      if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer - Procedures for Tendering”.

Special Procedures for Beneficial Holders

If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf.  See “The Exchange Offer - Procedures for Tendering”.

Guaranteed Delivery Procedures

If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The

Exchange Offer - Guaranteed Delivery Procedures”.

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section “The Exchange Offer - Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date.  The exchange notes will be delivered promptly after the expiration date.  See “The Exchange Offer - Terms of the Exchange Offer”.

Certain United States and Canadian Federal Tax Considerations

We believe that your exchange of original notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. or Canadian federal income tax purposes.  See “Certain United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations”.

Exchange Agent

The Bank of New York is serving as exchange agent in connection with the exchange offer.  The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer - Exchange Agent”.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds”.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.  The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.  See “Description of the Notes”.

Issuer	Acetex Corporation.

Exchange Notes Offered	Up to $75,000,000 in aggregate principal amount of 10 7/8 % Senior Notes due 2009.

Maturity Date	August 1, 2009.

Interest	Annual rate: 10 7/8 % Payment frequency: semi-annually, on February 1 and August 1.

First Interest Payment Date	February 1, 2004.

Optional Redemption	We may redeem some or all of the notes at any time after August 1, 2005 at the redemption prices described in the section entitled “Description of the Notes - Optional Redemption”.

In addition, at any time and from time to time prior to August 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 110.875% of the principal amount thereof, plus accrued and unpaid interest and premium, if any, to the date of redemption so long as after giving effect to any such redemption, (1) at least 65% of the aggregate principal amount of the notes remains outstanding and (2) any such redemption by us is made within 90 days of such equity offering.  See “Description of the Notes - Optional Redemption”.

We may also redeem all but not part of the notes if there are specified changes in tax law at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and premium, if any, to the date of redemption.  See “Description of the Notes - Redemption for Changes in Withholding Taxes”.

Sinking Fund	None.

Change of Control

Upon the occurrence of a change of control, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and premium, if any, to the date of repurchase.  See “Description of the Notes - Change of Control”.

Guarantees and Intercompany Notes

The notes are guaranteed on an unsecured senior basis by Acetex LLC, Acetex B.V. and AT Plastics and its subsidiary Alberta AG - Industries Ltd.  Acetex LLC’s only assets are the following intercompany notes plus accrued interest thereon:

• a US$50 million note issued by Transatlantique Chimie S.A. (“Transatlantique”) that bears interest at a rate of 10.50%, which interest may be paid in cash or by the issuance of additional notes;

• a US$53 million note issued by Transatlantique that bears interest at a rate of 10.50%, which is secured by certain of Transatlantique’s assets; and

•      a US$127 million note issued by Acetex Chimie S.A. (“Chimie”) that bears interest at a rate of 10.50%, which is secured by certain of Chimie’s assets and guaranteed by Transatlantique and secured by the assets that secure the secured Transatlantique note.

Acetex B.V.’s only asset is the capital stock of Transatlantique.

See “Description of the Notes - Guarantees and Intercompany Loans”.

Security and Ranking	The new notes are, and the exchange notes will:

• be general unsecured senior obligations of Acetex Corporation;

•      rank equally in right of payment with all existing and future senior indebtedness of Acetex Corporation; - -be senior in right of payment to all existing and future subordinated obligations of Acetex Corporation;

• be effectively subordinated to any secured indebtedness of Acetex Corporation and its subsidiaries to the extent of the value of the assets securing such indebtedness; and

• be effectively subordinated to all liabilities (including trade payables) and preferred stock of each subsidiary of Acetex Corporation that is not a subsidiary guarantor.

The guarantee by each subsidiary guarantor:

• is a general unsecured senior obligation of such subsidiary guarantor;

• ranks equally in right of payment with all existing and future senior indebtedness of such subsidiary guarantor;

• is senior in right of payment to all existing and future subordinated obligations of such subsidiary guarantor; and

• is effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness.

As of June 30, 2003, after giving effect to the note offering and the application of the net proceeds therefrom and to the AT Plastics Acquisition:

• Acetex Corporation would have had no indebtedness other than the notes (for greater certainty, this does not include the indebtedness of Acetex Corporation's subsidiaries);

• Acetex LLC and Acetex B.V. would have had no senior indebtedness other than the guarantees of the notes;

• AT Plastics would have had US$35.8 million outstanding under its secured CIT Revolving Credit Facility;

• Alberta AG - Industries Ltd. would have had no material obligations other than the guarantee of the notes and the secured guarantee of the CIT Revolving Credit Facility; and

•      the non-guarantor subsidiaries would have had approximately US$83.3 million of accounts payable and accrued liabilities and no indebtedness other than related to the intercompany notes referred to above.

See “Description of the Notes - Ranking”.

Certain Covenants	The indenture, among other things, restricts Acetex Corporation’s ability to:

• incur additional debt;

• issue redeemable stock and preferred stock;

• pay dividends or make distributions;

• repurchase capital stock;

• make other restricted payments including, without limitation, investments;

• create liens;

• redeem debt that is junior in right of payment to the notes;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into arrangements that restrict dividends from subsidiaries;

• enter into mergers or consolidations;

• enter into transactions with affiliates; and

• enter into sale/leaseback transactions.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes - Certain Covenants”.

Use of Proceeds

We will not receive any proceeds from the exchange offer.  On August 5, 2003, we issued and sold the new notes.  We used the net proceeds from that offering, together with a portion of our cash on hand, to repay certain of AT Plastics’ outstanding indebtedness.  See “Use of Proceeds”.

Additional Amounts

Any payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes unless required by law.  If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of notes, we generally will pay the additional amount necessary so that the net amount received by the holders of notes after the withholding is not less than the amount that they would have received in the absence of the withholding. See “Description of the Notes - Canadian Withholding Taxes”.

Income Tax Consequences

The exchange of original notes for exchange notes and the acquisition, ownership and disposition of the exchange notes have certain income tax consequences.  For more details, see “Certain United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations”.

Risk Factors

You should carefully consider the information under the caption “Risk Factors” and all other information in this prospectus before exchanging your new notes for exchange notes.

RISK FACTORS

Prospective holders of exchange notes should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the following risks before tendering their new notes in the exchange offer, although the risk factors set forth below (other than “Risks Relating to the Exchange Offer”) are generally applicable to the new notes as well as the exchange notes.

Risks Relating to the Exchange Offer

You may have difficulty selling the new notes that you do not exchange.

If you do not exchange your new notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your new notes described in the legend on your new notes.  The restrictions on transfer of your new notes arise because we issued the new notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, you may only offer or sell the new notes if they are registered under the Securities Act and applicable state securities law, or offered and sold under an exemption from these requirements.  We do not intend to register the new notes under the Securities Act.  To the extent new notes are tendered and accepted in the exchange offer, the trading market, if any, for the new notes would be adversely affected.  See “The Exchange Offer - Consequences of Exchanging or Failing to Exchange New Notes”.

Some holders who exchange their new notes may be deemed to be underwriters.

If you exchange your new notes in the exchange offer for the purposes of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes

Substantial Leverage

At June 30, 2003, after giving effect to the AT Plastics Acquisition and this offering, our total indebtedness was approximately US$308.0 million and our total long-term debt as a percentage of our total capitalization was approximately 82.6%.  See “Capitalization”.  Acetex’s high degree of leverage will have important consequences to holders of the notes.  In particular: (i) the ability of Acetex to obtain additional financing in the future for working capital, acquisitions and capital expenditures may be impaired; (ii) a substantial portion of Acetex’s anticipated cash flow from operations will be required for the payment of Acetex’s interest expense and repayment obligations and will not be available to fund working capital requirements, acquisitions and capital expenditures; (iii) Acetex may be placed at a competitive disadvantage and made more vulnerable to downturns in general economic conditions or in its business, which has been historically sensitive to changes in general economic conditions; and (iv) Acetex’s flexibility in planning for, or reacting to, changes in its business and the chemical industry will be limited.  See “Cyclical Markets for Products” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The ability of Acetex to meet its debt service obligations will depend on the future operating performance and financial results of Acetex’s operating subsidiaries, which will be subject to factors beyond the control of Acetex, such as interest rates, prevailing economic conditions and financial, business and other factors, including the cost of methanol and natural gas.  If Acetex is unable to generate sufficient cash flow in the future to service its debt, it may be required to refinance all or a portion of its debt (including the notes), obtain additional financing, sell certain of its assets or reduce capital expenditures.  There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, nor can there be any assurance as to the timing of any such asset sales or the proceeds which Acetex could realize therefrom.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”.

In addition, the CIT Revolving Credit Facility contains various covenants, including financial covenants, with which AT Plastics is required to comply.  Failure to meet such covenants may cause AT Plastics to be unable to make additional borrowings under the CIT Revolving Credit Facility, may require AT Plastics to prepay its debt and may result in an event of default under the CIT Revolving Credit Facility.  Such event of default could lead to the termination of CIT’s commitment under its facility and to the acceleration of the loans thereunder.  Any such acceleration could result in an event of default under the indenture.  Following the issuance of the additional $75 million 10 7/8 % senior unsecured bonds due August 1, 2009, the Company has total bonds outstanding of $265 million which have annual cash interest payments of $28.8 million.  In addition, the Company has $34.6 million drawn on its CIT facility which would have annual interest payments of approximately $1.5 million.  The combined cash flow from operations of the two companies for the twelve months ended June 30, 2003, was $48 million.

Holding Company Structure

Acetex is a holding company that conducts all of its operations through subsidiaries, and its ability to make debt service payments is dependent upon the operations of its subsidiaries.  The notes will only be guaranteed by Acetex LLC (the “LLC”), Acetex B.V. (“BV”), AT Plastics and its subsidiary, Alberta AG - Industries Ltd.  The LLC’s assets include only a loan to Acetex Chimie S.A. (“Acetex Chimie”, formerly Pardies Acetiques S.A.) and certain intercompany notes of Transatlantique Chimie S.A. (“Transatlantique”); BV’s assets consist only of the shares of Transatlantique.  The primary source of the LLC’s cash flow will be debt service payments on its loans to Transatlantique and Acetex Chimie.  In addition, the LLC may guarantee additional indebtedness of Acetex in the future without obtaining any additional intercompany obligations from Acetex or any of its subsidiaries.  In certain cases, the additional guarantee may be secured by the LLC’s assets.  See “Description of the Notes - Certain Covenants - Limitation on Acetex LLC”.  The LLC guarantees an aggregate amount of Company indebtedness in excess of the aggregate principal amount of the intercompany notes it holds.  The primary source of BV’s cash flow will be dividends from Transatlantique; however, Transatlantique is not expected to pay (or be able to pay) any cash dividends in the foreseeable future.  Transatlantique is itself a holding company that conducts all its operations through Acetex Chimie and its ability to make debt service payments to the LLC is dependent upon the operations of its subsidiaries.  Accordingly, the primary source of Acetex’s, the LLC’s and BV’s cash flow will be dividends and other distributions or payments indirectly from Acetex Chimie and, in the case of Acetex, directly from AT Plastics.

A subsidiary’s ability to pay dividends or make other distributions to its shareholders is limited by local corporate laws, may be further limited in some jurisdictions by other applicable laws (including tax laws) and generally is subject to the availability of funds that are legally available for the payment of dividends or other distributions.  In addition, although the indenture will limit the ability of Acetex’s subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations are subject to a number of significant qualifications.  See “Description of the Notes - Certain Covenants - Limitation on Restrictions on Distributions from Restricted Subsidiaries”.  In particular, the CIT Revolving Credit Facility contains a net worth covenant that will place limitations on the ability of AT Plastics to pay dividends and make certain other payments to Acetex.  As a shareholder, a company’s right to the assets of its subsidiaries generally will be subordinate to all creditors of such subsidiaries and will usually be subject to completion of local corporate winding up and liquidation procedures and payment of applicable taxes and outstanding corporate creditors, steps which may be lengthy in certain jurisdictions.  As a result, the claims of holders of the notes and the guarantees against the cash flow and assets of Acetex’s operating subsidiaries (other than AT Plastics and Alberta AG - Industries) will be effectively subordinated to the claims of such subsidiaries’ creditors.  On June 30, 2003, after giving pro forma effect to the AT Plastics Acquisition, Acetex’s operating subsidiaries (other than AT Plastics and Alberta AG - Industries) would have had approximately US$83.3 million of indebtedness, accounts payable and accrued liabilities excluding intercompany liabilities.

In addition, although the indenture generally requires Acetex to cause the notes to be secured and guaranteed on an equal and ratable basis to any security interest or guarantee granted by a Restricted Subsidiary in respect of other indebtedness, this requirement is subject to certain exceptions that would allow a first priority security interest to be granted in respect of certain indebtedness.  See “Description of the Notes - Certain Covenants - Limitation on Liens” and “Limitation on Guarantees of Company Indebtedness”.  In particular, the notes will be effectively subordinated with respect to the collateral securing AT Plastics’ and Alberta AG - Industries’ obligations under the CIT Revolving Credit Facility.  See “Description of Material Indebtedness”.  As of June 30, 2003, after giving pro forma effect to the AT Plastics Acquisition and to this offering and the application of the proceeds of this offering to the repayment of AT Plastics term debt, all the assets of AT Plastics and Alberta AG - Industries were subject to a first priority security interest for the benefit of the lenders under the CIT Revolving Credit Facility.

Fraudulent Conveyance

Under certain fraudulent transfer laws which may be applicable to Acetex and its subsidiaries, if a court were to find, in a lawsuit by an unpaid creditor, a public prosecutor or a representative of creditors, such as a trustee in bankruptcy, that Acetex or any of its subsidiaries incurred such indebtedness represented by the notes, the LLC Guaranty, the BV Guaranty, the AT Plastics Guaranty or the Alberta AG - Industries Guaranty with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness and at the time of such incurrence: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could void the obligations under the notes, the LLC, the BV, the AT Plastics or the Alberta AG - Industries Guaranty, as appropriate (the “Applicable Indebtedness”), subordinate the Applicable Indebtedness to all other indebtedness of the relevant obligor or take other action detrimental to the holders of the notes.  In that event, there can be no assurance that any repayment on the notes, the LLC Guaranty, the BV Guaranty, the AT Plastics Guaranty or the Alberta AG - Industries Guaranty could ever be recovered by holders of the notes.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied.  Generally, however, a company would be considered insolvent for these purposes if, at the time it incurred indebtedness, either the sum of its debts was then greater than all its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liabilities on its existing debts (including contingent liabilities) as they became absolute and matured or if, at any time, a company proved unable to satisfy its liabilities immediately due and payable with its current cash flow and available assets.  Acetex cannot predict which standard a court would apply to determine the solvency of Acetex, the LLC, BV, AT Plastics or Alberta AG - Industries Guaranty on the date the notes and the guarantees, as applicable, were issued, or whether a court would conclude that Acetex, the LLC, BV, AT Plastics or Alberta AG - Industries was solvent on such date.

Under French, Dutch, Spanish and Canadian laws, an unpaid creditor of a company or, in case of bankruptcy proceedings, the trustee in bankruptcy, the creditors’ representative or the court, among others, may also be in a position to seek either the nullification or the non-enforceability, depending on the situation, of any legal acts undertaken by a company with third parties, if such acts were to result in the insolvency of the debtor company or in the worsening of its insolvency, or if it occurred within a certain time period prior to the judicial decision acknowledging the insolvency of a legal entity, subject to a number of limitations and conditions.  In particular, under French Law, void transactions during a bankruptcy proceeding include transactions or payments entered into or made during the suspect period (periode suspecte, a period of up to 18 months prior to the date when the debtor files bankruptcy proceedings) that constitute voluntary preferences for the benefit of certain creditors to the detriment of other creditors as discussed below under “Bankruptcy and Related Laws”.

Risk of Value of BV Guaranty

The BV is a Dutch company which will unconditionally guarantee the notes.  Under Dutch law, a guaranty will generally be held valid if the purpose clause in the articles of association of the guarantor so permits and if it is granted for the corporate benefit of the guarantor.  The purpose clause in the articles of association of the BV permits the rendering of guarantees.  However, under certain factual circumstances, such as the aggregate liability of a company under a guaranty exceeding the fair market value of the net assets of such company and in the absence of precedent in case law on upstream guarantees, it could be argued that such guaranty was not granted for the corporate benefit of such company.  Under such circumstances, a court could find the guaranty to be invalid.  As of June 30, 2003, BV had net assets, the fair market value of which is significantly less than the principal amount of the notes.  Accordingly, there can be no assurance that the BV Guaranty will be enforced by a court in all circumstances.

Bankruptcy and Related Laws

The right of the Trustee to exercise its rights with respect to the indenture and the right of the LLC to claim payment of amounts due from Acetex Chimie or Transatlantique upon the occurrence of a payment default are significantly impaired by French bankruptcy laws, the application of which is mandatory to companies as soon as they are insolvent.  Under French law, a French company is required to petition for bankruptcy within 15 days of its becoming unable to pay its debts as they come due (date de cessation des paiements).  Failure to do so subjects the directors to personal liability.  A company’s creditors also may file a bankruptcy petition if it is insolvent.  Following any such petition and after a hearing with the company, the court issues either an order commencing bankruptcy proceedings (jugement d’ouverture) and an administrator appointed by the court investigates the affairs of the debtor during an initial observation period (periode d’observation), making proposals for its reorganization, sale or liquidation or the immediate liquidation of the company (liquidation judiciaire immédiate).

In the order commencing judicial reorganization or liquidation proceedings or in a subsequent order, the court may order that the date on which the company became unable to pay its debts as they come due be deemed to be an earlier date of up to 18 months prior to the court order commencing proceedings (report de la date de cessation des paiements).  The importance of this date is that it marks the beginning of a suspect period (periode suspecte) during or before which certain transaction may be void or voidable.

Void transactions include transactions or payments entered into or made during the suspect period that constitute voluntary preferences for the benefit of certain creditors to the detriment of other creditors.  These include transfers of assets (a titre gratuit), contracts under which the reciprocal obligations of the debtor significantly exceed those of the other party, payment of debts not due at the time of payment, payments-in-kind, security granted for debts previously incurred and provisional measures, unless the writ of attachment or seizure predates the beginning of the suspect period.

Voidable transactions include transfers of assets (a titre gratuit), transactions occurring within six months prior to the commencement of the suspect period, and transactions or payments made when due after the beginning of the suspect period if the party dealing with the debtor knew or should have known that it had suspended payment of its debts.

As a general rule, creditors domiciled in continental France whose debts arose prior to the commencement of bankruptcy proceedings must file a claim with the creditors’ representative within two months of the publication of the jugement d’ouverture in the Bulletin Obligatoire des Annonces Civiles et Commerciales; this period is extended to four months for creditors domiciled outside continental (metropolitaine) France.  Creditors who have not submitted their claims during this period are barred from receiving distributions made in connection with the bankruptcy proceedings and their unasserted claims will be extinguished under French law.

During the observation period, the debtor is prohibited from paying debts outstanding prior to the bankruptcy proceedings, subject to certain exceptions.  During this period, creditors may not pursue any legal action against the debtor with respect to any claim arising prior to the commencement of the observation period if the objective of the legal action is:

1.                                       to obtain an order for payment of a sum of money by the debtor to the creditor (however, the creditor may require that a court fix the amount due);

2.                                       to set aside a contract for non-payment of amounts owed by the debtor; or

3.                                       to enforce the creditor’s rights against any asset of the debtor.

Contractual provisions that would accelerate the payment of debtor’s obligations upon the occurrence of certain bankruptcy events would be subject to an automatic stay of payment under French law for debts outstanding at the time of commencement of bankruptcy proceedings.  If the court orders a judicial reorganization, it can prohibit the sale of an asset that it deems to be essential to the continued business of the debtor and can postpone the payment of debts owned by the debtor.

French bankruptcy law assigns priority to the payment of certain creditors, including the French treasury, employees, secured creditors and post-petition creditors.

If the reorganization of a company fails, the court can order the sale or the liquidation of the company.

Acetex and Alberta AG - Industries are incorporated in Alberta, Canada, and AT Plastics is incorporated in Ontario, Canada.  The rights of the Trustee to enforce remedies upon the occurrence of a payment default are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to Acetex, AT Plastics or Alberta AG - Industries.  For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling “an insolvent person” to obtain a stay of proceedings as against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors.  Such a restructuring proposal, if accepted by the requisite majorities of creditors and if approved by the court, would be binding on persons who might not otherwise be willing to accept it.  Moreover, this “proposal” legislation permits, in most circumstances, the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies’ Creditors Arrangement Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties.  Accordingly, it is impossible to predict if payments under the notes would be made following commencement of or during such a proceeding, whether or when the Trustee could exercise its rights with respect to the indenture or whether and to what extent holders of the notes would be compensated for any delay in payment of principal and interest.  Similar difficulties may arise in administering bankruptcy cases arising in foreign jurisdictions.

Restrictions Imposed by the Indenture and CIT Revolving Credit Facility

The indenture governing the notes contains numerous covenants that, among other things, limit the ability of Acetex and its Restricted Subsidiaries to (1) incur additional indebtedness, (2) repurchase or redeem capital stock, (3) create liens or other encumbrances, (4) redeem debt that is junior in right of payment to the notes, (5) make certain payments and investments, including dividend payments, (6) enter into sale/leaseback transactions, (7) sell or otherwise dispose of assets, (8) merge or consolidate with other entities, or (9) engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.  After giving effect to the issuance of the new notes, $265 million principal amount of notes were issued and outstanding under the indenture.  Agreements governing future indebtedness could also contain significant financial and operating restrictions.  Our ability to comply with these restrictions may be affected by factors beyond our control.  A failure to comply with the obligations contained in the indenture could result in an event of default under the indenture and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.  We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.  In addition, the CIT Revolving Credit Facility contains various covenants, including financial covenants, with which AT Plastics is required to comply.  As of September 30, 2003, AT Plastics had $31.2 million outstanding under the CIT Revolving Credit Facility.  Failure to meet such covenants may result in an event of default under the CIT Revolving Credit Facility, which could lead to the termination of CIT’s commitment thereunder and the acceleration of the CIT loan.  Any such acceleration could result in an event of default under the indenture.

Change of Control

Upon the occurrence of certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest.  Our ability to repurchase the notes upon a change of control may be limited by the terms of our other debt agreements and by our cash-flow.  After giving effect to the issuance of the new notes, $265 million principal amount of notes were issued and outstanding under the indenture.  Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do.  In addition, even if we were able to refinance such indebtedness, such financing may not be on terms favorable to us.  The aggregate amount outstanding under the 10 7/8 % senior notes due 2009 is $265 million.  See “Description of Notes - Change of Control”.

You may find it difficult to sell your notes because there is no existing trading market for the exchange notes.

You may find it difficult to sell your notes because an active trading market for the notes may not develop.  The exchange notes are being offered to the holders of the new notes.  The new notes were issued on August 5, 2003 primarily to a small number of institutional investors.  After the exchange offer, the trading market for the remaining untendered new notes could be adversely affected.

There is no existing trading market for the exchange notes, and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes.  If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the new notes depending on many factor, including prevailing interest rates, our operating results and the market for similar securities.  We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.  Although the initial purchasers of the new notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice.  Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop.  As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities.  There can be no assurance that the market for the exchange notes will not be subject to similar disruptions.  Any such disruptions may have an adverse effect on holders of the exchange notes.

The Exchange Notes May Be Redeemed at a Price Below the Offering Price

The exchange notes may be redeemed at a price that is less than the price at which the new notes were sold.  The new notes were sold at a price of 109.50% of the principal amount of the notes.  The Company may redeem some or all of the notes at any time after August 1, 2005 at the redemption prices described in the section entitled “Description of the Notes - Optional Redemption”.  For instance, for the period of August 1, 2005 through July 31, 2006, the Company will be entitled at its option to redeem all or a portion of the notes at a redemption price of 105.438% plus accrued interest.

The Company may also redeem all, but not part, of the notes if there are specified changes in tax law at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and premium, if any, to the date of redemption.  See “Description of the Notes - Redemption for Changes in Withholding Taxes”.

Risks Related to Acetex’s and AT Plastics’ Businesses

Cyclical Markets for Products

Acetex’s business consists of the production and sale of Acetyls.  Historically, the prices of these products have been cyclical and sensitive to worldwide supply relative to demand, the level of general business activity and the availability and the price of methanol and natural gas, the Company’s principal feedstocks.  In the past, Acetex’s products have experienced alternating periods of market tightness, resulting in higher prices and periods of oversupply, resulting in lower prices.

The following table provides an overview of Acetex’s average annual gross selling prices per tonne for acetic acid and VAM for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
	(US dollars per tonne)
Acetic acid	$394	$310	$361	$376	$347	$436
VAM	$594	$534	$682	$680	$578	$748

The Northwest European contract prices for acetic acid and VAM in the second quarter of 2003 were 10% and 11% higher, respectively, than in the first quarter of 2003.  The prices for Acetex and AT Plastics products are expected to continue to fluctuate in the future and any prolonged or severe softness in the market for any of its principal products will adversely affect Acetex’s results of operations and financial condition.

Supply and Price Volatility of Methanol, Natural Gas and Ethylene

Acetex’s profitability depends largely on the price and continuity of supply of methanol and natural gas.  Acetex obtains a significant portion of its methanol requirements under a long-term fixed price supply contract with Saturn Methanol Trinidad LLC (“Saturn”) extending until 2010.  Acetex obtains substantially all of its natural gas requirements pursuant to a contract with Gaz du Sud Ouest (“GSO”), which expires on December 31, 2003.  Acetex expects to renew this contract on an annual basis going forward.  If Acetex’s suppliers of methanol and natural gas were unable to meet their obligations under present supply arrangements or if a natural gas contract with GSO were not available to Acetex, Acetex could be required to incur increased costs for its raw materials which could make it uneconomical for Acetex to continue to run the Pardies facility.

Under the Saturn agreement, Acetex has agreed to purchase an amount of methanol, which currently represents close to half of its annual requirements, from Saturn at a fixed price for the duration of the contract.  Acetex purchases the remainder of its methanol from other suppliers at prices based on a blend of published European quarterly contract prices and spot prices.  The price of methanol historically has been cyclical and, in recent periods, highly volatile.  In addition, the price we may be obligated to pay under the Saturn contract from time to time may be higher than the then current market price.  Acetex believes that world methanol prices will decline over the long term as new production becomes available.  Because methanol and natural gas account for a substantial percentage of Acetex’s total production costs, Acetex’s ability to pass on increases in such costs will have a significant impact on Acetex’s profitability.  The ability to pass on increases in methanol and natural gas costs is, to a large extent, dependent on market conditions.  Because of the large volume of purchases of methanol and natural gas, any increase in price of, or any shortage in the availability of, feedstock would adversely affect Acetex’s results of operations and financial condition.

Amounts paid for raw materials, particularly ethylene, represent the largest components of AT Plastics’ variable costs.  The cost of these materials is subject to market fluctuations caused by factors beyond AT Plastics’ control.  Significant increases in the costs of raw materials or other variable costs, to the extent that AT Plastics is not able to pass these along to customers in the prices for its products, could materially and adversely affect AT Plastics’ business, results of operations and financial condition.  In 1999, AT Plastics began purchasing ethylene under a long term partial “take or pay” ethylene supply agreement for approximately 125,000 tonnes per year.  In the event AT Plastics’ ethylene requirements decrease, AT Plastics will be forced to purchase ethylene in excess of its needs or pay a penalty.

Factors which have caused volatility in raw materials prices in the past and which may do so in the future include: shortages of raw materials due to increasing demand (due to growing uses or new uses); capacity constraints (due to construction delays, strike action or involuntary shutdowns); the general level of business and economic activity; and the direct or indirect effects of governmental regulation, political factors, war or other outbreak of hostilities.  While we attempt to match raw material price increases with corresponding product price increases, we are not able to immediately raise product prices and, ultimately, our ability to pass on increases in the cost of raw materials to our customers is greatly dependent upon market conditions.

Manufacturing Equipment and Dependence on Pardies and Edmonton Facilities

Acetex and AT Plastics manufacturing facilities contain sophisticated manufacturing equipment.  In the event of a major disruption in the operations of any of their plants, such plants may not be able to recommence operations for an extended period of time.  While Acetex and AT Plastics maintain property damage and business interruption insurance, there is no assurance that the losses incurred due to such a disruption will not exceed the insurance.

As of June 30, 2003, all of Acetex’s acetic acid and approximately 76% of its VAM was produced at the Pardies facility.  Significant unscheduled downtime at the Pardies facility due to equipment breakdowns, interruptions in the supply of methanol or natural gas, work stoppages due to labor problems, power failures, natural disasters, the need to comply with directives of government agencies or any other cause, including the normal hazards associated with the use of methanol and natural gas and the production of acetic acid and VAM, could materially adversely affect Acetex’s results of operations and financial condition.  For example, in 1996, the Pardies facility was shutdown for three weeks due to an equipment breakdown and at the end of 1999, the plant was closed down for six days as a result of a strike-lockout triggered by French labor law changes reducing the number of employee working hours.  On August 9, 2003, there was an unscheduled maintenance shutdown of the Pardies facility, necessitated by the completion of repair work.  As a result of the unscheduled shutdown, Acetex declared Force Majeure due to expected difficulty in meeting sales contract delivery obligations.  As at the date hereof, the Pardies facility had been fully repaired and was operating normally.  Acetex’s operations at Pardies are also subject to various hazards incident to the production of chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials.  These hazards, which include the risk of explosions, fires and chemical spills or releases, can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage, suspension of operations and potentially subject Acetex to lawsuits relating to personal injury and property damages.  Although Acetex maintains insurance, including business interruption insurance, that it considers to be adequate under the circumstances, there can be no assurance that Acetex will not incur losses beyond the limits or outside the coverage of its insurance.

In 1999, AT Plastics completed an expansion of its Edmonton copolymer facility.  Initial start-up of production at the new copolymer reactor at Edmonton began in November 1998 and the facility achieved commercial production during the first quarter of 1999.  However, production and startup difficulties delayed achieving satisfactory operations until the end of the third quarter of 1999.  During its first year of operation, the new reactor at the Edmonton copolymer facility experienced a number of brief outages.  Early in 2000, the facility experienced performance problems with its new “5R” reactor.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - AT Plastics - Revenues”.  However, in the second half of the year, monthly performance records on all reactors in the Edmonton facility were achieved as AT Plastics fine-tuned the new equipment.  During 2002, AT Plastics made technical improvements to the 5R reactor which permitted more flexible production planning and a facility more responsive to changing market demands.  Renewed difficulties with the 5R reactor or other difficulties relating to the Edmonton copolymer facility may potentially subject AT Plastics to decreased productivity and lawsuits.

Highly Competitive Industry

The chemical businesses in which Acetex and AT Plastics operate are highly competitive.  Competition is based on a number of factors, including reliability of supply, proximity to customers, process technology and price.  Acetex competes primarily with large European chemical companies, such as BP and Celanese and, to a lesser extent, with United States producers.  AT Plastics competes primarily with large US chemical companies such as DuPont, Exxon Mobil and Equistar.  Many of Acetex’s and AT Plastics’ competitors have significantly greater financial and technological resources than Acetex and AT Plastics and have access to captive raw materials sources.  These competitors may be able to respond more quickly than Acetex or AT Plastics to new or emerging technologies or changes in customer requirements.  In Europe, import tariffs of 6.6% and 6.1% in 2003 for acetic acid and VAM, respectively, are scheduled to decrease every year, reaching 5.5% for both in 2005.  This reduction in import duties will reduce the advantage of European producers over their American counterparts selling to customers in Europe.  In addition, recent technological developments may increase the level of competition in the acetyl and polyethylene industries by enabling our competitors to increase the operating capacity of their existing plants or reducing their cost of production and by enabling new producers to enter the market.  Increased competition could adversely affect Acetex’s and AT Plastics’ results of operations and financial condition.

Importance of Developing Technologies

Acetex’s and AT Plastics’ operating results depend significantly on the development of commercially viable new products, product upgrades and applications and production technologies.  Both companies have made strategic technology investments in order to develop these capabilities.

Since the early 1990’s, metallocene catalysts have been developed for use in manufacturing polyethylenes with improved physical properties.  As the cost of manufacturing metallocene catalysts has fallen, a second generation of metallocene-based linear low density polyethylene polymers (“LLDPEs”) offering improved performance characteristics over standard LLDPE’s commodity resins has come to market.  The majority of the metallocene polyethylene products currently sold have replaced commodity polyethylenes, principally LLDPEs used in the flexible packaging market.  Metallocene-based catalyst technology is expected to have a significant impact on the polyethylene and polypropylene markets if, as expected, the cost of metallocene production continues to decrease and new applications suitable for metallocene use are developed.  A number of metallocene products enjoy cost and performance advantages over competing commodity products, particularly in the area of flexible packaging products, and metallocene LLDPEs often offer better performance at lower cost than their competitors.  Based on current research work being conducted in the polymers industry, AT Plastics’ management believes it unlikely that a new metallocene-based process will be developed and commercialized to economically manufacture EVA copolymers.  However, if new, more effective metallocene-based manufacturing processes are developed and commercialized, AT Plastics’ sales may be adversely affected.

Dependence on Key Customers and Suppliers

Acetex’s largest customers account for a significant percentage of its revenues.  For 2002, two companies each accounted for approximately 12% of Acetex’s total sales.  For the same period, ten companies accounted for approximately 52% of Acetex’s total sales.  Although Acetex believes its relationships with its largest customers are good, the loss of a material amount of sales to any of these customers could materially adversely affect Acetex.  In addition, consolidation of Acetex’s customers could materially adversely affect Acetex’s results of operations and financial condition.  Further, Acetex relies on one company to supply its natural gas requirements and upon one company to supply a substantial portion of its methanol requirements.

During the year ended December 31, 2002, approximately 33% of AT Plastics’ total sales were derived from four customers.  The loss of these customers could have a material adverse effect on AT Plastics.  AT Plastics has entered into supply agreements with certain of its suppliers.  In particular, AT Plastics has entered into a long-term supply agreement with NOVA Chemicals Corp.  The loss of a major supplier could, in the short term, adversely affect AT Plastics’ business until alternative supply arrangements are secured.  In addition, there is no assurance that an alternate supply can be arranged on terms favorable to AT Plastics.

Environmental Factors

Acetex and AT Plastics operations are subject to a wide variety of environmental laws and regulations, including French, Spanish and Canadian laws concerning air quality, hazardous and solid wastes, chemical management, water quality, and the remediation of environmental pollution.  Acetex’s and AT Plastics’ subsidiaries hold various environmental permits for operations at the Pardies, Tarragona, Guardo, Roussillon and Edmonton facilities, respectively, and are required to conduct their operations in accordance with conditions specified in these operating permits.  Plant expansions are also subject to securing environmental operating permits.  All such permits are subject to revocation, modification and renewal.  Environmental, health and safety requirements provide for substantial fines and criminal sanctions for violations.  However, the operation of any chemical manufacturing plant entails risk of adverse environmental effects and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage.

Each of Acetex and AT Plastics has made and will continue to make the necessary capital expenditures for environmental remediation and compliance with applicable environmental requirements.  Acetex and AT Plastics believe that compliance with current environmental requirements will not have a material adverse effect on their future rate of capital expenditures, financial condition or results of operations.  However, environmental requirements have changed rapidly in recent years and are expected to evolve rapidly in the future.  It is also possible that remedial activities, if required, could interfere with manufacturing operations.  We cannot predict with certainty the ultimate costs to come into compliance with changing regulatory standards under environmental laws and the time period during which such costs are likely to be incurred.  To meet changing licensing and regulatory standards, Acetex and AT Plastics may be required to make additional significant site or operational modifications, potentially involving substantial expenditures to repair or upgrade facilities, or the reduction or suspension of certain operations.  See “Business of Acetex - Environmental Regulation” and “Business of AT Plastics - Environmental Matters”.

AT Plastics’ operations and properties are subject to environmental regulation.  Such regulation can result in increased compliance costs and an increased risk of penalties for environmental violations.  AT Plastics’ operations, including past disposal practices, may subject AT Plastics to additional potential liabilities relating to the investigation and potential clean-up of possibly contaminated properties and to potential claims alleging personal injury.  There can be no assurance that AT Plastics’ environmental liabilities will not exceed Acetex’s estimates in respect thereof.

Our businesses operate in France, Spain, the United States and Canada only and may be adversely affected by currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labour strikes, risks of increased duties and taxes, and changes in foreign laws and policies governing operations of foreign based companies

Acetex is a holding company incorporated in Alberta, Canada, with subsidiaries that operate production facilities in France and Spain.  International operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies.  In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that reduce cash flow available to meet required debt service and other obligations of Acetex.

Moreover, because Acetex and AT Plastics derive most of their revenues from production and sales by subsidiaries outside Canada, the payment of dividends or the making of other cash payments or advances by these subsidiaries to Acetex may be subject to restrictions or exchange controls on the transfer of funds in or out of the respective countries or result in the imposition of taxes on such payments or advances.  Acetex has organized its holding company and group structure and its operations in part based on certain assumptions about various tax (including, among others, income tax and withholding tax) laws, foreign currency exchange and capital repatriation laws and other relevant laws of a variety of jurisdictions.  While Acetex believes that such assumptions are correct, there can be no assurance that foreign taxing or other authorities will reach the same conclusion.  If such assumptions are incorrect, or if such foreign jurisdictions were to change or modify such laws or the current interpretation thereof, Acetex may suffer adverse tax and financial consequences that could substantially reduce the funds that can be transferred to the Canadian parent company.

Our business may be adversely affected by fluctuations in currency exchange rates as the revenues received will be affected by exchange rates as between the United States dollar and the Euro and as between the United States dollar and the Canadian Dollar

Fluctuations in the exchange rate between the US dollar and the Euro and between the US and Canadian dollars have an effect on Acetex and AT Plastics revenues, cash flows and earnings.  The products manufactured by Acetex and AT Plastics and the principal raw materials that both use in the course of production are globally traded products, the prices of which are linked to the prices charged for such products by United States producers.  Accordingly, fluctuations in the value of the US dollar affect the prices charged by Acetex and AT Plastics for their products and the prices both companies pay for their principal feedstocks.  In addition, because a significant portion of Acetex’s and AT Plastics’ sales, cost of goods sold and other expenses are denominated in Euros and the Canadian dollar, respectively, Acetex and AT Plastics have a translation exposure to fluctuations in the Euro and the Canadian dollar, respectively, against the US dollar.  These currency fluctuations could have a material impact on Acetex and AT Plastics as increases in the value of the Euro or the Canadian dollar relative to the US dollar have the effect of increasing the US dollar equivalent of cost of goods sold and other expenses with respect to Acetex and AT Plastics production facilities.

Risks of Future Acquisitions

One of the key elements in Acetex’s strategy is to pursue selective expansion opportunities, including the acquisition of chemical businesses which could be expected to enhance Acetex operations and profitability.  There is considerable competition within Acetex’s industry for suitable acquisition targets.  There can be no assurance that suitable acquisition candidates will be identified or that Acetex will be able to finance or complete transactions that it elects to pursue.  In addition, there can be no assurance that any such acquisitions will be profitable or be successfully integrated into Acetex’s operations, that such integration will not divert management resources or that such acquisition and integration will not have an adverse effect on Acetex’s results of operations or financial condition.

Dependence on Good Labor Relations

At December 31, 2002, Acetex had a total of 546 employees, with 403 located in France, 126 located in Spain and the balance located in Acetex’s sales offices and Canadian head office.  All Acetex employees in France and Spain are covered by chemical workers’ collective bargaining agreements.  Acetex employees in France are represented by three French labor unions, the Confédération Générale du Travail, the Confédération Francaise Démocratique du Travail and the Confédération Générale des Cadres; Acetex employees in Spain are represented by two Spanish labor unions, the Comisiones Obreras and Union General de Trabajadores.  Any labor problems, such as prolonged work stoppages due to labor strikes, at any one of our principal manufacturing facilities may have an adverse effect on our results of operations and financial condition.  In addition, Acetex can also be indirectly affected by labor problems at other sites; for example, significant work disruption at any major transportation center or at any major raw material supplier’s facilities may adversely affect Acetex.  As of December 31, 2002, AT Plastics had a total of 416 full-time employees, with 305 in operations functions in Edmonton, 35 in sales and marketing throughout North America and the balance in service and corporate functions primarily in Edmonton and the Canadian head office in Brampton, Ontario.  AT Plastics employees are represented by the Edmonton and Westlock local branches of the Communication, Energy & Paperworkers Union.  AT Plastics has not experienced strikes, slow downs or work stoppages in the last 40 years, and it believes that its relationship with its employees is satisfactory.  AT Plastics’ current labor agreement expires in February 2004, with negotiations due to begin in the fall of 2003.  There can be no assurance that Acetex and AT Plastics will not experience significant labor problems in the future.

Our business may be subject to significant influence by our principal shareholder who, because of his large ownership position of securities, may be able to determine the outcome of certain corporate actions that would require common shareholder approval including election of the board of directors

Brooke N. Wade, Chairman of the Board, Chief Executive Officer and a director of Acetex, directly holds 23.7% of the voting shares of Acetex.  Kenneth E. Vidalin, President and Chief Operating Officer of Acetex, directly holds 7.5% of the voting shares of Acetex.  Messrs. Wade and Vidalin collectively own 10,576,411 common shares, or approximately 31.2% of our common shares.  See “Securities Ownership of Certain Beneficial Owners”.  As a result, Messrs. Wade and Vidalin may be able to determine the outcome of certain corporate actions requiring common shareholder approval, including, among other things, the election of the members of our Board of Directors.

Dependence on Key Personnel

Acetex believes that its ability to implement its strategy of pursuing selective expansion opportunities is dependent on the services of Messrs. Wade and Vidalin, the Chairman and Chief Executive Officer and the President and Chief Operating Officer, respectively, of Acetex.  In addition, Acetex and AT Plastics operations depend, in part, upon the continued services of certain key employees.  The loss of Messrs. Wade or Vidalin or such key employees could adversely affect our results of operations and financial condition.

Risks from Terror Attacks

The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, have caused instability in financial markets and have led and may continue to lead to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism worldwide, which could cause further instability in financial markets.  Current regional tensions and conflicts in various OPEC member nations, including the current military action in Iraq, have caused and may continue to cause escalated raw material costs, specifically raising the price of oil and gas, which affects our operations.  In addition, the uncertainty surrounding the current military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, or those of our customers or suppliers.  Furthermore, terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products.  These developments will subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We feel that our company may be particularly vulnerable to terrorist attacks and other acts of war.  In France our plant is located on a common site under which a number of chemicals are manufactured.  A terrorist attack of such a facility would result in significant damage because of the natural gas, hydrogen and other chemicals on site produce extremely large explosions.  In Edmonton while our facilities are not part of a common site the facilities do process natural gas and ethylene which are highly combustible substances.

We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties.  We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years.  Currently, AT Plastics does not carry terrorism insurance coverage.

If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future revenues from those facilities.  Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility.  Any such loss could materially and adversely affect our business, financial condition, results of operations or cash flows.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  On August 5, 2003, we issued and sold the new notes.  We used the net proceeds from that offering, which were approximately $78.575 million, together with a portion of our available cash, to repay certain of AT Plastics’ outstanding indebtedness.

CAPITALIZATION

The following table sets forth the consolidated cash and consolidated capitalization of the Company as of June 30, 2003, prepared in accordance with Canadian GAAP (i) on an historical basis, and (ii) on a pro forma basis after giving effect to the AT Plastics Acquisition and including the issuance of the new notes and the use of the proceeds therefrom.  This table should be read in conjunction with Note 14 to our consolidated financial statements and the notes to our pro forma consolidated financial statements.

	As of June 30, 2003
	Actual	Pro Forma
	(US dollars in thousands)

Cash and cash equivalents	$71,438	$54,712
Long-term debt (including current portion)
10 7/8 % Senior Note due 2009	$190,000	$272,125
CIT Revolving Credit Facility (1)	—	35,755
Other	—	95
Total debt	190,000	307,975
Stockholders’ equity
Common shares Authorized: unlimited number Issued 25,496,864 common shares; pro forma: 33,867,436 common shares (2)	63,640	103,011
Additional paid-in capital	—	1,667
Deficit	(12,426)	(12,426)
Cumulative translation adjustment	(27,251)	(27,251)
Total stockholders’ equity	23,963	65,001
Total capitalization	$213,963	$372,976

Notes:

(1)           For a detailed discussion of the CIT Revolving Credit Facility.  See ‘‘Description of Material Indebtedness”.

(2)           In connection with the AT Plastics Acquisition, we issued to AT Plastics shareholders 8,370,572 common shares.

CALCULATION OF EARNINGS COVERAGE

The Company’s interest requirements, calculated on a pro forma basis after giving effect to the issue of the Notes under this short form prospectus and the AT Plastics Acquisition, amounted to $30.33 million for the 12 months ended June 30, 2003.  The Company’s earnings before interest and income taxes calculated in accordance with Canadian GAAP for the 12 months ended June 30, 2003 was $33.438 million, which is 1.1 times the Company’s interest requirements for this period.  The Company’s interest requirements calculated on a pro forma basis, after giving effect to the issue of the Notes under this short form prospectus and the AT Plastics Acquisition, amounted to $29.498 million for the 12 months ended December 31, 2002.  The Company’s earnings before interest and income taxes for the 12 months ended December 31, 2002 was $23.268 million, which is less than the Company’s interest requirements for this period.  The dollar amount of the coverage deficiency (being the dollar amount of earnings required to obtain a ratio of 1:1) is $6.23 million for the 12 month period ended December 31, 2002.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA

Acetex

The following tables present Acetex’s selected historical consolidated financial and operating data in US GAAP and in Canadian GAAP at the dates and for the periods indicated.  The selected historical consolidated financial data for the years ended December 31, 2000, 2001 and 2002 and as at December 31, 2001 and 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus.  The selected historical consolidated financial data for the six months ended June 30, 2002 and 2003 and as at June 30, 2003 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.  The selected historical consolidated financial data for the years ended December 31, 1998 and 1999, as at December 31, 1998, 1999 and 2000, and as at June 30, 2002 are derived from our consolidated financial statements not included elsewhere in this prospectus.  In the opinion of management, the selected unaudited interim consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information.  The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.  Our consolidated financial statements are prepared in accordance with Canadian GAAP, which differ in certain material respects from US GAAP.  The nature and effect of these differences is set out in Note 14 to our consolidated financial statements included elsewhere in this prospectus.

	Years Ended December 31,							Six Months Ended June 30,
	1998	1999	2000		2001		2002	2002	2003
	(US dollars in thousands)
Calculated in Accordance with US GAAP(1)
Statement of Operations Data:
Sales	$252,868	$226,715	$236,733		$249,002		$233,683	$114,364	$155,514
Cost of Sales	237,563	214,053	194,543		213,361		210,860	106,964	138,044
Gross profit	15,305	12,662	42,190		35,641		22,823	7,400	17,470
Other operating expenses	14,351	11,010	7,608		9,863		12,066	6,316	6,226
Restructuring charge(2)	4,711	1,260	—		—		—	—	—
Operating earnings (loss)	(3,757)	392	34,582		25,778		10,757	1,084	11,244
Interest expense, net	(18,438)	(18,753)	(17,403)		(18,251)		(20,480)	(9,993)	(10,466)
Other earnings (loss) (expense), net	1,340	1,724	(294)		(6,191)		(3,475)	(3,882)	(1,506)
Earnings (loss) before income taxes	(20,855)	(16,637)	16,885		1,336		(13,198)	(12,791)	(728)
Earnings (loss) tax expense	—	(2,403)	—		—		—	—	—
Earnings (loss) before cumulative effect of change in accounting policy	(20,855)	(19,040)	16,885		1,336		(13,198)	(12,791)	(728)
Cumulative effect of change in accounting policy	—	8,891	—		—		—	—	—
Net earnings (loss)	$(20,855)	$(10,149)	$16,885		$1,336		$(13,198)	$(12,791)	$(728)

Other Financial Data:
Amortization	21,216	22,977	16,574		14,854		16,248	7,804	10,322
Capital expenditures	8,049	4,446	11,063		2,920		12,893	2,791	1,204
Cash provided by (used for) operations	28,597	3,313	36,833		15,839		17,793	(3,291)	7,736
Cash used for investments	(5,868)	(6,209)	(11,004)		(4,021)		(13,139)	(3,018)	(1,277)
Cash used for financing	(1,725)	(2,696)	(1,841)		(1,423)		(1,267)	(287)	(679)
Ratio of earnings to fixed charges(3)	—	—	1.9	x	1.1	x	—	—	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$31,309	$22,846	$43,575		$51,605		$61,890	$49,163	$71,438
Working capital	44,447	46,883	63,694		78,857		77,702	79,462	91,812
Total assets	287,460	234,018	244,734		234,189		263,875	248,208	290,472
Total long-term debt	180,000	180,000	180,000		190,000		190,000	190,000	190,000
Stockholders’ equity (deficiency)	35,999	(3,274)	1,151		(7,020)		9,144	1,521	23,963

Notes:

(1)                                  During the year ended December 31, 1999, we changed our accounting policy from the accrual of turnaround costs in advance of their incurrence to their capitalization and subsequent depreciation commencing on the date of incurrence.  For US GAAP purposes this change has been recognized prospectively with a cumulative catch up adjustment for the previous periods’ effect of the change in accounting policy.

(2)                                  Calculated in accordance with US GAAP, restructuring charges for the years ended December 31, 1998 and December 31, 1999 with respect to our Pardies operations were $4.7 million and $1.3 million, respectively.

(3)                                  For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consists of earnings (loss) before fixed charges and income taxes and (ii) fixed charges consists of interest expense on all indebtedness, including the amortization of deferred financing costs, which, for all periods presented, substantially includes only the interest expense on the existing notes.  During the periods presented no interest costs have been capitalized.  This calculation differs from the calculation of Consolidated Coverage Ratio as defined in the indenture.  For all historical periods other than the years ended December 31, 2000 and 2001, earnings (as defined above) were less than fixed charges (as defined above).  The dollar amount of the deficiency as calculated in accordance with US GAAP was as follows: Year ended December 31, 1998 - $20,855; 1999 - $16,637; and 2002 - $13,227.  The pro forma deficiency for the six months ended June 30, 2003 is $1,191 as calculated in accordance with US GAAP.  The pro forma deficiency for the year ended December 31, 2002 is $6,835 as calculated in accordance with US GAAP.

	Years Ended December 31,							Six Months Ended June 30,
	1998	1999	2000		2001		2002	2002	2003
	(US dollars in thousands)
Calculated in Accordance with Canadian GAAP(1)
Statement of Operations Data:
Sales	$224,280	$200,875	$212,627		$222,382		$205,529	$99,198	$140,299
Cost of Sales	207,400	188,457	170,437		186,741		182,706	91,798	122,829
Gross profit	16,880	12,418	42,190		35,641		22,823	7,400	17,470
Other operating expenses	14,351	11,010	7,608		9,555		11,791	6,164	6,202
Restructuring charge(2)	5,971	—	—		—		—	—	—
Operating earnings (loss)	(3,442)	1,408	34,582		26,086		11,032	1,236	11,268
Interest expense, net	(18,438)	(18,753)	(17,403)		(18,251)		(20,480)	(9,993)	(10,466)
Other earnings (expense), net	1,340	1,724	(294)		(6,191)		(3,475)	(3,882)	(1,506)
Earnings (loss) before income taxes	(20,540)	(15,621)	16,885		1,644		(12,923)	(12,639)	(704)
Income tax expense	—	(2,403)	—		—		—	—	—
Net earnings (loss)	$(20,540)	$(18,024)	$16,885		$1,644		$(12,923)	$(12,639)	$(704)
Net earnings (loss) per share	$(0.79)	$(0.70)	$0.65		$0.05		$(0.49)	$(0.48)	$(0.03)

Other Financial Data:
Amortization	23,550	23,221	16,574		14,854		16,248	7,804	10,322
Capital expenditures	8,049	4,446	11,063		2,920		12,893	2,791	1,204
Cash provided by (used for) operations	28,597	3,313	36,833		15,839		17,793	(3,291)	7,736
Cash used for investments	(5,868)	(6,209)	(11,004)		(4,021)		(13,139)	(3,018)	(1,277)
Cash used for financing	(1,725)	(2,696)	(1,841)		(1,423)		(1,267)	(287)	(679)
Ratio of earnings to fixed charges(3)	—	—	1.9	x	1.1	x	—	—	—

Balance Sheet Data (end of period):
Cash and cash equivalents	$31,309	$22,846	$43,575		$51,605		$61,890	$49,163	$71,438
Working capital	51,190	46,883	63,694		78,857		77,702	79,462	91,812
Total assets	288,422	234,018	244,734		234,189		263,875	248,208	290,472
Total long-term debt	180,000	180,000	180,000		190,000		190,000	190,000	190,000
Stockholders’ equity (deficiency)	43,704	(3,274)	1,151		(7,020)		9,144	1,521	23,963

Notes:

(1)                                  During the year ended December 31, 1999, we changed our accounting policy from the accrual of turnaround costs in advance of their incurrence to their capitalization and subsequent depreciation commencing on the date of incurrence.  For Canadian GAAP purposes this change has been applied retroactively.  For US GAAP purposes this change has been recognized prospectively with a cumulative catch up adjustment for the previous periods’ effect of the change in accounting policy.  The nature and effect of these differences are set out in Note 14 to our consolidated financial statements included elsewhere in this prospectus.

(2)                                  Calculated in accordance with Canadian GAAP, other operating expenses for the year ended December 31, 1998 include a $6.0 million restructuring charge with respect to our Pardies operations.  Calculated in accordance with US GAAP, restructuring charges for the years ended December 31, 1998 and December 31, 1999 with respect to our Pardies operations were $4.7 million and $1.3 million, respectively.  The difference between Canadian and US GAAP relates solely to the timing of recognition of certain employee termination costs.

(3)                                  For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consists of earnings (loss) before fixed charges and income taxes and (ii) fixed charges consists of interest expense on all indebtedness, including the amortization of deferred financing costs, which, for all periods presented, substantially includes only the interest expense on the existing notes.  During the periods presented no interest costs have been capitalized.  This calculation differs from the calculation of Consolidated Coverage Ratio as defined in the indenture.  For all historical periods other than the years ended December 31, 2000 and 2001, earnings (as defined above) were less than fixed charges (as defined above).  The dollar amount of the deficiency as calculated in accordance with Canadian GAAP was as follows:  Year ended December 31, 1998 - $20,540; 1999 - $15,621; and 2002 - $12,952.  The pro forma deficiency for the six months ended June 30, 2003 is $762 as calculated in accordance with Canadian GAAP.  The pro forma deficiency for the year ended December 31, 2002 is $6,259 as calculated in accordance with Canadian GAAP.

AT Plastics

The following table presents AT Plastics’ selected historical consolidated financial and operating data at the dates and for the periods indicated in US GAAP and in Canadian GAAP.  The selected historical consolidated financial data for the years ended December 31, 2000, 2001 and 2002 and at December 31, 2002 and 2001 are derived from AT Plastics’ audited consolidated financial statements included elsewhere in this prospectus.  The selected historical consolidated financial data for the six months ended June 30, 2002 and 2003 and at June 30, 2003 are derived from AT Plastics’ unaudited interim consolidated financial statements included elsewhere in this prospectus.  In the opinion of AT Plastics’ management, the selected unaudited interim consolidated financial data includes all such adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information.  The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.  AT Plastics’ consolidated financial statements are prepared in accordance with Canadian GAAP, which differ in certain material respects from US GAAP.  The nature and effect of these differences is set out in Note 19 to the consolidated financial statements included elsewhere in this prospectus.

	Years Ended December 31,			Six Months Ended June 30
	2000	2001	2002	2002	2003
	(US dollars in thousands)
Calculated in Accordance with US GAAP(1)
Statement of Operations Data:
Sales	$170,245	$158,601	$156,253	$75,230	$86,108
Cost of sales and operating expenses	153,603	153,468	145,135	68,711	79,983
Restructuring charge	2,908	4,186	16	—	3,754
Operating income	13,734	947	11,102	6,519	2,371
Interest expense	(13,035)	(14,282)	(14,180)	(7,788)	(9,030)
Other income (expense), net	(4,872)	(4,521)	(5,590)	(3,167)	10,130
Income (loss) before income taxes	(4,173)	(17,856)	(8,668)	(4,436)	3,471
Income tax expense	168	3,030	1,688	2,001	(8,337)
Income (loss) from continuing operations	(4,005)	(14,826)	(6,980)	(2,435)	(4,866)
Discontinued operations	(10,540)	(2,021)	—	—	—
Net income (loss)	$(14,545)	$(16,847)	$(6,980)	$(2,435)	$(4,866)
Per share:
From continuing operations	$(0.13)	$(0.38)	$(0.14)	$(0.05)	$(0.10)
Net income (loss)	(0.46)	(0.43)	(0.14)	(0.05)	(0.10)

Other financial Data:
Amortization	12,987	13,951	11,370	4,778	5,390
Capital expenditures	5,843	4,673	3,761	2,060	1,331
Cash provided by (used for) operations	(302)	(2,000)	(1,103)	(8,396)	(10,193)
Cash provided by (used in) investing	(8,685)	28,720	(7,927)	(6,492)	(1,437)
Cash provided by (used in) financing	8,287	(14,522)	(2,795)	2,982	11,838

Balance Sheet Data (end of period):
Cash and cash equivalents	$16	$11,657	$—	$30	$—
Working capital (deficiency)	30,490	35,708	29,089	32,226	(69,718)
Total assets	307,460	254,061	247,294	263,089	282,742
Total long-term debt, including current portion	143,805	102,992	99,440	106,817	115,620
Stockholders’ equity (deficiency)	127,174	122,991	119,098	202,471	132,093

	Years Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(US dollars in thousands)
Calculated in Accordance with Canadian GAAP
Statement of Operations Data:
Net Sales	$170,245	$158,601	$156,253	$75,230	$86,108
Cost of sales and operating expenses	155,179	154,668	146,464	69,606	80,337
Restructuring charge	2,908	4,186	16	—	3,754
Operating income	12,158	(253)	9,773	5,624	2,017
Interest expense, net	(13,035)	(14,282)	(14,180)	(7,788)	(9,030)
Other income (expense), net	(1,916)	(5,798)	(5,725)	(3,293)	10,138
Income (loss) before income taxes	(2,793)	(20,333)	(10,132)	(5,457)	3,125
Income tax expense	(334)	3,945	2,220	2,370	(8,143)
Income (loss) from continuing operations	(3,127)	(16,388)	(7,912)	(3,087)	(5,018)
Loss on discontinued operations	(14,950)	(2,161)	—	—	—
Net income (loss)	$(18,077)	$(18,549)	$(7,912)	$(3,087)	$(5,018)
Net income (loss) per share	$(0.57)	$(0.47)	$(0.16)	$(0.06)	$(0.10)

Other financial Data:
Amortization	14,224	16,146	12,536	5,162	5,873
Capital expenditures	5,843	4,673	3,761	2,060	1,331
Cash provided by (used in) operations	(1,715)	(2,833)	(667)	(8,390)	(9,796)
Cash provided by (used in) investing	(7,272)	29,553	(8,363)	(6,498)	(1,834)
Cash provided by (used in) financing	8,287	(14,522)	(2,901)	2,982	10,582

Balance Sheet Data (end of period):
Cash and cash equivalents	$16	$11,657	$—	$30	$—
Working capital (deficiency)	30,490	35,708	29,089	32,226	(69,718)
Total assets	311,178	255,656	247,769	264,082	283,100
Total long-term debt, including current portion	143,805	102,992	99,440	106,817	115,620
Stockholders’ equity	130,250	125,410	123,192	132,247	139,147

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have provided management’s discussion and analysis of financial condition and results of operations for both Acetex and AT Plastics.  Financial information presented in “Management Discussion and Analysis of Financial Condition and Results of Operations” is presented in accordance with Canadian GAAP.  The consolidated financial statements of Acetex and AT Plastics are prepared in accordance with Canadian GAAP, which differ in certain material respects from US GAAP.  The nature and effect of these differences is set out in Note 14 to the consolidated financial statements of Acetex and Note 19 to the consolidated financial statements of AT Plastics.

Acetex

General

The Company’s revenues are derived primarily from merchant market sales in Europe of its two principal products, acetic acid and VAM, as well as from merchant market sales of polyvinyl alcohol and other derivative products of acetic acid.  The Company’s results of operations are affected by a variety of factors, including variations in the pricing of acetic acid and VAM and in the cost of its principal feedstocks, methanol and natural gas.  The Company’s products and principal raw materials are globally traded chemical products, the prices of which are linked to the prices charged for such products by US producers.  Accordingly, the Company believes that fluctuations in the value of the US dollar will affect both the prices charged by the Company for its products and the prices the Company pays for its principal feedstocks.

Competition in the acetic acid segment of the chemical industry is driven by reliability of supply, proximity to customers, process technology and price.  The Company believes that producers using the Monsanto Process enjoy certain operating cost advantages because the cost of methanol has historically been lower than the cost of feedstocks for alternative process technologies, including those based on ethylene and ethanol.  The Company believes that market prices generally reflect the higher cost structure of these alternative process technologies.  Producers in the United States have historically been the lowest cost and highest volume producers of acetic acid products, as well as the main source of products imported into the European and Asian markets.  As a result, European prices are influenced by both (i) the export prices charged by such producers (domestic price plus transatlantic shipping charges and European import duties) and (ii) the value of the US dollar relative to the Euro.

Financial information presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is presented in accordance with Canadian GAAP. Derivative revenues primarily arise from sales of acetic anhydride, PVOH and polyvinyl acetate.  For 2002, the Company generated revenues of $19.5 million (2001 - $22.6 million) from sales of acetic anhydride, $33.5 million (2001 - $34.5 million) from sales of PVOH and $3.3 million (2001 - $1.1 million) from sales of polyvinyl acetate.  Collectively, these products represent 95.6% (2001 – 91.2%) of derivative revenues.  The changes in acetic anhydride revenues reflect a 7.7% decline in sales volumes and a 6.7% decline in annual average selling prices.  The changes in PVOH revenues reflect an 8.9% increase in sales volumes offset by a 10.9% decrease in annual average sales prices.  The changes in polyvinyl acetate revenues reflect a 222% increase in sales volumes offset by a 10.4% decrease in annual average sales prices.  The increase in polyvinyl acetate sales volumes in 2002 reflect the impact of the acquisition of the Roussillon assets in June 2002.

Revenues

The following table sets forth the dollar amount of historical net sales and the percentage of historical net sales by product for the Company for the years ended December 31, 1998 through December 31, 2002.  Included in historical net sales are revenues from the Company’s limited trading and selling of third party acetic acid products and from VAM produced pursuant to toll manufacturing agreements with CISL and Dairen.

	Years Ended December 31,
	1998	%	1999	%	2000	%	2001	%	2002	%
	(US dollars in millions)
Acetic Acid	$54.8	24.4	$46.6	23.2	$61.7	29.0	$67.1	30.2	$67.0	32.6
VAM	70.6	31.5	74.6	37.2	88.6	41.7	91.5	41.1	79.6	38.7
Derivatives	98.9	44.1	79.7	39.6	62.3	29.3	63.8	28.7	58.9	28.7
Net Sales	$224.3	100.0	$200.9	100.0	$212.6	100.0	$222.4	100.0	$205.5	100.0

The Company’s revenues are primarily a function of (i) the volume of products produced by the Company or produced for the Company under toll manufacturing agreements and (ii) the prices for such products.

The following table provides an overview of the Company’s production volumes, capacity utilization rates and sales volumes:

	Years Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands of tonnes per year, except percentages)
Acetic acid
Capacity	400	400	400	400	400
Total produced(1)	352	358	360	386	377
Capacity utilitization	88%	88%	90%	96%	94%
Captive use(2)	185	188	171	175	162
VAM
Capacity	150	150	150	150	150
Total produced(1)	140	141	130	143	139
Capacity utilization	93%	94%	87%	95%	93%
Captive use(2)	30	30	31	30	34
Tolled(3)	40	40	42	39	37
Polyvinyl alcohol
Capacity	18	18	18	20	20
Total produced(1)	15	16	18	17	18
Capacity utilization	82%	89%	98%	86%	90%
Sales volumes (in thousands of tonnes)(4)
Acetic acid	173	191	205	216	231
VAM	154	156	140	146	149
Acetic Derivatives	96	98	92	89	95

Notes:

(1)                                  Based on acetic acid capacity of 400,000 tonnes and VAM capacity of 150,000 tonnes.  Production and thus capacity utilization for 2000 was affected by a scheduled major shutdown in November 2000.  Scheduled small shutdowns also occurred in November 1998 and November 2002.

(2)                                  Represents the portion of acetic acid or VAM production used as a feedstock in downstream production of the Company’s other products.

(3)                                  VAM produced for Acetex in Spain and Taiwan pursuant to toll manufacturing agreements with CISL and Dairen, respectively.

(4)                                  Includes sales from the Company’s limited trading and selling of third party acetic acid products.

The Company’s production volumes of acetic acid and VAM have been relatively stable and the Pardies plant has historically operated at a high rate of capacity utilization.  Prior to a November 2000 turnaround, the Pardies plant had a scheduled shutdown for minor maintenance and repairs every 18 months for a period of two to three weeks in addition to a scheduled shutdown for major maintenance and equipment repairs every five years for a period of four to five weeks.  Following this major shutdown, the Company now expects small shutdowns every two years beginning with the shutdown that took place in November 2002 and major shutdowns every six years starting in 2006.

The following table provides an overview of the Company’s average annual gross selling prices per tonne for acetic acid and VAM for the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
	(US dollars per tonne)

Acetic acid	$394	$310	$361	$376	$347	$436
VAM	$594	$534	$682	$680	$578	$748

Prices for Acetex products are generally determined by the relative balance of global supply, European demand for acetic acid products and the cost structure of the acetic acid industry, which is dependent on the costs of principal feedstocks and the manufacturing technology employed.  Acetex believes that producers of ethylene-based acetic acid have a higher cost structure and that prices for the Company’s products generally reflect this higher cost structure.  European producers have a comparative advantage over US producers due to transatlantic shipping charges incurred by US exporters and the European import duties levied against them.  European import duties on acetic acid and VAM are currently 6.6% and 6.1%, respectively.  These factors offset the cost advantage enjoyed by US producers.  Due to the three-year construction period of a new acetic acid plant and an estimated US$150 million capital cost (in addition to the cost of securing carbon monoxide supply) which restrain acetic acid producers from rapidly increasing production capacity, European consumers of acetic acid generally turn to acetic acid products from the United States only during market shortages.

During 1998, acetic acid and VAM prices fell by approximately 23% from prices at the end of 1997 in response to weakened worldwide demand resulting from the Asian financial crises.  Acetic acid and VAM prices continued to fall until the end of the first half of 1999.  Thereafter, prices increased in response to strengthening demand in Asia and higher petroleum related feedstock costs, particularly ethylene.  By the end of 1999, contract prices in Europe returned to their 1998 levels.  Closure of high cost ethylene-based acetic acid plants in 1999 and 2000 and worldwide demand for VAM in excess of supply led to further price increases throughout 2000 and into the first quarter of 2001.  Lower methanol prices driven by lower US natural gas prices led to small reductions in acetic acid prices in the second quarter of 2001.  A significant slowdown in world economic activity in the second half of 2001 resulted in dramatic reductions in demand for acetic acid and VAM and lower prices.  This economic slowdown continued into the first quarter of 2002, but starting in the second quarter of 2002 and continuing through the second quarter of 2003, demand improved, allowing prices for both acetic acid and VAM to increase throughout the year.

Acetic acid and VAM capacity increases in 2000 and 2001 have been fully absorbed into the world markets.  Except for 150,000 tonne acetic acid capacity increases in each of China (projected to be completed in the second half of 2003 or the first half of 2004) and Iran (projected to be completed in the second half of 2004 or the first half of 2005) construction of additional acetic acid or VAM plants has not begun, and as a result increases to world VAM or acetic acid capacities are not expected to occur before at least 2006.

Costs

The Company’s operating cost structure is primarily dependent on the prices of its principal feedstocks, methanol and natural gas and, to a lesser extent, transportation costs, plant overhead and other overhead expenses.  Costs for methanol and natural gas, which are driven by market cycles and have historically been volatile, account for a high percentage of the Company’s total production costs.

The Company purchases methanol pursuant to contracts containing price formulas which are a blend of the published European contract and spot methanol prices.  The published European contract price for methanol increased by 262% from the fourth quarter of 1993 to the first quarter of 1995.  Subsequently, methanol prices declined significantly, with a published European contract price of Euros 113 applicable to purchases made in the fourth quarter of 1995.  This price remained stable until the third quarter of 1996 when it increased to Euros 124.  During 1997, the contract price moved from Euros 145 to Euros 173 before settling at Euros 166 through the first quarter of 1998.  Contract prices dropped throughout 1998, finishing the year at Euros 98.  The downward trend continued through the first quarter of 1999 to a level of Euros 88.  Methanol prices stabilized in the second quarter then increased to Euros 121 per tonne by the end of the year due to shortages of methanol in Europe and in response to doubling of oil-related feedstock cost increases.  Methanol continued to increase in the first quarter of 2000 when the contract price for methanol was set at Euros 128 per tonne.  In response to increasing US Gulf Coast natural gas costs, methanol continued to increase to Euros 142 per tonne in the second quarter, to Euros 210 per tonne in the third quarter, and to Euros 255 per tonne in the fourth quarter of 2000.  This price continued for the first half of 2001 followed by reductions to Euros 220 in the third quarter and Euros 150 in the fourth quarter of 2001.  The contract price dropped to its low point of Euros 125 in the first quarter of 2002 and then increased to Euros 208 for the second half of the 2002 and to Euros 228 for the first quarter of 2003.

In 2000, the Company entered into a fixed price long-term supply contract for methanol with Saturn Methanol Trinidad LLC.  The annual commitments under the contract are for an amount which represents close to half of the Company’s methanol requirements.  The Company also purchases methanol pursuant to contracts containing price formulas which are a blend of the published European contract and spot methanol prices.

The Company purchases substantially all of its natural gas from Gaz du Sud Ouest pursuant to a contract which adjusts prices quarterly and which will end on December 31, 2003, and which the Company expects to renew on an annual basis going forward.  These contract prices, averaged over the period of a year, are generally comparable to the market prices set by Gaz de France.

The following table shows the Company’s procurement costs for methanol and natural gas for the periods presented:

	Years Ended December 31,					Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
	(US dollars)

Methanol (per tonne)	$141	$93	$144	$173	$145	$209
Natural gas (per MMBTU)	$2.77	$2.72	$3.51	$4.20	$3.70	$4.87

Transportation costs have been relatively stable, as the Company owns or leases, pursuant to long-term leases, significantly all of its railcar needs and has low-cost contracts for most of its European shipping needs.  Other operating costs and general and administrative expenses have been relatively stable in terms of Euros.

For financial reporting years prior to 2002, gains and losses on translation of certain foreign currency debt of prior years were being deferred and amortized over the term of the debt for purposes of Canadian generally accepted accounting principles (Canadian GAAP).  In 2002, the Company changed its accounting policy to require the recognition of all exchange gains and losses in income as they arise.  This policy has been applied retroactively, reducing reported earnings for 2001 by $3.6 million ($0.15 per share).  With this change in Canadian GAAP policy, the accounting for foreign exchange for both Canadian and U.S. purposes is equivalent.

Comparative Results of Operations - Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Net Sales

For the six months ended June 30, 2003, compared to the six months ended June 30, 2002, net sales increased by 41%, or US$41.1 million, to US$140.3 million from US$99.2 million.  This increase resulted from an increase in average product selling prices of 39% from 2002 to 2003 which was offset by a decrease in sales volumes of 2%.  Industry publications indicate that pricing for the first half of 2003 measured in Euros compared to the first half of 2002 increased by 20% for acetic acid and by 32% for VAM.  Contract prices for acetic acid and VAM in Europe have not yet been determined for the third quarter of 2003 but are expected to decrease by up to 5%.

Gross Profit

Gross profit for the six months ended June 30, 2003, compared to the six months ended June 30, 2002, increased by 136%, or US$10.1 million, to US$17.5 million from US$7.4 million.  The increase in gross profit was primarily due to increases in the Company’s selling prices for its products.  The European contract price for methanol increased by 81% from the first half of 2002 to the first half of 2003.  The European contract price for methanol is expected to decrease by approximately 13% in the third quarter to US$225 per tonne.  The cost of natural gas is expected to remain steady as pricing reflects recent stability in world oil prices.

Operating Earnings

Operating earnings for the six months ended June 30, 2003 increased by 812%, or US$10.1 million to US$11.3 million from US$1.2 million in the comparable period in 2002.  The increase in operating income was primarily due to the improvement in gross profit.

Net Earnings

Net earnings for the first six months of 2003 increased by US$11.9 million to a loss of US$0.7 million from a loss of US$12.6 million for the comparable period in 2002.

Comparative Results of Operations - Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales

For the year ended December 31, 2002, compared to the year ended December 31, 2001, net sales decreased by 8%, or US$16.9 million, to US$205.5 million from US$222.4 million.  This decrease resulted from a decrease in average product selling price of 11% from 2001 to 2002.  Sales volumes were 5% lower in 2002 compared to 2001, as the scheduled 3-week maintenance turnaround in November and December 2002 reduced the quantities of acetic acid and VAM available for sale to customers.

Gross Profit

Gross profit for the year ended December 31, 2002, compared to the year ended December 31, 2001, decreased by 36%, or US$12.8 million, to US$22.8 million from US$35.6 million.  The decrease in gross profit was primarily due to lower sales revenues.  A 3% decrease in feedstock prices offset some of the revenue decrease.  Depreciation expense was US$1.4 million higher, reflecting the stronger Euro as well as the acquisition of the Rhodia, S.A. polyvinyl acetate assets in Roussillon, France in July 2002.  In addition, the European contract price for methanol, a key raw material, increased by 39% from the fourth quarter of 2001 to the fourth quarter of 2002 to a level of US$208 per tonne.

Operating Earnings

Operating earnings for 2002 decreased by 58%, or US$15.1 million, to US$11.0 million from US$26.1 million primarily due to the decrease in gross profit described above.  Selling, general and administrative expenses were $2.0 million higher, due in part to severance costs of US$0.5 million, doubtful accounts of US$0.4 million and foreign exchange effects of US$0.4 million.

Net Earnings (Loss)

Net earnings for 2002 decreased by US$14.5 million to a loss of US$12.9 million from net income of US$1.6 million in 2001 as a result of the factors discussed above.

Income tax expense was zero as the Company utilized income tax loss carryovers for which no provision has been made in the accounts.  These losses will continue to be utilized until the Company has generated approximately US$40 million in earnings before income taxes.  The Company continues to pursue a refund claim totalling US$6.0 million from French income tax authorities relating to the 1995 and 1996 tax years.  During 2002, this refund claim was reclassified from current assets to other assets as the claim has moved from administrative procedures to the French judicial system.

Comparative Results of Operations - Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Sales

For the year ended December 31, 2001, compared to the year ended December 31, 2000, net sales increased by approximately 5%, or US$9.8 million, to US$222.4 from US$212.6 million.  This increase resulted from an increase in average product selling price of 1% from 2000 to 2001 and sales volumes which were 3% higher than in 2000.  Sales volumes were higher as the year 2000 financials included the scheduled 5-week maintenance turnaround.

Gross Profit

Gross profit for the year ended December 31, 2001, compared to year ended December 31, 2000, decreased by 16%, or US$6.6 million, to US$35.6 million from US$42.2 million.  The decrease in gross profit was primarily due to feedstock costs which were approximately 8% higher while net sales revenues increased by only 1%.  Depreciation expense was also lower by US$1.7 million due to the full depreciation of certain assets acquired in 1995.

Operating Earnings

Operating income for the year ended December 31, 2001, compared to the year ended December 31, 2000 decreased by 25%, or US$8.5 million, to US$26.1 million from US$34.6 million primarily due to the decrease in gross profit described above.

Net Earnings

Net income for the year ended December 31, 2001 decreased by US$15.3 million to US$1.6 million from US$16.9 million for 2000.  In the third quarter of 2001, the Company refinanced its long-term debt.  Deferred financing costs of US$6.3 million associated with the old debt were written off.  Income tax expense was zero as the Company utilized income tax loss carryovers for which no provision has been made in the accounts.

Liquidity and Capital Resources

We have funded our operations through cash flow from operations and through different types of debt financing.

Cash flows from operating activities for the six months ended June 30, 2003 were US$7.7 million (compared to negative US$3.3 million in the comparable period in 2002) and were US$17.8 million in 2002 and US$15.8 million in 2001 (all figures prior to working capital changes).

Net cash used in investing activities for the six months ended June 30, 2003 was US$1.3 million (US$3.0 million in the comparable period in 2002) and was US$13.1 million in 2002 and US$4.0 million in 2001.  The decrease in the six months ended June 30, 2003 was due to lower purchases of property, plant and equipment.  The increase from 2002 to 2001 was due to the capitalized costs associated with the scheduled maintenance turnaround which occurred in the fourth quarter of 2002.

Net cash used in financing activities for the six months ended June 30, 2003 was US$0.7 million (US$0.3 million in the same period last year) and was US$1.3 million in 2002 and US$1.4 million in 2001.  The increase in the six months ended June 30, 2003, was due to higher repurchases of common shares.  The decrease from 2002 to 2001 was due to the costs associated with the 2001 bond refinancing.

These changes resulted in a cash position at June 30, 2003 of US$71.4 million (US$49.2 million at June 30, 2002), US$61.9 million as of December 31, 2002, and US$51.6 million as of December 31, 2001.

As of June 30, 2003, we had outstanding US$190.0 million of senior unsecured notes.  The notes have an eight-year term beginning August 1, 2001, and carry a fixed interest rate of 10.875%.  During 2001, the Company refinanced its US$180 million 9.75% senior secured bonds due October 1, 2003 with the new issue of US$190 million.  The new bonds, which were issued at par, provide for semi-annual interest payments starting February 1, 2002.  The notes, as are the exchange notes, are redeemable at the Company’s option at any time after August 1, 2005, at specified redemption prices plus accrued interest.  See “Description of the Notes - Optional Redemption “.

Following the AT Plastics Acquisition, the Company’s subsidiary AT Plastics will continue to be party to a C$70 million three-year term revolver (“CIT Revolving Credit Facility”).  As of June 30, 2003, US$35.8 million was outstanding under the credit facility.  The outstanding portion of the revolver carried an interest rate of 6.125%.  Unused availability under the revolver is dependent, among other factors, on the amount of accounts receivable and inventory of AT Plastics.

We believe cash reserves on hand, cash flow from operations and amounts available under the CIT Revolving Credit Facility will be sufficient to fund our capital requirements, debt service and working capital requirements for the foreseeable future.

While we remain alert for potentially accretive and strategic acquisitions, our short-term focus will be on integration of the AT Plastics Acquisition.  We will consider strategic acquisitions that would be likely to enhance our range of products, complement our core markets, provide distribution and sales and marketing efficiencies, or provide opportunities for technology gains or further operating efficiency gains.

Capital Expenditures

Capital expenditures during the six months ended June 30, 2003 totalled US$1.2 million.  Capital expenditures for the year are expected to be US$7.0 million, consisting of US$3.0 million of maintenance level capital expenditures, environmental upgrades of US$1.0 million, information technology upgrades of US$1.0 million, and capacity expansion investments of US$2.0 million.

Capital expenditures during the year ended December 31, 2002 totalled US$12.9 million, including US$4.6 million for the acquisition of the polyvinyl acetate assets of Rhodia at Roussillon, France, US$3.0 million for cost associated with the planned turnaround at Pardies in November and December 2002 and additional investments at Roussillon of US$1.0 million.  The balance of US$4.3 million represented maintenance-level capital expenditures.

Future capital expenditures could vary substantially if the Company is required to undertake corrective action or incur other environmental costs in connection with any outstanding or future liabilities.  The Company may also pursue selective expansion opportunities, including the acquisition of other companies.

Critical Accounting Estimates

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles.  The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated balance sheet, and the reported amounts of revenues and expenses during the reporting period.  We believe the following selected accounting policies and issues are critical to understanding the estimates, assumptions and uncertainties that affect the amounts reported and disclosed in our consolidated financial statements and related notes.  See Note 1 to our annual consolidated financial statements for a more comprehensive discussion of our significant accounting policies.

Recoverability of Property, Plant and Equipment

Our business is capital intensive and requires significant investments in property, plant and equipment.  The recoverability of property, plant and equipment is measured by comparing the net book value of an asset to the undiscounted future net cash flows expected to be generated from the asset over its estimated useful life.  In cases where the undiscounted expected future cash flows from an asset are less than the net book value of the asset, a write-down is recognized equal to the excess of the carrying value over the fair value of the specfic asset.

A prolonged economic downturn impacting demand for our products, or an increase in supply, could intensify competitive pricing pressure, create an imbalance of industry supply and demand, or otherwise diminish volumes or profits.  Such events, which are substantially outside of our control, would impact our estimates of future net cash flows to be generated by our production facilities.  Consequently, it is possible that our future operating results could be materially and adversely affected by impairment charges related to the recoverability of our property, plant and equipment.

Future Income Taxes

Future income tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities.  We record a valuation allowance on future tax assets, when appropriate, to reflect the uncertainty of realization of future tax benefits.  In determining the appropriate valuation allowance, certain judgements are made relating to the level of expected future taxable income and to available tax planning strategies and their impact on the utilization of existing loss carry forwards and other income tax deductions.  In making this analysis, we consider historical profitability and volatility to assess whether we believe it to be more likely than not that the existing loss carry forwards and other income tax deductions will be utilized to offset future taxable income otherwise calculated.  Management routinely reviews these judgments.  On December 31, 2002, we concluded that sufficient uncertainty existed about the extent and timing of our ability to utilize our loss carry forwards and other available income tax deductions during the statutory carry forward periods in Canada, France and Spain, the principal countries where such deductions exist or are created, that we provided a valuation allowance against our net future tax asset.  Changes in profitability in the future will impact future decisions about the realizability of these available tax assets.

AT Plastics

General

AT Plastics develops and manufactures specialty plastic resins and film products for a number of niche end-markets in North America and around the world.  Through unique process engineering, AT Plastics has developed proprietary and patented processes designed to meet evolving customer requirements for high quality, specialized products and services.  Operating from a modern, state-of-the-art engineering and manufacturing facility in Edmonton, Alberta, Canada, AT Plastics produces specialty plastic resins and compounds for applications such as thermal laminating, hot-melt adhesives, automotive products, packaging and medical products, as well as film products for horticultural markets.  AT Plastics has reached a leading market position in the specialty polymers and films markets by:  (i) focusing on developing products addressing specific customer needs; (ii) leveraging its advanced product development and leading proprietary technologies used in its five versatile reactors; and (iii) taking advantage of its strategically located manufacturing operations in Edmonton, Alberta, from which AT Plastics can access a low cost ethylene feedstock supply.  AT Plastics sells its products in various end markets in the United States, Canada and the rest of the world to over 300 primary customers, including Alpha Gary, Avery Denison, Baxter Healthcare, Cardinal Healthcare, CITGO, Collins & Aikman, General Binding Corporation, H.B. Fuller, Henkel and Kraft.  In 2002, 21% of AT Plastics’ sales were to Canadian customers, 71% to US customers and 8% to customers outside Canada and the US.

AT Plastics’ business is organized into two major segments - Specialty Polymers and Films.  AT Plastics’ Specialty Polymers business is a major producer of specialty ethylene vinyl acetate copolymers in Canada.  The Specialty Polymers business manufactures EVA copolymers, specialty low density compounds and homopolymers in a wide range of grades, each of which offers unique performance characteristics.  AT Plastics’ ﬂexible reactor configuration allows economic production runs tailored to the needs of its customers.  This ability to offer multiple product grades with varying VAM content, molecular weight and other properties has been a key component of AT Plastics’ specialty copolymers strategy.  AT Plastics is one of the four largest producers of medium/high EVA copolymers in North America.  The Specialty Polymers’ business strategy is to focus its product mix on EVA copolymers, specialty compounds and other specialty products to differentiate the business from commodity product pricing cycles.  The specialization strategy employed by AT Plastics allows it to reduce its exposure to the cyclical nature of the commodity polyethylene industry.

After a significant restructuring undertaken in 2001 was concluded on January 10, 2002, AT Plastics management set forth a series of objectives and goals to help the company perform better throughout the petrochemical industry cycle.  AT Plastics management’s strategies to accomplish these objectives included:

•                  maximizing the potential capacity expansion at the Edmonton manufacturing facility in order to minimize unit production costs;

•                  maximizing machine-hour return, which requires optimizing market opportunities with facility capabilities;

•                  improving the mix of products so that high-margin specialty products make up an increasing proportion of total volume;

•                  continuously improving manufacturing processes and product quality; and

•                  pursuing counter-seasonal markets and opportunities in the Films business that capitalize on AT Plastics’ leading market position in agricultural and horticultural films.

Revenues

The following table sets forth the US dollar amount of historical net sales and the percentage of historical net sales by product for AT Plastics for the years ended December 31, 1998 through December 31, 2002.  AT Plastics’ revenues are primarily a function of (i) the volume of product produced by AT Plastics and (ii) the prices for such products.  Prices for AT Plastics’ products are generally determined by the relative balance of supply and demand in its markets, the value provided to customers by AT Plastics’ product quality, competitive forces, the general economy, the petrochemical cycle and the costs of principal feedstocks.  Primary feedstock costs are generally linked to the market prices for natural gas.

	Years Ended December 31,
	1998	%	1999	%	2000	%	2001	%	2002	%
	(US dollars in millions)
Specialty Polymers	$96.2	77.5	$115.6	80.3	$141.1	82.8	$131.5	82.9	$128.2	82.1
Films	28.0	22.5	28.4	19.7	29.2	17.2	27.1	17.1	28.1	17.9
Net Sales	$124.2	100.0	$143.9	100.0	$170.3	100.0	$158.6	100.0	$156.3	100.0

AT Plastics’ production volumes have generally risen over the past five years as new production capacity was commissioned and new technologies implemented to increase throughput.  From 1996 through 1999, AT Plastics invested in an expansion program that included a new large reactor for the Specialty Polymers business (the “5R Reactor”) that complemented production of the four existing reactors.  The 5R Reactor came on stream in 1999.  These investments increased capacity by approximately 79% in the Specialty Polymers business.  In addition, an expansion of the Films business increased capacity by approximately 30%.  Through 2002 and 2003, new technologies were implemented, specifically on the 5R Reactor, that have further increased throughput and production efficiencies.

The following table provides an overview of AT Plastics’ production volumes and sales volumes:

	Years Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands of tonnes per year)
Production Volumes
Specialty Polymers	80.6	127.2	136.9	125.8	131.7
Films	12.8	12.5	13.3	12.0	13.3
Sales Volumes
Specialty Polymers	82.0	120.2	133.1	126.1	131.6
Films	12.9	12.5	12.0	11.9	12.9

Costs

AT Plastics’ operating cost structure is primarily dependent on the costs of its raw materials, particularly ethylene, vinyl acetate and commodity resins, which are generally driven by changes in the price of natural gas.  Logistics costs, including transportation, warehousing and rail car costs, have been gradually managed downward over the past two years.  Costs for VAM, which are driven by market cycles and fluctuate with the cost of ethylene and supply demand, have historically been volatile and account for approximately 10% of AT Plastics’ total production costs.

Ethylene is the major raw material for AT Plastics’ main business segment, representing approximately 52% of its cost of sales.  Ethylene is purchased under a long-term contract, with the price based on several benchmark parameters, including the cost of natural gas and the price of United States Gulf Coast ethylene.  AT Plastics has enjoyed a cost advantage for its ethylene due to the “Alberta Advantage”.  The “Alberta Advantage” refers to the historically lower price of natural gas in Alberta compared to the United States due to differing supply and demand factors, extraction and gathering efficiencies and distribution costs.

Natural gas prices over the last ten years were relatively stable, with small incremental adjustments for market and seasonal conditions.  Very unusual circumstances in the fourth quarter of 2000 and in early 2001 caused an almost quadrupling of historical gas prices which resulted in a doubling of ethylene purchase costs for AT Plastics compared to 2000.  Natural gas prices then declined slowly through 2002, but spiked upward again through the first six months of 2003.

Because of the increase in volatility of natural gas pricing over the past two years, until recently it has been difficult for AT Plastics to pass the full cost increase through to its customers.  Price increases were announced by industry participants in early 2001, but the duration of the cost spike allowed for only minor gains in selling prices involving certain market segments.  To further help offset the increase in raw material costs, AT Plastics maintained strong cost control measures, including overhead reductions.  In addition, for the winter of 2001 to 2002, AT Plastics hedged its natural gas exposure using call options that protected it from a price increase, but allowed AT Plastics to fully benefit from the lower gas prices over the period.  This program of purchasing call options on natural gas was continued through 2002 and early 2003, and has helped mitigate the effects of a natural gas price spike in the markets through the first half of 2003.  In addition, selling price increases were successfully implemented in the first quarter of 2003 to help offset the impact of higher raw material costs resulting primarily from the increase in the price of natural gas in the period.

In January 1999, AT Plastics began purchasing ethylene under a long-term contract with Novacor Chemicals Ltd. (now NOVA Chemicals Corp.) that ensures a long-term supply of ethylene for AT Plastics.  This “cost of manufacture related” contract is expected to continue to provide a favorable ethylene cost as compared to the contract price on the US Gulf Coast.  Provision has been made for incremental ethylene supply to support increased volume for potential increased production in the future.

Comparative Results of Operations - Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Sales

For the six months ended June 30, 2003, compared to the six months ended June 30, 2002, consolidated sales increased by US$10.9 million, or 14.5%, to US$86.1 million from US$75.2 million.  This increase was primarily due to a strong first quarter compared with the prior year and selling price increases instituted in the first quarter of the year.  Sales volumes in the Specialty Polymers business increased 2.3%, as AT Plastics’ Target Account Program aimed at leveraging its strong customer relationships continued to build sales volumes of its higher-priced and higher-margin specialty products.  Management was also successful in implementing selling price increases in the first quarter of 2003 to help offset the impact of higher raw material costs resulting primarily from the increase in the price of natural gas in the period.  In AT Plastics’ Films business, sales volumes were consistent with the prior year, while a solid improvement in the first quarter, combined with the selling price increases implemented in that period generated higher sales revenues in the period.  For the first six months of 2003, approximately 68% of sales were in the United States, 7% was exported overseas and the balance was sold to Canadian customers.

Operating Income

For the six months ended June 30, 2003, compared to the six months ended June 30, 2003, operating income declined by US$3.6 million to US$2.0 million from US$5.6 million.  Raw material costs were significantly higher in 2003 compared to the prior year due to unprecedented increases in natural gas pricing in the current year.  However, selling price increases instituted late in the first quarter, as well as AT Plastics’ ongoing initiatives to increase sales of its higher-margin specialty polymers and films products and enhance production efficiencies, helped to partially offset the impact of these higher raw material costs.  In addition, the cost reduction initiatives implemented in the first quarter also had a positive impact on gross profit through the second quarter.  Amortization charges were higher in 2003 due primarily to capital investments made over the prior twelve months.  AT Plastics also incurred a charge of US$3.8 million in 2003 to account for the workforce reductions discussed above, to write off investment tax credits recoverable, and for certain costs associated with the potential merger with Acetex (see Note 14 to AT Plastics financial Statements for the six months ended June 30, 2003).

Net Income (Loss)

For the six months ended June 30, 2003, AT Plastics generated a net loss of US$5.0 million compared to a net loss of US$3.1 million for the comparable period in 2002.  Interest costs were higher in 2003 compared to the prior year due to a higher interest rates charged by AT Plastics’ lenders and costs associated with re-sizing financial covenants in the first quarter of 2003.  In addition to the amounts mentioned above, the first six months of 2003 included a foreign exchange gain of US$10.1 million primarily on long-term debt denominated in foreign currencies.  Included in last year’s net loss was a special charge, before tax, of US$6.4 million relating to exit costs for previous lending facilities and a foreign exchange gain of US$3.1 million primarily on long-term debt denominated in foreign currencies.  The higher reduction in future income tax recovery in the first six months of 2002 compared to the current period is due to the significantly larger loss incurred in 2002 and the establishment of an additional valuation allowance.

Comparative Results of Operations - Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Sales

For the year ended December 31, 2002 compared to the year ended December 31, 2001, consolidated sales decreased by 1.5%, or US$2.3 million, to US$156.3 million from US$158.6 million.  Although consolidated sales volumes in 2002 were 3.8% higher than in 2001, revenues declined compared to 2001 due to lower average revenue per pound in 2002 resulting from weak market demand and competitive pressures.  Total volumes for the Specialty Polymers business increased 4.4% in 2002 compared to 2001, while total sales revenues declined due to lower, overall selling prices resulting from generally weak demand and competitive pressures during the year.  AT Plastics’ Specialty Polymers business instituted a new marketing and sales program in 2002 aimed at increasing sales of its higher-margin specialty products, supported by an incentive program that rewards the business’ new sales.  While the program demonstrated good success in 2002, the lead-time to bring on a new customer to full volume is typically six to eighteen months, which includes product trials and development.  As a result, the impact of the program was not experienced through the full year in 2002.  Following the AT Plastics restructuring completed in early 2002, the Films business was given greater focus with a reorganized sales force and a number of initiatives undertaken to reduce costs and improve production efficiencies.  As a result, sales volumes of film products rose 8.4% compared to 2001.  As the Film products unit North American customer base is largely engaged in agriculture, AT Plastics is seeking to obtain counter-seasonal business in the Southern Hemisphere and incremental business from new products to fill capacity in the non-peak first and fourth fiscal quarters.  Approximately 71% of sales revenues in 2002 were in the United States, 8% were overseas and the balance was to Canadian customers.

Operating Income

Operating income for the year ended December 31, 2002 increased by US$10.1 million to US$9.8 million from a loss of US$0.3 million in 2001, primarily due to ongoing initiatives to increase sales of AT Plastics’ higher-margin specialty products, reduce costs and enhance production efficiencies.  These improvements were somewhat offset by lower overall market prices experienced in the current year resulting from ongoing economic and geopolitical uncertainty.  In addition, in 2001 a special charge of US$4.2 million was incurred to write off redundant equipment, and account for workforce reductions and one-time legal and accounting fees.  Amortization costs were lower in 2002 due to an increase in the estimated useful lives of manufacturing assets to 20 years from 17.5 years.

Net Income (Loss)

The net loss for the year ended December 31, 2002 decreased significantly to US$7.9 million from US$18.5 million in 2001 due to the factors discussed above.  In addition, interest and fees on long-term debt were slightly lower in 2002 due to lower levels of debt during the year.  In both 2002 and 2001, AT Plastics incurred charges associated with exit costs on previous lending facilities amounting to US$6.4 million and US$6.3 million, respectively.  The net loss included a foreign exchange gain of US$0.7 million and a loss of US$0.4 million in 2002 and 2001, respectively, primarily on long-term debt denominated in foreign currencies.  For the year ended December 31, 2001, AT Plastics generated a gain of US$0.9 million on the sale of assets, and a loss on discontinued operations of US$2.2 million.  The reduced future income tax recovery in 2002 primarily reflects the reduced losses in 2002 as compared to 2001.

Comparative Results of Operations - Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales

For the year ended December 31, 2001 compared to the year ended December 31, 2000, consolidated sales decreased by 6.8% or US$11.6 million to US$158.6 million from US$170.2 million.  Consolidated volume was also down 4% from the prior year.  The reduction in sales and volumes was primarily due to the economic slowdown experienced during the year.  In addition, AT Plastics’ Specialty Polymers business exited from the Wire and Cable market in 2001, while weak export markets and a poor growing season in North America constrained sales of its films products.  Approximately 60% of sales volume in 2001 was sold into the United States, 12% was exported overseas and the balance was sold to Canadian customers.

Operating Income

Operating income for the year ended December 31, 2001 decreased by US$12.5 million to a loss of US$0.3 million from income of US$12.2 million in 2000.  Gross profit declined significantly due to the reduced sales levels resulting from weak economic conditions and generally higher raw material costs resulting from unprecedented spikes in natural gas and ethylene pricing during 2001.  These cost increases were partially offset by an aggressive expense and cost reduction program.  In addition, in 2001 a special charge of US$4.2 million was incurred to write off redundant equipment and account for workforce reductions and one-time legal and accounting fees.  A special charge was incurred in 2000 to account for workforce reductions and the termination of certain employment contracts.  In addition to the factors mentioned above, amortization charges increased to US$16.1 million in 2001 from US$14.2 million in 2000 due to investments made over the prior twelve months.

Net Income (Loss)

AT Plastics incurred a net loss of US$18.5 million for the year ended December 31, 2001, compared to a net loss of US$18.1 million in 2000 due to the factors outlined above.  Interest and fees on long-term debt were higher in 2001 due to higher levels of debt during the year.  In 2001, AT Plastics incurred charges associated with exit costs on its old lending facility amounting to US$6.3 million.  The net loss included foreign exchange losses primarily on long-term debt denominated in foreign currencies of US$0.4 million and US$1.1 million in 2001 and 2000 respectively.  In 2001, AT Plastics generated a gain of US$0.9 million on the sale of assets.  The higher reduction in future income tax recovery in 2001 compared to the prior year is due to the cumulative losses incurred in 2001 and 2000.  AT Plastics also incurred a loss on discontinued operations of US$2.2 million and US$15.0 million in 2001 and 2000, respectively.

Capital Expenditures

Capital expenditures during the six months ended June 30, 2003 were US$1.3 million.  Capital expenditures for the year are expected to be US$5 to $7 million, consisting primarily of maintenance level expenditures.

Capital expenditures during the year ended December 31, 2002 totalled US$3.8 million.

Capital expenditures during the year ended December 31, 2001 were US$4.7 million and were related to maintenance expenditures.

Future capital expenditures could vary substantially if AT Plastics is required to undertake corrective action or incur environmental costs for any of the reasons discussed in “Business of AT Plastics - Environmental Matters”.

BUSINESS OF ACETEX

General

According to Nexant Limited (“Nexant/Chem Systems”), Acetex is a significant West European integrated producer and distributor of acetic acid, vinyl acetate monomer, polyvinyl alcohol and other derivative products of acetic acid, collectively referred to as Acetyls.  Acetyls are key chemical intermediates used in a wide variety of end-use products, including paints, coatings, packaging, detergents, textiles, pharmaceuticals and agrochemicals.

According to Nexant/Chem Systems, Acetex is the second largest producer of acetic acid and the third largest producer of VAM in Europe.  Acetex is one of the lowest-cost manufacturers of Acetyls in Europe, where the Company has historically generated approximately 85% of its sales.  The Company attributes its favorable market position to: (i) low manufacturing costs stemming from its economies of scale, integrated manufacturing facilities, close proximity to its customers and natural gas supply, favorable methanol and natural gas supply contracts and technologically advanced production methods; (ii) long-standing customer relationships; and (iii) the reliable and cost-effective service provided to its customers.  Acetex’s customers include large multi-national chemical companies, such as Akzo, Atofina, BASF, Dow Chemical, Repsol, Rhodia and Vinamul.

On August 5, 2003 we consummated the acquisition of AT Plastics, and AT Plastics became a subsidiary of ours.  The information with respect to AT Plastics is presented separately in the section entitled “AT Plastics”.

Industry Overview

General

The Acetyls industry consists primarily of acetic acid and VAM, and also includes other downstream derivative products of acetic acid that are ultimately used in the production of adhesives, paper, beverage containers and textiles, and environmentally friendly water-based paints and solvents.  Demand drivers for these products include general economic consumption, consumer preference for water-based interior paints as well as end use markets such as polyester fibers and textiles, plastic packaging and pharmaceuticals.

Nexant/Chem Systems estimates that in 2002 European manufacturers produced approximately 1.22 million tonnes of acetic acid (including by-product sources) and 0.73 million tonnes of VAM.  The table below displays worldwide acetic acid and VAM capacity and demand by geographic region for the year ended December 31, 2002:

	Acetic Acid				VAM
	Capacity		Demand		Capacity		Demand
	(in thousands of tonnes per year, except percentages)
North America	2,626	33.1%	2,039	32.1%	1,599	33.8%	1,171	28.4%
Western Europe	1,355	17.1	1,512	23.8	890	18.8	831	20.1
Eastern Europe	557	7.0	145	2.3	0	0	94	2.3
Asia & Pacific	3,292	41.6	2,138	33.6	1,997	42.2	1,972	40.5
Other	96	1.2	520	8.2	245	5.2	361	8.7
Total	7,926	100%	6,354	100%	4,731	100%	4,129	100%

Source: Nexant/Chem Systems

Acetic Acid.  The acetic acid industry, as estimated by Nexant/Chem Systems, is a US$2.2 billion market based on 2002 global capacity of approximately 6.4 million tonnes per year.  The global acetic acid industry is comprised of a limited number of producers, including Acetex, BP, Celanese, Dairen, Kyodo Sakusan and Millennium.  The European market, which accounts for approximately 90% of Acetex’s revenues, represents approximately 17% of global demand.  The two largest producers in the European market, Acetex and BP, accounted for 84% of total European production in 2002 based on installed capacity and an average industry operating rate of 90% in 2002.  Nexant/Chem Systems estimates that European acetic acid consumption will grow at an annual average growth rate of 2.2% through 2004, driven by an increased demand for products derived from acetic acid, including VAM, acetic anhydride, purified terephthalic acid (“PTA”) and isophthalic acid used in making polyesters (“PET”) for beverage containers and acetate esters for the production of water based coatings and solvents.

Acetic acid producers, such as Acetex, BP and Celanese, typically have integrated production processes that captively use acetic acid to produce VAM and other derivatives.  Acetic acid that has not been used by the producers’ captive processes is sold into the merchant market.  Acetic acid is traded globally primarily between the United States, currently a net exporter and Europe, currently a net importer.

Europe has in recent years become more reliant on imports of acetic acid due to continued demand, limited capacity expansions and the closure of old, high-cost facilities in the region.  For example, in 2000, Celanese closed two old plants in Germany, representing 16% of European capacity for that year.  This has been part of a global Celanese Acetyls strategy to focus on lower production cost processes in lower cost regions, i.e., Asia, while closing obsolescent plants based on older and higher cost ethylene/acetaldehyde technology.  Nexant/Chem Systems expects a limited amount of new European capacity to come online through 2004.  According to Nexant/Chem Systems, global capacity is expected to grow 1.1% over this period while European capacity could be further downsized with the possible closure of the last high cost facility, namely the Wacker plant at Burghausen.  As a result of increasing demand and limited additional capacity, Nexant/Chem Systems expects that Europe will continue importing acetic acid in the near future.

The Company estimates that the average price of acetic acid in Europe in 2002 was 5% lower than the 2001 average price due to strong supply balance during the first part of the year.  Longer term, Nexant/Chem Systems expects that limited new capacity will support price stability.

VAM.  Nexant/Chem Systems estimates that the global market for VAM is approximately US$2.9 billion, based on 2002 capacity of approximately 4.1 million tonnes per year.  The global VAM market is comprised of a limited number of producers, including Acetex, BP, Celanese, Dow and Millennium.  In 2002, European VAM capacity was approximately 890,000 tonnes, representing 19% of global production capacity.  Acetex, BP and Celanese represented 89% of VAM production capacity in Europe in 2003.  Nexant/Chem Systems forecasts that the growing demand for resins in safety glass and environmentally friendly water-based adhesives and coatings will increase VAM consumption, which is expected to grow at an average annual rate of approximately 3.2% through 2004.

Similarly, certain large VAM producers have integrated processes that use VAM captively to produce polyvinyl acetate, PVOH and other acetic derivatives.  The balance of VAM is sold into the merchant market for third party use.  VAM is traded globally, and the United States has traditionally been a net exporter.  Europe has historically been a major net importer of VAM due to steady demand growth and limited new capacity in the region.  In 2001, BP started up its EuroVAM project in the U.K. and simultaneously closed an old, higher-cost U.K. plant.  Furthermore, Enichern closed its 55,000 tonne per year VAM plant in Italy, which formerly supplied BP through a tolling agreement.  The net increase in capacity in 2001 (from 1999) was therefore only 70,000 tonnes per year.  According to Nexant/Chem Systems, there are no announced capacity changes in Europe through 2004.  As a result, demand growth is expected to continue to outpace production, resulting in European consumers importing VAM from North America and Asia.

The Company estimates that European average prices in 2002 were lower by 10% compared to 2001 but improved through the year due to strong demand for VAM and its derivatives.  According to Nexant/Chem Systems, strong demand for VAM, plant closures in Europe and limited new replacement supply are expected to support price stability.

Acetic Acid Derivatives

PVOH.  According to Nexant/Chem Systems global sales in 2002 for PVOH were approximately $1.25 billion and at the end of 2002 the global demand for PVOH was approximately 790,000 tonnes.  The largest producers of PVOH include Acetex, Celanese, Chang Chung, DuPont, Kuraray and Nippon Gohsei.  Demand growth for PVOH is expected to be driven largely by increased consumption of polyvinyl butyral (“PVB”).  PVB is consumed in a variety of applications, including primarily in the manufacture of laminated film for automobile safety glass.

Acetic anhydride.  Nexant/Chem Systems estimated the global acetic anhydride market in 2002 to be a US$600 million market, based on production of approximately 840,000 tonnes in 2002.  Demand for acetic anhydride is driven by the production of cellulose acetate (principally for cigarette filter tow), pharmaceuticals (such as aspirin and acetaminophen), bleaching agents for detergents, dyes and agrochemicals.  Acetic anhydride production accounts for 13.5% of the global market consumption of acetic acid.  Demand growth for acetic anhydride will be restrained by limited growth in cigarette filter tow and fiber and plastic applications.  According to Nexant/Chem Systems the acetic anhydride market is expected to grow at 1.3% per annum through 2004.

Acetate solvents.  The global market for acetate solvents was approximately $617 million in 2000.  These chemicals are water based and are used in inks, paints and coatings, and pharmaceuticals.  The demand for acetate solvents has gradually increased due to growing demand for environmentally friendly interior paints and coatings.

Purified terephthalic acid.  Of total acetic acid consumption, approximately 20.4% is used as feedstock for the production of purified terephthalic acid (“PTA”).  The global PTA market was approximately $23.0 billion for 2002.  European producers accounted for 9% of global supply and produced 2.1 million tonnes in 2002.  PTA is used to make polyethylene terephthalate (“PET”) for not only beverage and household product packaging but also polyester fibre for carpeting.  Demand for PET is driven by its attractive environmental and cost profile, which has prompted beverage manufacturers to switch from glass to PET bottles for soft drinks and beer.  While PET production is the primary growth driver for PTA, it is also used in polyester textiles, engineering polymer production, polybutylene terephthalate and polytrimethylene terephthalate performance fibre.  Nexant/Chem Systems anticipates that global demand for PTA will grow at an annual rate of 5.6% through 2004.

Competition

According to Nexant/Chem Systems, the Acetyls industry consists of a limited number of high-volume producers, such as Celanese and BP, several medium sized producers, such as Acetex, Dairen, Eastman, Millennium and Wacker and a large number of small producers.  The industry is highly competitive, with competition primarily based on proximity to customers, process technology and price.  Competition in Europe is principally among the major European acetic acid producers, BP and Acetex, as well as imported products from Celanese.

Depending on market conditions, other producers also compete in Europe.  On a global basis, North American producers have historically been viewed as the lowest-cost acetic acid producers.  Due to the lower regional cost structure in North America, prices for acetic acid and VAM in this region have historically been lower than corresponding European prices.  European producers supplying the local market, however, benefit from lower transportation costs and duties levied on imports from the United States and Asia, which offset the cost advantage enjoyed by United States producers.  European producers typically have lower transportation costs due to both their proximity to their European customers and their ability to supply product directly to these customers, without transshipment through terminals or third parties.

The diagram below provides a summary of the major global end-uses of acetic acid in 2002:

Note:

(1)                                  The square bracketed figure denotes the average annual growth rates for acetic acid into these respective derivatives for the 2002 to 2015 period, as projected by Nexant/Chem Systems.

Process Technology

The Monsanto Process is widely viewed as the lowest-cost acetic acid process technology and the forerunner of most advances in acetic acid technology today.  Under the Monsanto Process, acetic acid is produced through the carbonylation of methanol, a process whereby methanol is converted into methyl iodide and then reacted with carbon monoxide in the presence of a rhodium-halide catalyst.  Due to restricted access to the Monsanto Process, a number of acetic acid producers utilize other production technologies, the most common of which is acetaldehyde derived from ethylene or occasionally acetylene.  As the Monsanto Process is more efficient than these alternatives and the costs for methanol have historically been lower than costs for ethylene, producers using the Monsanto Process have been able to compete more effectively on the basis of price.  The Monsanto Company developed the Monsanto Process in the early 1970s and sold the related patents and know-how to BP in 1986.  Access to the Monsanto Process has been limited as BP has selectively licensed the technology to a limited number of producers.

The lack of cost-effective alternative process technologies has limited additional competition from producers who wish to enter the market.  In the markets where Acetex sells most of its products, its major competitors have access to the same Monsanto Process.  However, most of these competitors also have acetic acid production utilizing other generally higher cost processes.  A majority of the world’s acetic acid capacity is based on the Monsanto Process or its enhancements.  The Company believes that most of the patents relating to the Monsanto Process have expired.  As a result, existing producers and other potential competitors may have access to the Monsanto Process for new and expanded facilities.

Significant technical improvements to the Monsanto Process have been patented and applied by BP, Celanese and others to their Monsanto-based acetic acid plants.  These changes, based on the use of different catalysts, generally increase the capacity of existing acetic acid plants, thereby reducing the fixed operating costs per tonne of acetic acid.

Other processes to make acetic acid are being developed and could be commercialized over the medium term, according to Nexant/Chem Systems.  These include processes based on ethane and butylene-rich petrochemical streams.

Acetex’s Products

Acetex’s principal products are acetic acid and VAM, which together represented more than 70% of the Company’s sales in 2002.  Acetex’s products also include acetic acid derivatives, such as acetic anhydride, PVOH and polyvinyl acetate, which are primarily sold throughout Europe.  The majority of European acetic acid and VAM is sold on a quarterly contract price basis.  General industry prices are publicly posted, but actual company selling prices are not.  Supply contracts generally specify a minimum and a maximum volume.

The following table sets forth certain production volume information relating to Acetex’s products:

	Years Ended December 31,					Production Facility
	1998	1999	2000	2001	2002
	(thousands of tonnes)
Acetic Acid:
Total produced	352	358	360	386	377	Pardies plant
Captive Use(1)	185	188	171	175	162
VAM
Total produced	140	141	130	143	139	Pardies plant
Tolled(2)	40	40	42	39	37	Celanese lberica S.L. and Dairen, Taiwan
Captive use(1)	30	30	31	30	34
Acetic Anhydride Tolled or Produced(2)	29	27	27	26	28	Roussillon facility
Polyvinyl Alcohol Produced	15	16	18	17	18	Tarragona and Guardo plants
Polyvinyl Acetate Produced	1.0	0.8	0.6	0.7	2.2	Guardo and Roussillon plants
Acetate Solvents(3)
Tolled(2)	35	34	14	12	—	Rhodia’s Melle and Pont-de-Claix facilities

Notes:

(1)                                  Represents the portion of acetic acid or VAM production, as the case may be, used as a feedstock in downstream production of the Company’s other products.

(2)                                  Represents toll manufacturing agreements whereby the Company delivers acetic acid to Rhodia, CISL and Dairen for reprocessing into certain acetic acid derivatives and VAM, respectively, which are then sold or used by the Company.  The Roussillon facility was acquired by Acetex in July 2002.

(3)                                  Includes production volume information for potassium acetate.  All Acetate Solvents tolling arrangements were terminated before 2002.

Acetic Acid

Acetic acid is a key chemical intermediate with applications in a wide range of industrial and commercial end products and is the principal feedstock for VAM and acetic acid derivatives.  For Fiscal 2002, the Company produced 376,800 tonnes of acetic acid, of which approximately 57% was sold in the merchant market with the balance used in the production of VAM and acetic acid derivatives.  Acetic Acid revenues for Fiscal 2002 were US$67.0 million.

VAM

VAM is the principal acetic acid derivative and is a key chemical intermediate used in the production of PVOH, polyvinyl acetate, ethylene vinyl acetate and ethylene vinyl alcohol, which are principally used in the production of solvent-free adhesives, paints and resins.  For Fiscal 2002, the Company produced 138,900 tonnes of VAM at the Pardies plant and 36,800 tonnes via tolling agreements for a total of 175,700 tonnes, of which the Company sold approximately 81% in the merchant market, with the remaining production used by the Company in its production of PVOH and polyvinyl acetate.  VAM revenues for Fiscal 2002 were US$79.6 million.

Acetic Acid Derivatives

Acetic Anhydride

Acetic anhydride is primarily used in the production of cellulose acetate (which is used in the production of tow for cigarette filters), pharmaceuticals, bleaching agents for detergents, dyes and agro-chemicals.  Until July 2002, the Company’s acetic anhydride was produced pursuant to a toll manufacturing agreement with Rhodia at Rhodia’s chemical plant in Roussillon, France.  Since acquiring these assets from Rhodia on June 30, 2002, Acetex has produced acetic anhydride (as well as polyvinyl acetate for chewing gum) on the site.  For Fiscal 2002, 27,500 tonnes of acetic anhydride were produced and sold in the merchant market.  Acetic anhydride revenues for Fiscal 2002 were US$19.5 million.

PVOH and Polyvinyl Acetate

The Company produces 50 specialty grades of PVOH, differing in the degree of viscosity and hydrolysis, which are used in a variety of products and industries including adhesives, coatings, textiles, paper and polyvinyl butyral.  Polyvinyl acetate is used in the production of plastics and chewing gum.  For Fiscal 2002, the Company produced 18,400 tonnes of PVOH and 2,200 tonnes of polyvinyl acetate.  PVOH revenues for Fiscal 2002 were US$33.5 million.  Polyvinyl acetate revenues for Fiscal 2002 were US$3.3 million.

Production Process

The Pardies plant produces acetic acid using the Monsanto Process and VAM using an acetylene process.  The integrated design of the Pardies plant provides Acetex with the ability to use product streams as feedstocks for further derivative products or for sale to third parties.

The processes begin with oxygen and natural gas being burned at high temperatures and subsequently cooled, thereby producing acetylene, carbon monoxide and hydrogen.  Hydrogen and carbon monoxide are removed in a separation unit, leaving behind the resulting product, acetylene.  The carbon monoxide is used in the production of acetic acid by reacting it with methanol and passing the mixture over a rhodium-halide catalyst.  Acetic acid produced at the Pardies plant is the principal feedstock in the production of acetic anhydride at Roussillon.  Acetic anhydride is produced using the ketene process, which breaks down acetic acid into ketene and water.  The resulting ketene is then reacted with acetic acid to form acetic anhydride.

The acetylene isolated from the mixture with carbon monoxide and hydrogen is used in the production of VAM by reacting it with acetic acid and passing the mixture over a zinc acetate catalyst.  VAM produced by the Company at the Pardies plant is the principal feedstock for the Company’s polyvinyl alcohol and polyvinyl acetate production at Guardo.  VAM produced through CISL is the principal feedstock for polyvinyl alcohol production at Tarragona and polyvinyl acetate in Roussillon.  Polyvinyl alcohol is produced by polymerizing VAM to form polyvinyl acetate, which is then hydrolyzed in the presence of caustic soda to form polyvinyl alcohol.  During an intermediate stage of producing polyvinyl alcohol, methyl acetate is formed.  Methyl acetate may be broken down into its component parts of methanol, for reutilization in the production of polyvinyl alcohol and acetic acid, for reutilization in the production of VAM, or sold in the merchant market.

Sales and Marketing

Acetex’s products are generally sold to a limited number of large-volume customers, many of whom are among the largest chemical companies in Europe.  Most of the Company’s sales are made pursuant to long-term sales contracts, ranging from two to three years.  For 2002, Rhodia and Atofina accounted for a total of approximately 24% of

Acetex’s total revenues.  In the year ended December 31, 2002, sales to France, Italy and Spain and Portugal accounted for 23%, 14% and 14% of the Company’s gross sales, respectively.

Acetex’s marketing strategy is to maintain its strong customer base and expand its share of the growing European market.  Marketing offices are located in Germany (also covering Austria and Switzerland), Italy, Spain, and the United Kingdom (also covering the Netherlands and Scandinavia).  Marketing and sales for France and Belgium are served by marketing officers located at the European head office in Neuilly sur Seine, near Paris, France.  The Company currently markets and sells its products in other areas mainly through Rhodia’s worldwide marketing network pursuant to an agency agreement with Rhodia.

Most of the Company’s sales and marketing executives previously worked for Rhodia or Atofina and were responsible for the marketing and sales of, among other things, acetic acid products.  These executives have substantial experience marketing the products and well-established business relationships with Acetex’s customers.  Sales and marketing executives have regular direct customer contact and generally do not sell through brokers or traders.

Raw Materials

The principal feedstocks for the Company’s acetic acid products are methanol and natural gas.  The Company has a fixed price methanol supply contract with Saturn to purchase approximately half of its annual requirements.  Saturn supplies the Company with methanol produced from Titan Methanol Company’s methanol facility in Trinidad.  This contract will terminate in 2010 and is automatically renewable on an annual basis thereafter unless ninety days prior notice has been given.  The Company purchases its remaining methanol requirements in the merchant market with pricing formulas based on a blend of European spot and contract prices.  The Rotterdam contract price is the main indicator of methanol prices in Europe.  This price is negotiated quarterly between major customers and suppliers in Europe.  Methanol prices have historically been cyclical and, in recent periods, highly volatile.  Minimum and maximum volumes are generally specified in supply contracts.  Methanol is also sold on a spot price basis, which is quoted daily.

The Company currently purchases substantially all of its natural gas requirements pursuant to a contract with GSO, which was recently renewed for one year on January 1, 2003.  GSO supplies natural gas from the nearby deposit in Lacq, France, by direct pipeline connection to the Pardies plant, and has been the supplier to the Pardies plant since the plant commenced production.

Acetex obtains its oxygen requirements from Air Liquide pursuant to a contract due to expire May 7, 2006.  The price under this contract is indexed to the Company’s cost of electricity.  Acetex obtains a portion of its carbon monoxide requirements from Hydro Agri France SA (a subsidiary of Norsk Hydro) pursuant to a contract that is due to expire March 31, 2007.  The price under this contract includes a fixed base amount and an additional variable cost based on usage.  The remaining carbon monoxide requirements are created internally during the production of acetylene.  All carbon monoxide is used by the Company in the production of acetic acid, while all acetylene is used by the Company in the production of VAM.

The aggregate minimum annual obligation at December 31, 2002 under these contracts concerning methanol, oxygen and carbon monoxide was US$20.5 million.

Employees

At December 31, 2002, the Company had a total of 546 employees, with 403 located in France, 126 located in Spain and the balance located in the Company’s sales offices and Canadian head office.

All the Company’s employees in France and Spain are covered by chemical workers’ collective bargaining agreements.  Three French labor unions, the Confédération Générale du Travail, the Confédération Francaise Démocratique du Travail and the Confédération Générale des Cadres, represent Acetex’s employees in France.  Two Spanish labor unions, the Comisiones Obreras and Union General de Trabajadores, represent the Company’s employees in Spain.  The Company believes it complies with all legal requirements with respect to providing information to and consulting with labor union representatives.

The Company has not experienced any significant labor strikes or work stoppages and believes that its relations with its employees are satisfactory.  In December 1999 and January 2000, the Pardies plant was shut down for a total of 11 days as a result of a strike lockout triggered primarily by French labor law changes reducing the working week in France from 39 hours to 35 hours.  Agreement was reached during the first week of January 2000 on the application of the new law at the Pardies plant.  The Pardies plant suffered a 2-day nationwide strike in 2003 protesting a change in French retirement laws.

Description of Property

The following table sets forth certain operating and other information with respect to the Company’s Acetyls productions facilities, as of December 31, 2002:

	Products Manufactured	Production Capacity (tonnes)	Capacity Utilization

Pardies (France)	Acetic Acid	400,000	94%
	Vinyl Acetate (VAM)	150,000	93%
Roussillon (France)	Acetic Anhydride	31,000	89%
	Polyvinyl Acetate(1)	3,700	87%
Tarragona (Spain)	Polyvinyl Alcohol (PVOH)	17,500	92%
Guardo (Spain)	Polyvinyl Alcohol (PVOH)	2,500	93%
	Polyvinyl Acetate	1,000	58%

Note:

(1)           Percent of capacity utilization calculated for the 6 months since the purchase of the Roussillon assets.

The Company’s principal production facility, the Pardies plant, is situated on approximately 220 acres owned by the Company, which forms part of a larger industrial chemical site, in southwestern France.  Due to the proximity of the Pardies plant to its primary source of natural gas, major transportation centers and Acetex’s primary customer base, transportation and other logistical costs have been relatively low and stable.  The Pardies plant is located approximately 50 miles from the Bayonne port, has a direct link to the French national railway network and is close to major trucking routes.  The Company believes it has an adequate supply of owned and leased railcars for transporting finished products and raw materials.  The Company also maintains shipping contracts, generally for one-year terms, for substantially all of its shipping needs in Europe and procures shipping services on a spot basis for destinations outside Europe.

The Pardies plant has its own on-site storage facilities for 7,400 tonnes of acetic acid, 4,100 tonnes of VAM and 13,200 tonnes of methanol.  In addition, the Company has long-term contracts for the storage of 6,600 tonnes of acetic acid, 3,900 tonnes of VAM and 13,200 tonnes of methanol at the Bayonne port.  The Company has additional storage on contract in other shipping ports near major customers in Belgium, France, the United Kingdom and Spain.

The Company’s other primary production facilities are located in Tarragona (Spain), Guardo (Spain) and Roussillon (France).  In addition, the Company holds, through Erkol, a 45% interest in Erfei, a 13-megawatt electrical co-generation facility.  Erfei’s electricity production is sold to Endesa Distribution, a Spanish electricity utility that owns a 25% interest in Erfei.

The Company does not own any real property material to its business other than the Pardies, Tarragona and Guardo Plants.  The Company leases office space for its principal office, the Neuilly sur Seine office and the offices of its marketing subsidiaries.  The Company’s principal offices are located on approximately 6,000 square feet in Vancouver, BC, Canada.

Operating and Other Material Agreements - Monsanto Process License

In 1995, Rhodia transferred to Acetex Chimie a non-exclusive license (the “License”) to use the Monsanto Process.  The License is fully paid for and is royalty-free.  In the markets where the Company sells most of its products, its major competitors have access to the same Monsanto Process.  However, most of these competitors also have acetic acid production utilizing other generally higher cost processes as well.

Environmental Regulation

Acetex’s operations in France and Spain are subject to national, regional and local laws and regulations, including laws concerning air quality, hazardous and solid wastes, chemical management, water quality, and the remediation of pollution.  Environmental regulation in France and Spain is also affected by developments in EU law and EU directives.  The Company’s subsidiaries hold various environmental permits granted by local authorities for operations at its Pardies, Tarragona, Guardo and Roussillon plants and are required to conduct their operations in accordance with conditions specified in these operating permits.  Plant expansions are also subject to securing environmental operating permits.  All such permits are subject to revocation, modification and renewal.  The Company believes that its facilities are being operated in compliance in all material respects with applicable environmental, health and safety requirements.

The Company has made and will continue to make the necessary capital expenditures needed for compliance with applicable environmental requirements.  The Company believes that compliance with current environmental requirements in France and Spain will not have a material adverse effect on its future rate of capital expenditures, financial condition or results of operations.  However, environmental requirements have changed rapidly in recent years and are expected to evolve rapidly in the future.  The Company may be subject to more stringent environmental requirements at various regulatory levels that may require the Company to make substantial additional capital expenditures to repair or upgrade facilities.  It is also possible that remedial activities, if required, could interfere with the Company’s manufacturing operations.  It is difficult to predict the ultimate costs to come into compliance with changing regulatory standards under environmental laws and the time period during which such costs are likely to be incurred.

France

The Pardies plant is an installation classée under French environmental law which requires the Company to operate the Pardies plant pursuant to an authorization from the Direction Régionale de l’Industrie, de la Recherche et de l’Environnement (the “DRIRE”).  Because of the additional investments and changes in operations at the Pardies plant, the operating permit required modification.  The Company was required to comply with the requirements of the amended permit by December 2002.  Although we have not met this deadline, we have notified the DRIRE and do not anticipate that we will suffer any adverse consequences from our delayed compliance.  The modifications required by this new permit include: (i) installation of containment devices to protect against spills from railroad cars and tanks; (ii) construction of storage facilities for carbon black generated by our operations; and (iii) construction of ponds to capture run-off of water used for fire suppression in the event of a fire.  With the permission of the DRIRE, we are currently not obligated to construct the run-off ponds until further notice.  We expect to complete the other modifications by the end of 2003.  The Company believes a portion of the total cost for completion of the requirements imposed by the DRIRE will be borne by Rhodia.  Rhodia has agreed to be responsible for approximately €0.8 million with respect to these costs.  See “1995 Indemnity Agreement” below.  The Company is not in a position to determine what, if any, modifications will be made in the future to such operating permit.  Any such modifications could require significant expenditures by the Company or significant changes in the current operating procedures at the Pardies plant.

In addition, upon a change of control of an installation classée, French law requires the seller of the installation classée to disclose to the buyer all material environmental risks at the site known to the seller.  In connection with the sale of the Pardies plant, Rhodia submitted to the DRIRE a Phase lI environmental report (the “Phase II Report”) in order to permit the DRIRE to determine what, if any, remedial actions related to identified soil and groundwater pollution would be required of Rhodia.  The DRIRE has inspected the Pardies plant and has issued an order of the Prefect (“arrêté préfectoral”) confirming Rhodia’s completion of the required remedial actions.  One aspect of the arrêté préfectoral required us to assume responsibility for the operation and maintenance of a former landfill used for the disposal of carbon black from the Pardies plant, which is located on a parcel that has neither been owned nor operated by the Company.  Although the costs related to such requirements are not significant, we have contested this aspect of the order and expect to receive a revised arrêté préfectoral from the DRIRE deleting this obligation.

Spain

Spain has adopted into its national legislation the bulk of the EU directives encompassing air quality standards, emission limits, water protection standards and waste disposal rules, etc.  Therefore, in Spain, it is necessary to obtain a series of environmental administrative authorizations before performing an industrial activity (for water consumption, water discharge, waste production and handling, municipal license for the activity, etc.).  These authorizations specify and define the conditions and corrective measures that should be adopted for the performance of the activity.  Developing any industrial activity without previously obtaining the respective licenses and authorizations, or without complying with the conditions and requirements provided, could give rise to administrative penalties or, even to the closure of the activity.  Additionally, criminal and civil penalties exist for violation of Spanish Environmental Law.

Central administration, regional governments and local authorities share legislative and enforcement responsibilities on environmental policies.  This means that environmental requirements might be different depending on the actual location of the activities developed.

In Catalonia, where the Tarragona plant is located, environmental regulation used to be largely implemented at the level of the greater metropolitan area, with local operating licenses, the primary means of enforcing environmental legislation, issued by the municipal government.  Until 2002, the Tarragona plant had an operating permit issued by the Tarragona municipality.  As a consequence of the adoption of the EU directives, the recent expansion of the Taragona plant had to be authorized by the Catalonian Government.  Erkol, the Company’s Spanish subsidiary, took advantage of this opportunity to ask for the complete revision of the Tarragona plant operating permit.  Thus, in August 2001, Erkol was successful in obtaining a global operating permit from the Catalonian Government.

The ISO 14001 and EMAS (Environmental Management and Audit System) certifications of the Tarragona plant were renewed in 2001.

The Guardo plant still has operating permits issued by the Guardo municipality and the Confederation Hidrografica, the local representative of the Ministry of Public Works and Transport, which supervises compliance with the plant’s water discharge permit.  Erkol is waiting for the Government of Castilla-Leon, following the EU directives, to start reviewing the Guardo plant operating permits.

The ISO 14001 certification of the Guardo plant was obtained in December 2002 and the EMAS certification was obtained in February 2003.

1995 Indemnity Agreement

Although Rhodia has completed the remedial actions required by the DRIRE with respect to the soil and groundwater contamination identified in the Phase II Report (the “Identified Problems”), Rhodia remains solely responsible for any additional remedial measures relating to the Identified Problems that may be required by any governmental agency unless such additional remedial measures (i) are required in connection with a change in environmental law or environmental permits (including a change in the Pardies plant’s operating permit) or (ii) are required as a result of pollution generated jointly by Acetex and Rhodia.  In the latter instance, liability is shared and Rhodia’s exposure is also limited to the US$40 million cap.

In addition, the Company has identified certain potential contractual breaches relating to the site’s compliance with the operating permits regulating the Pardies site at the time it was acquired from Rhodia.  Certain of the obligations that we have undertaken pursuant to the operating permit issued to the Company in 1997 and modified in 1998 are related to these breaches.  Rhodia Intermédiaires (successor of Rhodia) has agreed in principle to the payment of two claims subject to the assumption of expenses by the Company.  In 2002, the Company therefore demanded the payment of US$0.8 million.  Rhodia Intermédiaires is prepared to pay this amount upon presentation of invoices corresponding to the remedial actions undertaken by the Company.

In addition to the Pardies environmental reports, Rhodia and the Company commissioned an environmental consulting firm to complete a Phase II report for the Guardo plant (the “Guardo Phase II Report”), which was submitted to the relevant environmental authorities in order to permit such authorities to determine what actions (the “Guardo Remedial Actions”) must be taken to remedy the identified problems (the “Guardo Identified Problems”).  Such Guardo Remedial Actions have now been performed by Rhodia.  In addition, notwithstanding completion of the Guardo Remedial Actions, Rhodia remains solely responsible for any additional remedial measures relating to the Guardo Identified Problems that may be required by any governmental agency unless such additional remedial measures are remedial actions (i) required in connection with a change in environmental law or environmental permits (including a change in the Guardo plant operating permit), or (ii) are required as a result of pollution generated jointly by the Company and Rhodia.  In the latter instance, liability is shared and Rhodia’s exposure is limited to the US$40 million cap.

Any remedial actions required as a result of a change in or cessation of the activities at the Pardies plant or the Guardo Plant would be borne solely by the Company.

Roussillon Acquisition

In connection with the acquisition of the businesses located at Rhodia’s Roussillon facility, Rhodia agreed to fully indemnify certain Company affiliates for pollution in the Roussillon industrial complex that is unrelated to acquired businesses.  Rhodia also agreed to indemnify these Company affiliates pursuant to a declining scale and subject to a deductible and an aggregate limit of €2.25 million with respect to soil and groundwater contamination related to the acquired businesses.  The environmental consulting firm URS prepared a baseline study to determine the nature and level of pollution at the Roussillon site.  Although URS detected low concentrations of certain pollutants (acetic acid and acetone) in the soils that are related to the businesses we acquired, we do not expect that any remedial action will be required.  URS also detected certain pollutants in the soil and groundwater that are not, based on the information provided by Rhodia, generated by the businesses we acquired, and as to which we are fully indemnified by Rhodia.  Accordingly, we do not believe that the Company has any material financial obligations with respect to environmental contamination at the Roussillon complex.

Litigation

Acetex is involved in routine litigation incidental to its business.  Such litigation is not, in the opinion of management, likely to have a material adverse effect on the financial condition or results of operations of Acetex.

BUSINESS OF AT PLASTICS

General

AT Plastics develops and manufactures specialty polymer resins and film products for a number of niche end markets in North America and around the world.  Through unique process engineering, AT Plastics has developed proprietary and patented processes designed to meet evolving customer requirements for high quality, specialized products and services.  Operating from a modern, state-of-the-art engineering and manufacturing facility in Edmonton, Alberta, Canada, AT Plastics produces specialty polymer resins and compounds for applications such as thermal laminating, hot-melt adhesives, automotive products, packaging and medical products, as well as film products for horticultural markets.  AT Plastics has reached a leading market position in the specialty polymers and films markets by: (i) focusing on developing products addressing specific customer needs; (ii) leveraging its advanced product development and leading proprietary technologies used in its five versatile reactors; and (iii) taking advantage of its strategically located manufacturing operations in Edmonton, Alberta, where AT Plastics can access a low cost ethylene feedstock supply.  AT Plastics sells its products to over 300 primary customers in the United States, Canada and the rest of the world, including AlphaGary, Avery Denison, Baxter Healthcare, Cardinal Healthcare, CITGO, Collins & Aikman, General Binding Corporation, H.B. Fuller, Henkel and Kraft.  In 2002, 71%

of AT Plastics’ sales were to US customers, 21% to Canadian customers and 8% to customers outside Canada and the US.

For the fiscal year ended December 31, 2002, the Specialty Polymers business generated sales of US$128.2 million (excluding intra-company sales of US$4.7 million), representing 82% of AT Plastics consolidated sales and the Films business generated sales of US$28.1 million, representing 18% of AT Plastics consolidated sales.  For the year ended December 31, 2002, AT Plastics generated total consolidated sales of US$156.3 million and a net loss of US$7.9 million.

On August 5, 2003 we consummated the acquisition of AT Plastics, and AT Plastics became a subsidiary of ours.

Industry Overview

The plastics industry is a multi-billion dollar industry consisting of commodity and specialty resin producers, compounders, fabricators, additive suppliers and machinery and equipment manufacturers.  Large volume commodity resins include polyethylene, polypropylene, polyvinyl chloride and polystyrene.  Specialty and engineering resins include polyamides (nylon), thermoplastic elastomers, polycarbonates and ethylene copolymers such as EVA, ethylene ethyl acrylate (“EEA”), ethylmethyl acrylate (“EMA”) and ionomers.  Specialty polymers such as those produced by AT Plastics generate materially higher profit margins and have greater price stability than commodity products.

Polyethylene is the most widely used thermoplastic in the world and is one of the principal plastics used in the manufacture of hundreds of consumer and industrial products.  In general, polyethylene offers a number of properties suitable for many different end uses.  There are three main types of polyethylene: low density polyethylene (“LDPE”), linear low density polyethylene (“LLDPE”), and high density polyethylene (“HDPE”).

AT Plastics only participates in the LDPE segment of the polyethylene market with a focus on specialty EVA homopolymers and medium/high EVA copolymers (those with greater than 5% vinyl acetate monomer content).  This differentiated segment of the LDPE market is estimated to be approximately 20% of the total LDPE market.

AT Plastics’ specialty polymers are used to produce thermal laminating products, hot-melt adhesives, foam, automotive parts, pipe, medical tubing and food, industrial, pharmaceutical and other consumer packaging.  Being highly specialized and marketed in relatively small quantities, resins for many of these markets tend to be of limited interest to larger producers.  These markets also require a high level of product development capability and an intense level of sales and technical service interaction with the customer.  However, they can generate healthy profits for niche end market competitors such as AT Plastics and result in greater price stability than commodity products.

Through the first quarter of 2003, selling prices for specialty polymers and commodity products increased following significant spikes in feedstock costs.  During the second quarter of 2003, selling prices of commodity products fell marginally due to a corresponding decrease in raw material costs.  Specialty products selling prices, which historically were less volatile, remained stable throughout the period.  During the second quarter, industry announcements on increasing selling prices for commodity and low-density polymer products were made, effective August 2003, contributing to the price stability for the specialty products.

AT Plastics films are used in the agricultural, horticultural and construction industries as well as in greenhouse and nursery films, silage bags and construction films.  The Films business benefits from cost and knowledge sharing with the Specialty Polymer business.  AT Plastics films are produced using externally sourced resins as well as captively produced specialty polymer resins, both of which enhance the films’ characteristics.  The Films business participates in two specialty markets (Silage and Greenhouse & Nursery) and complements the seasonal nature of these markets with discretionary commodity sales to the construction industry.

The most significant change in AT Plastics’ competitive environment in the Films business has been the active participation of off-shore manufacturers, primarily from Europe and China.  The market strategy of European and Chinese producers in the North American films market has been to offer large amounts of low-quality, inexpensive commodity products.  AT Plastics’ response has been to maintain its market share by offering high-quality specialty products to niche end markets and by emphasizing customer service.  Although higher than ever before, pricing has recently showed indications of softening as a result of end-use customers looking for more inexpensive options due to the overall poor economic climate.

Competition

AT Plastics is a leading producer of EVA copolymers in Canada.  There are three major competing manufacturers of medium and high EVA copolymers located in the United States: DuPont, Equistar and ExxonMobil.  In addition, Dow Chemical manufactures EVA primarily for captive use.  Most of AT Plastics’ competitors have generally emphasized high volume and low cost commodity polyethylene production.  Conversely, AT Plastics’ management has carefully selected growing in international niche end markets for homopolymers and copolymers that require significant propriety technology, shorter production runs and a significant element of customer service.

The principal competitors in the high margin segment of the North American horticultural and specialty agricultural film market include Ag-Bag International Limited, Armin (a division of Tyco Laboratories, Inc.), Klerks of Belgium and Up North.  Technology and rigorous quality control represent significant barriers to entry into these markets, as such products must withstand a full range of climatic conditions in order to protect high value crops and animal feed.  AT Plastics is one of many suppliers in the construction and commodity agricultural films market in Canada.

Products

The following table sets forth certain sales volume information relating to AT Plastics products:

	Years Ended December 31,
	1998	1999	2000	2001	2002
	(thousands of tonnes)
Specialty Polymers	82.1	120.2	133.2	126.1	131.6
Films	12.8	12.5	11.9	11.9	12.9

Specialty Polymers

Business Overview

The Specialty Polymers business manufactures EVA copolymers, specialty low density compounds and homopolymers in a wide range of grades, each of which offers unique performance characteristics.  AT Plastics’ flexible reactor configuration allows economic production runs tailored to the needs of its customers.  This ability to offer multiple product grades with varying VAM content, molecular weight and other properties has been a key component of AT Plastics’ specialty copolymers strategy.  The Specialty Polymers business strategy is to focus its product mix on EVA copolymers, specialty compounds and other specialty homopolymers.  The specialization strategy employed by AT Plastics allows it to reduce its exposure to the cyclical nature of the commodity polyethylene industry.

AT Plastics’ Specialty Polymers business has a nameplate capacity of 150 MT, which may vary depending on the mix of products produced over any given period.

Products Overview

AT Plastics holds a leading market position in the hot melt adhesives, medical, coating and laminating, and automotive end-use markets.  In addition, AT Plastics participates in the flexible packaging market, as well as other markets, to maximize the capacity utilization of its plants as well as to capitalize on favorable pricing opportunities.

The following represent some of the end-use markets for AT Plastics specialty EVA and homopolymers resins:

Hot Melt Adhesives - AT Plastics sells medium to high EVA copolymers used in adhesives for the consumer packaging, bookbinding, automotive, construction and furniture industries.  Environmental regulations are driving customers away from traditional solvent-based adhesives, which may have adverse effects on air quality, to the newer hot-melt technology which uses AT Plastics’ products.  The North American market in EVA is characterized by a very small number of technically sophisticated suppliers offering similar product ranges and emphasizing service.

Medical - AT Plastics supplies EVA copolymers used for medical products, such as medical hoses, tubing and intravenous bags, in which EVAs are replacing polyvinyl chlorides for some film applications.  EVA copolymers and specialty LDPE are also used in pharmaceutical packaging, which includes aqueons drug inhalers, medical ointment packaging and tablet containers.  The high quality standards of this customer group create a strong barrier to entry for competitors, as approvals for new resin suppliers take up to two years.  Resins for medical and pharmaceutical applications are often highly specialized and sold in small quantities that are generally of limited interest to larger producers.  However, such resins can generate healthy profits for niche end market producers such as AT Plastics.

Coating and Laminating - AT Plastics sells homopolymer LDPE to the extrusion coating market and EVA copolymers to the extrusion coating and laminating market.  End uses include snack food packaging, sugar paper and industrial coated products.  Thermal lamination films are replacing solvent and water-based coatings because of environmental concerns and lower costs.  This market has a small number of technically sophisticated customers and suppliers.

Automotive - AT Plastics has developed certain EVA copolymer grades for blending with other materials to provide lightweight, easily molded, foamable and temperature resistant materials with good sound dampening properties.  These grades are generally used in the automotive industry for carpet backing and sound dampening sheet and body sealants.  AT Plastics’ flexible production techniques allow it to compete in this highly specialized, rapidly changing market, in which customers demand high-quality products at reasonable cost.

Flexible Packaging - AT Plastics sells EVA copolymers, homopolymers and compounds to the North American packaging market.  AT Plastics focuses on niche, higher margin applications such as food and medical packaging, printed labels, batch inclusion film, and seal layer co-extrusions.  The North American flexible packaging film market for LDPE and EVA resins is approximately 4.8 billion pounds per year.  AT Plastics’ share of this market is small as AT Plastics has redirected its manufacturing capacity to meet the stringent specifications of the more demanding applications in flexible packaging.

Other - In addition to the product groups above, AT Plastics sells to other customers that use its specialty copolymers and compounds for a variety of industrial and manufacturing end use applications, including plastic compounds, wax blends, foam and injection molded and blow molded products.

Films

Business Overview

AT Plastics’ Films business primarily manufactures single and multi-layer specialty films, from internally produced and externally purchased polyethylene commodity resins and specialty polymers.  These include horticultural and specialty agricultural films and commodity agricultural and construction films.  Agricultural film products include greenhouse and silage films while construction products include film for vapor barriers.  AT Plastics holds leading market positions in both the “Greenhouse and Nursery” and “Silage and Grain” storage markets.

AT Plastics’ Films business has a nameplate capacity of 18.1 thousand tonnes, which may vary depending on the mix of products produced over any given period.  The production of master rolls and subsequent downstream rewinding to the roll length required by the customer has the potential to increase the effective output of the business.

Products Overview

Greenhouse and Nursery - AT Plastics manufactures greenhouse and nursery films, which have become a cost-effective alternative to glass for greenhouses.  AT Plastics now offers the most complete line of horticultural films worldwide, with product lines that include ultraviolet-stabilized, energy-efficient thermal and anti-condensate film.  These films, in addition to being cost effective, provide improved energy efficiency, light distribution and anti-condensate control features.

Silage and Grain Storage - AT Plastics produces silage films and large silage bags for use in on-farm production and storage of silage.  Large bags (up to 500 feet long and up to 14 feet wide) are replacing concrete silos and open pit bunkers for the storage and production of silage for animal feed.  Concrete silos are expensive to build and silage bags offer lower capital costs.  In addition, silage bags can be filled in the field and stored in the field until needed, which eliminates the cost and effort of transporting feed to and from a fixed concrete silo.  University studies also indicate that silage produced in bags is more nutritious.  AT Plastics is the only supplier of 60 foot silage sheeting in North America.  Benefits of large sheeting include reduced waste and labor for the customer.

Construction and Commodity Agricultural Films - Construction and commodity agricultural films consist primarily of lower margin products such as vapor barriers used in residential construction and in miscellaneous on-farm applications, such as haystack covers.  AT Plastics competes in the construction and commodity agricultural films business primarily in order to utilize excess capacity during seasonal production lows.

Restructuring Plan

AT Plastics installed a new management team in 2000 that engaged in restructuring efforts.  Over the past two years, AT Plastics has undertaken a number of strategic initiatives designed to improve the company’s overall financial strength by focusing the business on areas where AT Plastics holds competitive advantages.

These initiatives included the disposal of several business units with combined sales for the year ended December 31, 2000 of US$52.0 million, the issuance of US$20.9 million of new equity, a US$121.9 million refinancing of company debt and ongoing cost reduction programs.

The restructuring program was completed in the first quarter of 2002 and a resulting special charge of US$6.4 million was recorded at that time.  Special charges of US$10.5 million were incurred in 2001 that related to the disposition of discontinued operations and certain restructuring fees.  Additionally, in February 2003, AT Plastics undertook a cost reduction initiative that combined the reorganization and consolidation of certain management and operational functions through a series of reassignments and restructurings with an additional 8% reduction in AT Plastics’ workforce.  AT Plastics expects to realize annualized pre-tax savings of approximately US$2.4 million from the initiative, with approximately US$1.8 million in savings occurring in fiscal 2003.  A special pre-tax restructuring charge of US$1.2 million was incurred in the first quarter of 2003.

Various other initiatives that AT Plastics has engaged in over the course of the restructuring efforts include the Target Account Program, whereby target accounts within specified markets are identified and account managers are expected to turn prospects into buying customers.  These customers tend to appreciate AT Plastics’ customer-focused approach, which emphasizes sales, technical service, customer service, manufacturing, logistics, research and technology, and which distinguishes the company from its lower-volume competitors’ threshold.  AT Plastics has also focused on introducing new technology to solidify and improve its market position, including introducing improvements in reactor design, which allow AT Plastics to broaden its product range and flexibly respond to short-notice market opportunities.  AT Plastics also undertook to improve the profitability of its Films business, by using lower cost materials, improving manufacturing processes, implementing longer production runs and reducing waste.

Research and Development

AT Plastics maintains its market position in specialty and value-added niche end markets through ongoing research and development aimed at advancing its own technology and providing expert technical service to customers using AT Plastics products.  This technical capability is an integral part of AT Plastics’ marketing strategy.  AT Plastics’

research and development group establishes relationships with customers through on-going development and support.  In the Specialty Polymers business, the high-pressure polymerization technology employed by AT Plastics requires highly competent engineering skills.  In the Films business, programs of applied research have led to advances in mono- and co-extruded films, long-life greenhouse coverings and thinner film with equivalent strength.  AT Plastics relies upon and benefits from laws governing trade secrets and proprietary technology to establish and maintain its proprietary rights and is the holder of several patents and trademarks relating to its products and technical processes.  AT Plastics also benefits from its knowledge and experience in process engineering and formulations required in the manufacture of its specialty products.  These factors represent significant barriers to entry into the markets AT Plastics serves.

Raw Materials

AT Plastics’ operating cost structure is primarily dependent on the costs of its raw materials, particularly ethylene, vinyl acetate and commodity resins, which are generally driven by changes in the price of natural gas.  Logistics costs, including transportation, warehousing and rail car costs, have been gradually managed downward over the past two years.  Costs for VAM, which are driven by market cycles and fluctuate with the cost of ethylene and supply demand, have been historically volatile and account for approximately 10% of AT Plastics’ total production costs.

Ethylene is the major raw material for AT Plastics’ main business segment, representing approximately 52% of its cost of sales.  Ethylene is purchased under a long-term contract, with the price based on several benchmark parameters, including the cost of natural gas and the price of US Gulf Coast ethylene.  AT Plastics has enjoyed a cost advantage for its ethylene due to the “Alberta Advantage”.  The “Alberta Advantage” refers to the historically lower price of natural gas in Alberta, compared to the United States, due to differing supply and demand factors, extraction and gathering efficiencies and distribution costs.

Natural gas prices over the last ten years were relatively stable with small incremental adjustments for market and seasonal conditions.  Very unusual circumstances in the fourth quarter of 2000 and in early 2001 caused an almost quadrupling of historical gas prices which resulted in a doubling of ethylene purchase costs for AT Plastics compared to 2000.  Natural gas prices then declined slowly through 2002, but spiked upward again through the first six months of 2003.

Because of the increase in volatility of natural gas pricing over the past two years, it has been difficult for AT Plastics to pass the full cost increase through to its customers until recently.  Price increases were announced by industry participants in early 2001, but the duration of the cost spike allowed for only minor gains in selling prices involving certain market segments.  To further help offset the increase in raw material costs, AT Plastics maintained strong cost control measures including overhead reductions.  In addition, through the winter of 2001 to 2002, AT Plastics hedged its natural gas exposure using call options that protected it from a price increase but allowed AT Plastics to benefit fully from the lower gas prices over the period.  This program of purchasing call options on natural gas was continued through 2002 and ended in early 2003.  The program helped mitigate the effects of a natural gas price spike in the markets through the first half of 2003.  In addition, selling price increases were successfully implemented in the first quarter of 2003 to help offset the impact of higher raw material costs resulting primarily from the increase in the price of natural gas.

In 1999, AT Plastics began purchasing ethylene directly under a long term contract with Novacor Chemicals Ltd. (now NOVA Chemicals Corp.) that has ensured a long-term supply of ethylene for AT Plastics.  This new “cost of manufacture-related” contract is expected to continue to provide a favorable ethylene cost, as compared to the contract price of ethylene on the US Gulf Coast.  A provision has been made for incremental ethylene supply to support increased volume for potential increased production in the future.

Production Process

Specialty Polymers

The AT Plastics Polymers facility in Edmonton is in continuous operation 365 days per year.  The facility’s five separate reactors are tailored for the smaller, specialized runs required by higher EVA applications.

Ethylene is an important raw material used in the production of plastic resins, fibers, solvents, paints and adhesives.  Ethylene is polymerized to produce low density polyethylene in a multi-step reaction that transforms a monomer feedstock into a polymer product with a range of chain lengths in either autoclave or tubular reactors.  VAM is introduced during the polymerization process to create copolymers.  These copolymers can contain up to 40% VAM.  Autoclave processing is employed by AT Plastics and is well-suited to smaller production runs of specialty grade homopolymers and copolymers, particularly those with high VAM content.  Tubular processing is well-suited to long production runs creating large volumes of commodity-grade homopolymers and copolymers.  Tubular processing is not able to produce high-VAM content copolymers and does not allow grades to be easily changed.  Approximately 20 to 25 times the volume of off-spec material will be produced during a grade change in a tubular reactor versus an autoclave reactor.

The newest reactor in the Edmonton facility offers a unique extruder and screen pack for films grade products, specialized filtration technology for production of clear EVA products and a degassing process to ensure high product purity.  The recent addition of improved mixing technology allows AT Plastics to participate in the opportunistic commodity business when favorable market conditions arise.

Films

AT Plastics uses the blown film process to fabricate its film products.  The blown film process is used to produce a wide variety of products, ranging from simple monolayer films for bags to very complex multilayer structures used in food packaging.  The process begins when virgin resin material, which can be used in combination with recycled material and can be either a single component or a blend of two or more polymers, is fed into an extruder.  Various additives such as slip, antiblock, or pigments can also be added.  The extruder melts the polymer and creates the necessary high level of pressure to push the molten polymer through a die which forms molten polymer from the extruder.  After stretching and cooling, the polymer material is stabilized and collapsed in a frame below the nip rolls.  Any of several auxiliary processes, such as treating, slitting, sealing or printing can be performed on the polymer material.  Once finished, film can be made into rolls using a winder for subsequent processing, or fed to a bag and tubing machine and converted into bags.

Sales and Marketing

AT Plastics’ marketing strategy is to maintain its strong customer base and expand its share of the growing market for its Specialty Polymer and Film products.  Marketing offices are located in Canada and the United States.

AT Plastics maintains multiple routes to market to service its customer base.  Products are primarily sold and distributed through sales representatives employed by AT Plastics, which targets sales to specific customers.  Certain products, such as AT Plastics’ greenhouse, horticultural and silage films, are marketed through using a network of specialized distributors.  In instances where technical expertise is less important to the product user, AT Plastics uses general distribution channels to sell its products.

A portion of AT Plastics sales are made pursuant to long-term sales contracts.  For 2002, four customers accounted for approximately 32.5% of AT Plastics’ total revenues.  AT Plastics enjoys long-standing relationships with these and other customers.

Employees

As of December 31, 2002, AT Plastics had a total of 416 full-time employees, with 305 in operations functions in Edmonton, 35 in sales and marketing throughout North America and the balance in service and corporate functions primarily in Edmonton and the Canadian head office in Brampton, Ontario.

AT Plastics employees are represented by the Edmonton and Westlock branches of the Communication, Energy & Paperworkers Union.  AT Plastics has not experienced strikes, slow downs or work stoppages in the last 40 years, and AT Plastics believes that its relationship with its employees is satisfactory.  AT Plastics’ current labor agreement expires in February 2004, with negotiations slated to begin in the fall of 2003.

Manufacturing Facilities

AT Plastics’ production facilities are located in Edmonton, Alberta, Canada.  The site is located on approximately 100 acres owned by AT Plastics and has been in operation since 1953.  There are five compolymer reactors and four blown films lines at the Edmonton facility in addition to warehouse, office and rail facilities.  The main feedstock, ethylene, is delivered via pipeline to the site.  VAM, the second major consumable, is delivered by truck.  Outgoing product is shipped by rail, hopper truck and other common carriers in accordance with customer’s requirements.  AT Plastics also operates a rewind facility in Westlock, Alberta.  This facility rewinds and folds silage bags for the Films business.

Initial start-up of production at the new 5R copolymer reactor at Edmonton took place in November 1998, and the facility achieved commercial production during the first quarter of 1999.  By the second half of 2000, the new reactor had been successfully fine-tuned and all reactors in the facility achieved monthly performance records.  During 2002, AT Plastics made technical improvements to the 5R reactor, permitting more flexible production planning and allowing the Edmonton facility to be more responsive to changing market demands.  AT Plastics management believes the SR reactor to be the most flexible reactor of its type in North America.

Since 1990, the Specialty Polymers business has held an ISO 9002 certification as independent verification of the standards met by its manufacturing methods and quality control systems and procedures.  In 1997, the Specialty Polymers business obtained ISO 9001 certification.  This certification facilitates the acceptance by potential customers of AT Plastics as a new supplier.  AT Plastics’ Edmonton films facility has also obtained ISO 9001 certification.

Environmental Matters

In the period from February 1999 to May 1999, coincident with early operations of the new reactor at the Edmonton copolymer facility, the plant experienced an increase in the frequency of decompositions.  A decomposition is a safety mechanism which permits the release of built-up pressure into the atmosphere through safety valves.  Decompositions are not unusual occurrences for a high pressure facility such as AT Plastics’ Edmonton facility.  AT Plastics received an Environmental Protection Order which required AT Plastics to investigate and make adjustments to the plant to reduce the frequency of the decompositions.  The facility underwent extensive containment studies and experienced no decompositions in the second half of 2000 or through 2001 and the Environmental Protection Order has been lifted.  AT Plastics experienced one decomposition in late 2002.

Capital expenditures with respect to environmental protection are expected to average approximately C$1 to C$2 million per year over the next five years.  These expenditures primarily relate to the control of storm water discharges and ethylene and vinyl acetate air emissions.  Although AT Plastics is not currently required to control such air emissions, AT Plastics anticipates that it is reasonably likely to be required to reduce such emissions in the future.

AT Plastics does not believe that it has any other significant environmental issues.

Litigation

AT Plastics is involved in routine litigation incidental to its business.  Such litigation is not, in the opinion of AT Plastics management, likely to have a material adverse effect on the financial condition or results of operations of AT Plastics.

ACETEX MANAGEMENT

The following table sets forth certain information regarding the directors, executive officers and certain key employees of the Company:

Name	Age	Position

Brooke N. Wade	49	Chairman, Chief Executive Officer and Director
Kenneth E. Vidalin	56	President, Chief Operating Officer and Director
John B. Zaozirny, Q.C.(1)	56	Director
John L. Garcia(1)	47	Director
Pierre Dutheil(1)	56	Director and Foreign Officer
Arnold Cader (1)	63	Director
Jean-Pierre Soufflet	55	Vice President and General Manager, Acetex Chimie
Donald K. Miller	49	Chief Financial Officer
David W. Ross	50	Corporate Secretary
Gary L. Connaughty	54	President and Chief Executive Officer, AT Plastics
Michael Trepanier	43	Vice President, Finance, AT Plastics

Note:

(1)                                  Member of the Audit Committee.

All directors of the Company serve terms of one year.  There is no family relationship between any of the directors and officers.

Brooke N. Wade is the Chairman of the Board, Chief Executive Officer and a Director of the Company.  Mr. Wade has been a Director of the Company since 1994.  From 1987 to October 1994, Mr. Wade was the President of Methanex (formerly Ocelot Industries Ltd. (“Ocelot”)).  Prior thereto, Mr. Wade served as Vice President, Finance for Ocelot.  Mr. Wade is also the President of Wade Capital Corporation, a private company.

Kenneth E. Vidalin is the President, Chief Operating Officer and a Director of the Company.  Mr. Vidalin has been a Director of the Company since 1995.  Until December 1994, Mr. Vidalin was a Director and Executive Vice President of Methanex where his duties included strategic direction of the company’s marketing and operations.  Mr. Vidalin joined Methanex (then Ocelot) in 1983 and also served as Vice President, Marketing and General Manager.

John B. Zaozirny, Q. C. has been a Director of the Company since 1995.  Mr. Zaozirny has been counsel to the Canadian law firm McCarthy Tetrault LLP since July 1987 and is a director of a number of Canadian public companies.  Prior to joining McCarthy Tetrault LLP, Mr. Zaozirny was the Minister of Energy and Natural Resources for the Province of Alberta, Canada from November 1982 to May 1986 and a partner of the Canadian law firm Russell & DuMoulin from July 1986 to 1987.

John L. Garcia, Ph.D. has been a Director of the Company since 1995.  Mr. Garcia is Managing Director of AEA Investors Inc.  Previously he was Managing Director and Head of the Global Chemical Investment Banking Group with Credit Suisse First Boston since 1994 and prior thereto was a Managing Director with Wertheim Schroder & Co. Inc.

Pierre Dutheil has been a Director of the Company since 1995.  Mr. Dutheil has been an independent corporate advisor on cross border industrial and commercial operations since 1992.  From 1980 to 1992, Mr. Dutheil was a corporate executive at Thomson-CSF, a major international high-technology group.

Arnold Cader was appointed a Director of the Company in October 2003 and was formerly the Chairman of AT Plastics.  Mr. Cader is an independent business consultant and serves on the board of directors of a number of Canadian public companies.

Jean Pierre Soufflet has been Vice President and General Manager of Acetex Chimie since September 2000.  Mr. Soufflet is a former President of Harris’ European Subsidiary, a position he held from 1996 to 2000.  Prior to that, he was Executive Vice President of Chemicals for Rhodia.

Donald K. Miller has been the Chief Financial Officer of the Company since June 1995.  From 1976 to 1994, Mr. Miller was with the accounting firm of KPMG in Canada.  Prior to joining the Company, Mr. Miller was acting Chief Financial Officer of Ashton Mining of Canada Ltd., a publicly held Canadian corporation.

David W. Ross has been Corporate Secretary of the Company since December 1994.  Mr. Ross is a partner of the Canadian law firm of Burnet, Duckworth & Palmer LLP.  He was formerly a partner of McCarthy Tetrault LLP, with whom he practiced from 1984 to 2003.

Gary L. Connaughty has been the President and Chief Executive Officer of AT Plastics since May 2000.  Prior to joining AT Plastics, Mr. Connaughty served as President of Winpak Films Inc., a position he assumed in 1997.  Before working for Winpak, he held senior sales and marketing positions with CT Films, a division of Rexene Corporation and general management positions with Plicon Corporation.

Michael Trepanier has served as the Vice President, Finance of AT Plastics since October 2003.  Prior thereto, he had served as the Treasurer of AT Plastics since May 2001 and, prior thereto, as the Assistant Treasurer of Rio Algom Limited since 1997.

The board has an audit committee, the members of which are John B. Zaozirny, Q.C., John L. Garcia, Pierre Dutheil and Arnold Cader, and a human resources and corporate governance committee, the members of which are John L. Garcia, John B. Zaozirny, Q.C. and Pierre Dutheil.  The board also has an environment committee, the members of which are Pierre Dutheil, John L. Garcia, John B. Zaozirny, Q.C. and Kenneth E. Vidalin.  The directors are elected for a term ending at the next General Meeting of Acetex.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of September 30, 2003, the number of outstanding common shares of the Company was 33,874,438.  The following table sets forth information with respect to the beneficial ownership of our common shares by:

1.                                       each person who we know owns beneficially or exercises control or direction over more than 10.0% of our common shares;

2.                                       each of our directors, including our chief executive officer; and

3.                                       all of our executive officers and directors as a group.

Name	Number of Common Shares Beneficially Owned or Controlled	Percentage of Common Shares Beneficially Owned or Controlled

Brooke N. Wade	8,040,846	23.74%
Kenneth E. Vidalin	2,535,565	7.49%
John B. Zaozirny, Q.C.	36,960	0.11%
John L. Garcia	536,960	1.59%
Pierre Dutheil	36,960	0.11%
Arnold Cader	38,613	0.11%
All executive officers and directors as a group	11,265,947	33.26%

DESCRIPTION OF MATERIAL INDEBTEDNESS

On January 10, 2002, AT Plastics entered into a financing agreement (the “CIT Revolving Credit Facility”) establishing a revolving credit facility with CIT Business Credit Canada Inc. (“CIT”).

The CIT Revolving Credit Facility was amended by the mutual consent of the parties on March 3, 2003, March 31, 2003 and August 5, 2003.

Loans

The CIT Revolving Credit Facility, as amended, provides for initial commitments by the lender for up to C$70,000,000 in revolving loans depending on the amount of receivables and inventory outstanding at any one time, with sub-limits of C$5,000,000 for letters of credit.

Interest

Under the terms of the CIT Revolving Credit Facility, interest on the revolving loans is payable monthly as of the end of each month.  The revolving loans under the revolving credit facility accrue interest in either of the following manners, as elected by AT Plastics, at a rate:

•                  equal to the rate of interest per annum announced by the Canadian Imperial Bank of Commerce (“CIBC”) from time to time as its prime rate at its principal office in Toronto, Ontario (the “CIBC rate”), plus one and one-eighth percent (1.125%) per annum; or

•                  equal to the discount rate quoted as a rate of interest for Canadian Dollar bankers’ acceptances accepted by CIBC quoted on the Reuters CDOR page “Canadian Interbank Bid BA Rates” (the “BA rate”), plus two and seven-eighths percent (2.875%) per annum; and

•                  as to advances in US Dollars, at a rate equal to the US base rate of CIBC as established at its principal office in Toronto, Ontario in order to determine the interest rate on commercial loans made in US dollars to customers in Canada, plus one and one-eighth percent (1.125%) per annum, in each case on the daily balances owing by AT Plastics during such month, calculated separately for each outstanding amount in Canadian and American dollars, respectively.  The applicable rate of interest on revolving loans will be reduced by one-quarter of one percent (0.25%) in and for any month commencing after January 10, 2003 in which:

•                  AT Plastics has a minimum EBITDA, calculated on a rolling twelve month basis, of no less than C$52,000,000;

•                  there has been no event of default; and

•                  the AT Plastics borrowing base under the CIT Revolving Credit Facility exceeds the outstanding aggregate amount of all obligations (excluding letters of credit and term loans) by no less than C$5,000,000.

In consideration of letter of credit guarantees by CIT, AT Plastics agreed to pay a fee equal to:

•                  two and seven-eighths percent (2.875%) on the face amount of each letter of credit, payable upon issuance thereof; and

•                  two and seven-eighths percent (2.875%) per annum, payable monthly, on the face amount of each standby letter of credit less the amount of any and all amounts previously drawn under such standby letter of credit, in addition to any costs or charges paid by CIT to the issuing bank.

Security

AT Plastics’ obligations under the CIT Revolving Credit Facility are secured by a lien on all the assets of AT Plastics and Alberta AG-Industries, including all accounts, equipment, inventory, documents of title, general intangibles, real estate and all other assets not specifically named in the CIT Revolving Credit Facility.

Duration/Termination

AT Plastics may terminate the revolving Credit Facility upon 60 days written notice subject to termination penalties of 2%, 1% and 0.5% if the Facility is terminated in year 1, 2 or 3, respectively.  Beginning in 2005, CIT may terminate the agreement on any anniversary of the closing date, provided that CIT gives at least 60 days notice.  Unless so terminated, as of the third anniversary of the CIT Revolving Credit Facility, the CIT Revolving Credit Facility shall automatically be renewed for additional one-year periods.

Covenants

The CIT Revolving Credit Facility contains affirmative and negative covenants by AT Plastics customary for facilities and transactions of this type, including, but not limited to:

•                  compliance with all applicable laws, acts, rules and regulations;

•                  limitations on the incurrence of indebtedness, mortgages and liens;

•                  maintenance of reasonable amounts of property insurance; and

•                  restrictions on the ability of AT Plastics to merge, consolidate or otherwise alter its corporate name or form.

In addition, the CIT Revolving Credit Facility contains certain financial covenants requiring AT Plastics to meet a minimum level of net worth, a maximum fixed charge coverage ratio and a capital expenditure test.

Events of Default

The CIT Revolving Credit Facility contains events of default provisions that are customary for facilities and transactions of this type, including, without limitation:

•                  cessation of the business of AT Plastics;

•                  the failure of AT Plastics to meet its debts as they mature;

•                  bankruptcy or insolvency of AT Plastics;

•                  failure by AT Plastics to comply with covenants;

•                  cross-default to certain other indebtedness by AT Plastics; and

•                  change of control of AT Plastics.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the new notes in August 2003, we entered into a registration rights agreement with the initial purchasers of those new notes.  Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the new notes for notes which are registered under the Securities Act.  We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this exchange offer after the registration statement is declared effective.  The registration rights agreement provides that in the event that either the exchange offer is not completed or a shelf registration statement, if required, is not declared effective on or prior to February 2, 2004, the interest rate on the new notes will be increased by 1% per annum until the exchange offer is completed or a shelf registration statement, if required, is declared effective by the Securities and Exchange Commission or the new notes become freely tradeable under the Securities Act.  A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange new notes that are properly tendered on or before the expiration date and not withdrawn as permitted below.  As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on January 17, 2004.  However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $75 million aggregate principal amount of the new notes is outstanding.  Our obligation to accept new notes for exchange in the exchange offer is subject to the conditions described below under “Conditions to the Exchange Offer”.

We reserve the right to extend the period of time during which the exchange offer is open.  We would then delay acceptance for exchange of any new notes by giving oral or written notice of an extension to the holders of new notes as described below.  During any extension period, all new notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.  Any new notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

New notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any new notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer”.  We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the new notes as promptly as practicable.  If we materially change the terms of the exchange offer, we will resolicit tenders of the new notes, file a post-effective amendment to the prospectus and provide notice to the noteholders.  If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.  We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Our acceptance of the tender of new notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Procedures For Tendering

Except as described below, a tendering holder must, on or prior to the expiration date:

•                  transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed below under the heading “Exchange Agent”; or

•                  if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “Exchange Agent.”

In addition:

•                  the exchange agent must receive, on or before the expiration date, certificates for the new notes; or

•                  a timely confirmation of book-entry transfer of the new notes into the exchange agent’s account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•                  the holder must comply with the guaranteed delivery procedures described below.

The Depository Trust Company will be referred to as DTC in this prospectus.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of new notes, letters of transmittal and all other required documents is at your election and risk.  If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested.  In all cases, you should allow sufficient time to assure timely delivery.  You should not send letters of transmittal or new notes to us.

If you are a beneficial owner whose new notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf.  Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the new notes by causing DTC to transfer the new notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the new notes surrendered for exchange are tendered:

•                  by a registered holder of the new notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of new notes tendered for exchange.  This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders.  These determinations will be final and binding.

We reserve the right to reject any particular new note not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful.  We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular new note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder.  Our interpretation of the terms and conditions of the exchange offer as to any particular new note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of new notes must be cured within a reasonable period of time.  Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of new notes.  Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of new notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.  The new notes must be endorsed or accompanied by appropriate powers of attorney.  In either case, the new notes must be signed exactly as the name of any registered holder appears on the new notes.

If the letter of transmittal or any new notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing.  Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•                  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•                  neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for new notes, where the new notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution”.

Acceptance of New Notes For Exchange, Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all new notes properly tendered.  We will issue the exchange notes promptly after acceptance of the new notes.  See “Conditions to the Exchange Offer” below.  For purposes of the exchange offer, we will be deemed to have accepted properly tendered new notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each new note accepted for exchange, the holder of the new note will receive an exchange note having a principal amount equal to that of the surrendered new note.  The exchange notes will bear interest from the most recent date to which interest has been paid on the new notes.  Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid.  New notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer.  Holders of new notes whose new notes are accepted for exchange will not receive any payment for accrued interest on the new notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the new notes.

In all cases, issuance of exchange notes for new notes will be made only after timely receipt by the exchange agent of:

•                  certificates for the new notes, or a timely book-entry confirmation of the new notes, into the exchange agent’s account at the book-entry transfer facility;

•                  a properly completed and duly executed letter of transmittal; and

•                  all other required documents.

Unaccepted or non-exchanged new notes will be returned without expense to the tendering holder of the new notes.  In the case of new notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged new notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the new notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems must make book-entry delivery of new notes by causing DTC to transfer those new notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer.  This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below.  DTC will verify this acceptance, execute a book-entry transfer of the tendered new notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer.  The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.  Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC.  However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•                  be transmitted to and received by the exchange agent at the address listed below under “Exchange Agent” on or prior to the expiration date; or

•                  comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a registered holder of new notes desires to tender the new notes, and the new notes are not immediately available, or time will not permit the holder’s new notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•                  the tender is made through an eligible institution;

•                  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, (1) stating the name and address of the holder of new notes and the amount of new notes tendered, (2) stating that the tender is being made, and (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered new notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•                  the certificates for all physically tendered new notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Tenders of new notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “Exchange Agent”, before 5:00 p.m., New York City time, on the expiration date.  Any notice of withdrawal must:

•                  specify the name of the person, referred to as the depositor, having tendered the new notes to be withdrawn;

•                  identify the new notes to be withdrawn, including the certificate number or numbers and principal amount of the new notes;

•                  contain a statement that the holder is withdrawing his election to have the new notes exchanged;

•                  be signed by the holder in the same manner as the new signature on the letter of transmittal by which the new notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the new notes register the transfer of the new notes in the name of the person withdrawing the tender; and

•                  specify the name in which the new notes are registered, if different from that of the depositor.

If certificates for new notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution.  If new notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn new notes.  We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.  Any new notes so withdrawn will be deemed not to have been validly tendered for exchange.  No exchange notes will be issued unless the new notes so withdrawn are validly re-tendered.  Any new notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder.  In the case of new notes tendered by book-entry transfer, the new notes will be credited to an account maintained with the book-entry transfer facility for the new notes.  Properly withdrawn new notes may be re-tendered by following the procedures described under “Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to The Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any new notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the new notes for exchange or the exchange of the exchange notes for the new notes, any of the following events occurs:

•                  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction, (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the new notes in the exchange offer, or (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•                  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•                  the following has occurred:

(1)                                  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)                                  any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)                                  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)                                  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•                  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the new notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion.  If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions.  Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any new notes tendered, and no exchange notes will be issued in exchange for any new notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed The Bank of New York as the exchange agent for the exchange offer.  You should direct all executed letters of transmittal to the exchange agent at the address indicated below.  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery To: The Bank of New York, Exchange Agent

By Hand Before 4:30 p.m.: The Bank of New York 101 Barclay Street New York, NY 10286	By Registered or Certified Mail: The Bank of New York 101 Barclay Street New York, NY 10286

By Hand or Overnight Delivery after
4:30 p.m. on the Expiration Date:
The Bank of New York
101 Barclay Street
New York, NY 10286

For Information Call:
(800) 548-6565

By Facsimile Transmission
(for Eligible Institutions only):
(212) 422-0183 or (646) 458-8104

Confirm by Telephone:
(800) 548-6565

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.  The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us.  We estimate these expenses in the aggregate to be approximately $200,000.

Transfer Taxes

Holders who tender their new notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that new notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange New Notes

Holders of new notes who do not exchange their new notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the new notes and the restrictions on transfer of the new notes as described in the legend on the new notes as a consequence of the issuance of the new notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, the new notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below.  However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•                  will not be able to rely on the interpretation of the SEC’s staff;

•                  will not be able to tender its new notes in the exchange offer; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.  See “Plan of Distribution”.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF THE NOTES

The terms of the exchange Notes to be issued in the exchange offer are identical in all material respects to the terms of the new Notes, except for the transfer restrictions relating to the new Notes.  Any new Notes that remain outstanding after the exchange offer, together with exchange Notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

The new Notes were issued as additional notes under the indenture (the “Indenture”) dated as of August 7, 2001, among the Company, each of the Guarantors and The Bank of New York, as trustee (the “Trustee “).  On August 7, 2001, we issued $190.0 million aggregate principal amount of our 10 7/8 % Senior Notes due 2009 under the Indenture and we subsequently exchanged all of those Notes for publicly-registered notes with identical terms.  The new Notes and the Notes previously issued under the Indenture will be treated as a single class of debt securities under the Indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all noteholders.  For purposes of this description, unless the context otherwise requires, references to the “Notes” includes the new Notes, the Notes previously issued under the Indenture and any Additional Notes (as deﬁned below).  The new Notes represent approximately 28.3% of all of the Notes issued under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by references to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act“).

Certain terms used in this description are defined under the subheading “Certain Definitions”.  In this description, the word “Company” refers only to Acetex Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture.  We urge you to read the Indenture because it, not this description, defines your rights as holders of the Notes.  You may request copies of these agreements at our address set forth under the heading “Documents Incorporated by Reference”.

Overview of the Notes

The new Notes are, and the exchange Notes will be:

•                  general unsecured, senior obligations of the Company;

•                  ranked senior in right of payment to any future Subordinated Obligations of the Company;

•                  guaranteed by each Subsidiary Guarantor; and

•                  subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company issued the new Notes in minimum denominations of $1,000 and integral multiple of $1,000.  The Notes will mature on August 1, 2009.  Subject to our compliance with the covenant described under the subheading “Certain Covenants - Limitation on Indebtedness”, we are entitled to, without the consent of the holders of the outstanding Notes, issue more Notes under the Indenture (the “Additional Notes”).  The Notes previously issued under the Indenture and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

Each Note bears interest at a rate of 10.875% per annum.  We will pay interest semi-annually in arrears on February 1 and August 1.  We will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15.  The first interest payment with respect to the new Notes will be February 1, 2004.  We will pay interest on overdue principal at 1% per annum in excess of the above rate and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the new Notes will accrue from August 1, 2003, the last interest payment date in respect of the Notes previously issued under the indenture.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Additional interest may accrue on the new Notes in certain circumstances pursuant to the Registration Rights Agreement.

Payments on the Notes

We will pay the principal of, premium, if any and interest, on the Notes and the Notes may be exchanged or transferred, at any office of ours or any agency designated by us that is located in the Borough of Manhattan, The City of New York.  We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters.  The location of the corporate trust office of the Trustee is 101 Barclay Street, New York, New York 10286.  We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.  No service charge will be made for any registration of transfer or exchange of Notes.  We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the Indenture.  Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any transfer taxes and similar fees required by law or permitted by the Indenture.  The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed.  The new Notes were, and the exchange Notes will be, issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes, except with respect to the payment of Additional Amounts.

Paying Agent and Registrar

The Trustee will initially act as paying agent and registrar.  We may change the paying agent or registrar without prior notice to the Holders and the Company or any of its Subsidiaries may act as paying agent or registrar.

Guarantees and Intercompany Loans

The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes and the Indenture.  The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent transfer under applicable law.  If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero.  See “Risk Factors - Fraudulent Conveyance”.

After giving effect to the AT Plastics Acquisition and the offering of the new Notes, Acetex LLC continued to hold three notes (the “Acetex LLC Assets”) issued by Transatlantique and Chimie as follows:

•                  a $50 million note issued by Transatlantique which bears interest at a rate of 10.5% per annum, which interest may, at the option of Transatlantique, be paid in cash or through the issuance of additional similar notes, provided that at least $1,762,500 of such interest is paid in cash (the “Original Transatlantique Note”);

•                  a $53 million note issued by Transatlantique, which note is secured by the Transatlantique Collateral described below (the “Transatlantique Secured Note”); and

•                  a $127 million note issued by Chimie, which note is secured by the Chimie Collateral described below (the “Chimie Secured Note”).  The Chimie Secured Note is also guaranteed by Transatlantique.

The Transatlantique Secured Note, the Chimie Secured Note and the Original Transatlantique Note (collectively, the “Intercompany Notes”) will mature on the maturity date of the Notes, will bear interest at a rate of 10.5% and will be subject to acceleration prior to their maturity if the Notes are accelerated upon an Event of Default.

Neither the Trustee nor the Holders of the Notes will have any security interest in any of the Acetex LLC Assets.  The ability of Acetex LLC to realize on the Intercompany Notes and the Transatlantique guarantee of the Chimie Secured Note will be limited by applicable French and Spanish law and may be impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Transatlantique or Chimie, as the case may be.  See “Risk Factors - Bankruptcy and Related Laws”.  In addition, Acetex LLC may guarantee additional indebtedness of the Company in the future without obtaining any additional intercompany obligations from the Company or any of its subsidiaries.  In this event, Acetex LLC may become a guarantor for an aggregate amount of Company indebtedness in excess of the aggregate principal amount of the Intercompany Notes.  In certain cases, the additional guarantee may be secured by the Acetex LLC Assets.  See “Certain Covenants - Limitation on Acetex LLC”.

The Transatlantique Collateral consists of a second rank pledge corresponding to a promise of pledge under French law of 5,692,494 shares of Chimie held by Transatlantique (representing all the outstanding shares of Chimie except six shares held of record by the four directors of Chimie).

The Chimie Collateral consists of:

•                  a French law mortgage over the Pardies plant property located in Besingrand and Pardies, France in an aggregate amount of €129,325,557;

•                  a French law pledge over the going concern of the business (“nantissement de fonds de commerce”) of Chimie (the “Going Concern”) located in (i) route des Usines, 64150 Pardies, France, and (ii) the rue Gaston Momousseau, 38150 Roussillon, France, which includes the sign (enseigne) and the commercial name (nom commercial), the clientele and goodwill (achalandage) relating thereto, the leasehold rights (droit au bail) of Chimie, and all extensions or rights to renewal which might be attached thereto, the commercial and industrial furniture (mobilier commercial), the equipment (matériel) and tooling (outillage) used for the operation of the Going Concern, except the equipment and tooling that constitutes fixtures (immeubles par destination) and the equipment and tooling already pledged in accordance with sections L.525-1 and seq. of the French Commercial Code (Code de Commerce), if any, the patents, licenses, trademarks drawings and models (dessins et modèles) and more generally all intellectual property rights used for the operation of the Going Concern, and documents used to operate the business in an amount up to €139,350,631;

•                  a personal guarantee (caution) by Transatlantique guaranteeing the full repayment of the Chimie Secured Note;

•                  a pledge under French law by Chimie of certain monetary claims that Chimie may have against Rhodia arising out of certain Specified Agreements (as such term is defined in the pledge of rights agreement dated October 2, 1995);

•                  a pledge of 5,594,494 shares of Chimie held by Transatlantique (representing all the outstanding shares of Chimie except six shares held of record by the four directors of Chimie);

•                  a Spanish law pledge of the outstanding shares of Erkol, S.A., our indirect subsidiary, to secure the obligations of Chimie for an amount up to approximately $15.5 million; and

•                  the assignment, pledge or delegation of certain other rights of Chimie.

Optional Redemption

Except as set forth below or under “Redemption for Changes in Withholding Taxes”, we will not be entitled to redeem the Notes at our option prior to August 1, 2005.

On and after August 1, 2005, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

Period	Redemption Price

2005	105.438%
2006	103.625%
2007	101.813%
2008 and thereafter	100.000%

In addition, before August 1, 2004, we may at our option on one or more occasions redeem Notes (which includes the new Notes, the Notes previously issued under the Indenture and Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes the new Notes, the Notes previously issued under the Indenture and Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.875%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that:

•                  at least 65% of such aggregate principal amount of Notes (which includes the new Notes, the Notes previously issued under the Indenture and Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

•                  each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection And Notice Of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate.

We will redeem Notes of $1,000 or less in whole and not in part.  We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder at such Holder’s registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed.  We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption.  On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers To Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.  However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock” and “Change of Control”.  We may at any time and from time to time purchase Notes in the open market or otherwise.

Canadian Withholding Taxes

All payments made by or on behalf of the Company under or with respect to the Notes must be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.  If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an “Excluded Holder”) in respect of a beneficial owner:

1.                                       with which the Company does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment; or

2.                                       which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof other than by the mere holding of Notes or the receipt of payments thereunder.

The Company will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law.  The Company will furnish to the Holders, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.  The Company will upon written request of each Holder (other than an Excluded Holder), reimburse each such Holder for the amount of:

1.                                       any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes; and

2.                                       any Taxes so levied or imposed and paid by such Holder with respect to any reimbursement under the foregoing clause (1), but excluding any such Taxes on such Holder’s net income, so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than such Taxes on such Holder’s net income) on such reimbursement had not been imposed.

Upon request, the Company will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

1.                                       the payment of principal;

2.                                       purchase prices in connection with a purchase of Notes;

3.                                       interest; or

4.                                       any other amount payable on or with respect to any of the Notes,

such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a paying agent is located and we will agree to indemnify the Holders for any such taxes paid by such Holders.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.  For a discussion of Canadian withholding taxes applicable to payments under or with respect to the Notes, see “Certain Canadian Federal Income Tax Considerations”.

Redemption for Changes in Withholding Taxes

We are entitled to redeem the Notes, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest, if any and premium, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

1.                                       a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein); or

2.                                       any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

in each case which change or amendment is announced or becomes effective on or after the date of this prospectus and we cannot avoid such obligation by taking reasonable measures available to us.

Before we publish or mail notice of redemption of the Notes as described above, we will deliver to the Trustee an officers’ certificate to the effect that we cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to us.  We will also deliver an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Ranking

The Notes are senior unsecured obligations of the Company and the Subsidiary Guarantees are senior unsecured obligations of Acetex LLC, BV, AT Plastics and Alberta AG - Industries.

As of June 30, 2003, after giving pro forma effect to the AT Plastics Acquisition and this offering:

•                  Acetex Corporation would have had no indebtedness other than the notes (for greater certainty, this does not include the indebtedness of Acetex Corporation's subsidiaries);

•                  Acetex LLC and Acetex B.V. would have had no senior indebtedness other than the guarantees of the notes;

•                  AT Plastics would have had US$35.8 million of secured loans outstanding under the CIT Revolving Credit Facility;

•                  Alberta AG - Industries Ltd. would have had no material obligations other than its guarantee of the notes and its secured guarantee of the CIT Revolving Credit Facility; and

•                  The non-guarantor subsidiaries would have had approximately US$83.3 million of accounts payable and accrued liabilities and no indebtedness other than related to the intercompany notes referred to above.

Secured indebtedness and other secured obligations of the Company or any Subsidiary Guarantor will be effectively senior to the Notes or the Subsidiary Guaranty, as the case may be, to the extent of the value of the assets securing such indebtedness or other obligations.  AT Plastics is party to a C$70 million secured CIT Revolving Credit Facility.  As of September 30, 2003, $31.2 million was outstanding under the CIT Revolving Credit Facility.  The Indenture will limit our ability to incur secured indebtedness in the future but this limitation is subject to exceptions and qualifications and only applies to obligations that constitute Indebtedness under the Indenture.  See “Certain Covenants - Limitation on Liens”.

All of our operations are conducted through our subsidiaries.  Claims of creditors of such subsidiaries (including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries) and claims of preferred stockholders of such subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company or the Subsidiary Guarantors, except to the extent our creditors can benefit from indebtedness of such subsidiaries owing to the Company or the Subsidiary Guarantors.  Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors except to the extent that the Holders of the Notes are able to benefit from claims against Transatlantique and Chimie as a result of the notes constituting the Acetex LLC Assets.  However, neither the Trustee nor the Holders of the Notes will have a security interest in any of the Acetex LLC Assets.

At June 30, 2003, our subsidiaries that are not Subsidiary Guarantors had total assets of approximately $274.3 million, constituting 56.7% of our pro forma consolidated total assets.  Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications.  Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture.  See “Certain Covenants - Limitation on Indebtedness” below.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

1.                                       any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person will be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and collectively do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

2.                                       individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

3.                                       the adoption of a plan relating to the liquidation or dissolution of the Company;

4.                                       at any time the Company fails to own, directly or indirectly, all the voting interests in Acetex LLC, Transatlantique and Chimie, except for directors’ qualifying shares as required by law; or

5.                                       the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days after the date of the occurrence of the Change of Control, the Company will notify the Trustee in writing of such event and mail a notice to Holders stating:  (A) that the Company is making an offer to all Holders to purchase all Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (B) to the extent known or reasonably available to the Company, the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control); (C) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (D) the instructions, as determined by us, consistent with the Indenture, that a Holder must follow in order to tender such Holder’s Notes.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer to be made by the Company, including the obligation of the Company described under “Canadian Withholding Taxes” above and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management.  The Change of Control purchase feature, however, is not part of a plan by management to adopt a series of anti-takeover provisions.  Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers.  We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.  Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.  Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants - Limitation on Indebtedness”, “Limitation on Liens” and “Limitation on Sale/Leaseback Transactions”.  Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.  Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control.  Moreover, the exercise by holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.  A

Change of Control under the Indenture would also constitute an Event of Default under the CIT Credit Facility.  Finally, our ability to pay cash to the Holders upon a repurchase may be limited by our then existing financial resources.  There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions of the Indenture relative to our obligation to make an offer to repurchase the notes as a result of the Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

The definition of Change of Control includes a disposition of all or substantially all of the assets of the Company to any Person.  Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law.  Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company.  As a result, it may be unclear as to whether a Change of Control has occurred.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a)                                  The Company will not and will not permit any Restricted Subsidiary to incur, directly or indirectly, any Indebtedness; provided, however, that the Company (but not the Restricted Subsidiaries) will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b)                                 Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)                                  Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of Indebtedness Incurred under this clause (1) then outstanding does not exceed the greater of (i) $25 million or (ii) the sum of (x) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 75% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries (other than accounts receivable that are subject to a Qualified Receivables Transaction);

(2)                                  Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3)                                  the initial Notes issued on August 4, 2001, the Exchange Notes issued in exchange therefore and any Guarantees thereof;

(4)                                  Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant), including the Existing Secured Notes;

(5)                                  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5);

(6)                                  Hedging Obligations consisting of (i) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture, (ii) Currency Agreements directly related to the foreign exchange exposure of the Company and its Restricted Subsidiaries, and (iii) Commodity Agreements directly related to the business of the Company and its Restricted Subsidiaries and not entered into for speculative purposes;

(7)                                  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(8)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9)                                  any Guarantee by the Company or a Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrenee of such Indebtedness is permitted under the terms of the Indenture, provided, however, that in the case of Acetex LLC, such Guarantee is permitted under paragraph (a) of the covenant described under “Limitation on Acetex LLC”;

(10)                            Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(11)                            Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Restricted Subsidiaries (and any Refinancing Indebtedness in respect of the Indebtedness Incurred pursuant to this clause (11)) in an aggregate amount not to exceed $15 million outstanding at any time;

(12)                            Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(13)                            Indebtedness consisting of take-or-pay obligations contained in supply contracts entered into in the ordinary course of business; and

(14)                            Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $15 million.

(c)                                  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness will be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.  Notwithstanding the foregoing, the Company will not and will not permit any Restricted Subsidiary of the Company to, Incur any Indebtedness that Refinances the Original Transatlantique Note unless such Indebtedness (i) consists of Refinancing Indebtedness that Refinances the Original Transatlantique Note and (ii) such Indebtedness is subordinated to the Transatlantique Secured Note and the guarantee by Transatlantique of the Chimie Secured Note to at least the same extent as the Original Transatlantique Note.

(d)                                 For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses, and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(e)                                  For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.  The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a)                                  The Company will not and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)                                  a Default will have occurred and be continuing (or would result therefrom);

(2)                                  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “Limitation on Indebtedness”; or

(3)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)                              50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); plus

(B)                                100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)                                the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(D)                               an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions unless it would constitute a return of capital), in each case received by the Company or any Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)                                 The preceding provisions will not prohibit:

(1)                                  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

(3)                                  any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent available after any offer to purchase Notes is completed as provided under “Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(4)                                  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default will have occurred and be continuing (or result therefrom); provided further, however, that such dividend will be included in the calculation of the amount of Restricted Payments;

(5)                                  so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions will not exceed $3 million in any calendar year or $10 million in the aggregate; provided further, however; that such repurchases and other acquisitions will be excluded in the calculation of the amount of Restricted Payments;

(6)                                  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes under the covenant described under “Change of Control” above (including the purchase of all Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Obligations required under the terms of the Subordinated Obligations as a result of such Change of Control; provided, however, that such purchase, defeasance, retirement, redemption or other acquisition will be included in the calculation of the amount of Restricted Payments;

(7)                                  loans or advances to employees or directors (other than Permitted Holders) of the Company or any Restricted Subsidiary to purchase Capital Stock of the Company; or

(8)                                  so long as no Default has occurred and is continuing, Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (8), does not exceed $7.5 million; provided, however, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or any Subsidiary Guarantor, (b) make any loans or advances to the Company or and Subsidiary Guarantor, or (c) transfer any of its property or assets to the Company or any Subsidiary Guarantor, except:

1.                                       with respect to clauses (a), (b) and (c):

(i)                                     any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(ii)                                  any encumbrance or restriction contained in any Permitted Bank Indebtedness Incurred by Chimie or in any agreement pursuant to which such Permitted Bank Indebtedness was Incurred; provided, however, that such encumbrance or restriction does not prevent or restrict (A) Chimie’s ability to make principal and interest payments on the Chimie Secured Note, (B) Chimie’s ability to pay dividends or otherwise transfer cash to Transatlantique in amounts sufficient to enable Transatlantique to make principal and interest payments on the Transatlantique Secured Note, (C) Transatlantique’s ability to make principal and interest payments on the Transatlantique Secured Note or to make any payment in respect of its obligations in respect of the Chimie Secured Note or (D) Chimie’s ability to pay dividends or otherwise transfer cash to Transatlantique to enable Transatlantique to make principal and interest payments on the Original Transatlantique Note, or Transatlantique’s ability to make principal and interest payments on the Original Transatlantique Note, in each case in an amount sufficient, in the case of this clause (D) and after giving effect to the payments made to Acetex LLC in respect of the Transatlantique Secured Note and the Chimie Secured Note, to enable the Company to make principal and interest payments and payments of related fees and expenses, on the Notes; provided further, however, that if the Company has Indebtedness outstanding other than the Notes, the amount described in clause (D) above shall be increased by the amount of such Indebtedness (but in no event shall the amount referred to in clause (D) exceed the principal and interest on the Original Transatlantique Note).  Nothing in this clause (ii) shall prohibit the payment of interest on the Original Transatlantique Note by the issuance of additional similar notes;

(iii)                               any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(v)                                 restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(vi)                              any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Receivables Subsidiary; and

2.                                       with respect to clause (c) only:

(i)                                     any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder or other customary non-assignment provisions in contracts (other than contracts that constitute Indebtedness) entered into in the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts;

(ii)                                  restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(iii)                               any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(iv)                              any Lien Incurred in compliance with the covenant described under “Limitation on Liens”.

Limitation on Sales of Assets and Subsidiary Stock

(a)                                  The Company will not and will not permit any Restricted Subsidiary to directly or indirectly, consummate any Asset Disposition unless:

(1)                                  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2)                                  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)                                  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)                              first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)                                second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)                                third and subject to the limitations set forth below, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to Holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will permanently retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10 million.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

1.                                        the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

2.                                        securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b)                                 In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture.  If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof.  The Company will not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)                                  The Company will not be obligated to purchase more than 25% of the original principal amount of the Notes in the aggregate pursuant to any of the provisions described under “Limitation on Sales of Assets and Subsidiary Stock” prior to the day following the fifth anniversary of the Issue Date and the maximum amount to be applied to the repurchase of such Notes in connection with any Offer made pursuant to the foregoing covenant having a purchase date prior to the day following the fifth anniversary of the Issue Date will be the lesser of (x) the remaining Net Available Cash from an Asset Disposition required to be applied to such Offer and (y) 25% of the original principal amount of the Notes less the aggregate principal amount of Notes purchased pursuant to all previous Offers made pursuant to the foregoing covenants.  If the aggregate Net Available Cash resulting from Asset Dispositions occurring prior to the fifth anniversary of the Issue Date, less any amount not required to be used to make an offer to purchase after any Offers made on or prior to such date, exceeds 25% of the original principal amount of such Notes (less the amount of Notes redeemed) (such excess being the “25% Available Cash”), then the Company will make an Offer in accordance with the foregoing provisions (1) promptly after the fifth anniversary of the Issue Date, in the event the amount of the 25% Available Cash exceeds $10 million or (2) at such time as the amount of the 25% Available Cash together with the Net Available Cash received after the fifth anniversary of the Issue Date exceeds $10 million, in the event the amount of the 25% Available Cash is less than $10 million.

(d)                                 After consummation of any offer to purchase Notes pursuant to paragraph (b) or (c) above, any Net Available Cash not applied to any such purchase may be used by the Company for any purpose permitted by the other provisions of the Indenture.

(e)                                  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)                                  The Company will not and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)                                  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)                                  if such Affiliate Transaction involves an amount in excess of $1 million the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

(3)                                  if such Affiliate Transaction involves an amount in excess of $5 million, the Board of Directors will also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)                                 The provisions of the preceding paragraph (a) will not prohibit:

(1)                                  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “Limitation on Restricted Payments”;

(2)                                  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)                                  loans or advances in the ordinary course of business of the Company or its Restricted Subsidiaries or to fund the purchase of Capital Stock of the Company, but in any event not to exceed $3 million in the aggregate outstanding at any one time;

(4)                                  the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5)                                  any transaction with a Restricted Subsidiary or joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)                                  arrangements existing on the Issue Date and described under “Acetex Management” above or renewals, extensions or replacements thereof on terms not less advantageous to the Company or any Restricted Subsidiary; and

(7)                                  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)                                  will not and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary); and

(2)                                  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

(A)                              immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B)                                immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

Limitations Regarding Subsidiary Debt Securities

The Company and Acetex LLC will not and the Company will not permit any of its Subsidiaries to, (i) sell, otherwise dispose of or encumber any Subsidiary Debt Securities or any Voting Stock of Acetex LLC, BV, Transatlantique or Chimie or (ii) change, amend or waive any of the terms of or rights with respect to the Subsidiary Debt Securities in a manner adverse to the Holders, including releasing any collateral with respect to any of the Subsidiary

Debt Securities (other than in connection with any extension, renewal, replacement, subrogation or exchange of the collateral in connection with the sharing of the collateral as provided in the following provisos); provided, however, that Acetex LLC may agree to share such collateral to the extent permitted by the covenant described under “Limitation on Liens”; provided, further, however, that Acetex LLC may agree to subordinate its Lien on such collateral to a Lien granted to secure Permitted Bank Indebtedness and Permitted Secured Hedging Obligations.  The Company and Acetex LLC will not permit any Person that is an obligor with respect to the Subsidiary Debt Securities to prepay, repay (except upon maturity or acceleration), repurchase, redeem or otherwise acquire or retire any Subsidiary Debt Securities unless either (i) the proceeds thereof are to be used by the Company to redeem all of the Notes in a manner permitted under the Indenture or (ii) unless immediately after giving effect thereto, Acetex LLC is the sole record and beneficial owner of Subsidiary Debt Securities:

(a)                                  in an aggregate principal amount at least equal to the aggregate outstanding principal amount of the Notes; and

(b)                                 bearing cash interest at a rate at least equal to 10.5% and payable as to interest at the same time as (or immediately prior to the time) interest is payable on the Notes; provided, however, that not more than $103 million principal amount of such Subsidiary Debt Securities (excluding interest paid through the issuance of additional similar notes) will be obligations of Transatlantique.

The Company and Acetex LLC will not and the Company will not permit any of its Subsidiaries to, take or knowingly or negligently omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Intercompany Loan Collateral and the Company will not and will not permit any of its Subsidiaries to, grant to any Person other than Acetex LLC any interest in any of the Intercompany Loan Collateral.  The foregoing will not, however, prohibit the Company, Acetex LLC or any Restricted Subsidiary from (x) granting Liens or sharing Liens on the Intercompany Loan Collateral to the extent permitted by the covenant described under “Limitation on Liens” or (y) agreeing to subordinate their respective Liens on the Intercompany Loan Collateral to Liens granted on Intercompany Loan Collateral to secure Permitted Bank Indebtedness and Permitted Secured Hedging Obligations.

Limitation on Acetex LLC

Acetex LLC will not and the Company will not permit Acetex LLC to:

(a)                                  incur, directly or indirectly, any Indebtedness other than Guarantees of Indebtedness of the Company;

(b)                                 create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it (other than Liens securing Guarantees referred to in clause (a) above);

(c)                                  engage in any business other than holding the Subsidiary Debt Securities;

(d)                                 consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than the Company; or

(e)                                  engage in any transaction or take any action that would cause it to be taxed as other than a partnership for United States Federal income tax purposes.

Limitation on Liens

The Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness other than Permitted Liens; provided, however, such Initial Lien may be Incurred if the Notes are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.  Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

1.                                       the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “Limitation on Liens”;

2.                                       the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

3.                                       the Company applies the proceeds of such transaction in compliance with the covenant described under “Limitation on Sales of Assets and Subsidiary Stock”.

Limitation on Lines of Business

The Company will not and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain primarily engaged in a Related Business.

Limitation on Guarantees of Company Indebtedness

The Company will not permit any Restricted Subsidiary to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of a Subordinated Obligation of the Company will be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company will not permit a Restricted Subsidiary to secure any Subordinated Obligation of the Company or to Guarantee or secure any Capital Stock of the Company.  Notwithstanding the foregoing, a Restricted Subsidiary may grant a Lien on its assets to the holders of Permitted Bank Indebtedness without also making provision to secure the Notes on an equal and ratable basis with such Lien; provided, that such Restricted Subsidiary (other than Chimie) has Guaranteed the Notes or contemporaneously therewith effective provision is made to Guarantee the Notes, unless such Guarantee would have adverse tax consequences on the Company or the Guarantor or if such Guarantee is prohibited by applicable law.

SEC Reports

Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a foreign private issuer subject to such Sections; provided, however, that in the event that the Company qualifies to report under the US/Canadian multijurisdictional disclosure system, such annual reports and such information, documents and other reports will be deemed to refer to those reports required of a Canadian company eligible to use Canadian continuous disclosure filings to satisfy its reporting requirements under such system; provided further, however, that notwithstanding anything to the contrary permitted by such US/Canadian multijurisdictional disclosure system, now or in the future, the reports required of a Canadian company under such system will be deemed to include (i) a reconciliation of such annual reports and such information, documents and other reports to accounting principles generally accepted in the United States, (ii) a quarterly balance sheet, (iii) a quarterly management’s discussion and analysis of financial condition and results of operations and (iv) such information, documents and other reports will be so filed no later than the times specified for the filing of such information, documents and reports under such Sections by a United States Person subject to such Sections.

Corporate Existence

Subject to the covenant described under “Merger and Consolidation”, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and related rights and franchises (charter and statutory) of the Company and its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries will not be required to preserve any such right or franchise or the corporate existence of any such Restricted Subsidiary (other than the Company) if the Board of Directors of the Company determines that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Notes or the Indenture.

Payment of Taxes and Other Claims

The Company will pay or discharge or cause to be paid or discharged, on or before the date the same will become due and payable, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries, shown to be due on any return of the Company or any of its Restricted Subsidiaries or otherwise assessed or upon the income, profits or property of the Company or any of its Restricted Subsidiaries if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Notes or the Indenture and (b) all lawful claims for labor, materials and supplies, which, if unpaid, would by law become a Lien upon the property of the Company or any of its Restricted Subsidiaries, except for any Lien permitted to be Incurred under the covenant described under “Limitation on Liens”, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Notes or the Indenture; provided, however, that the Company or any of the Restricted Subsidiaries will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP.

Maintenance of Properties

The Company will cause all material properties owned by the Company or any of its Restricted Subsidiaries or used or held for use in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company may be consistent with sound business practice and necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant will prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and not reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under the Notes or the Indenture.

Merger and Consolidation

The Company will not amalgamate, consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

1.                                       the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member nation of the European Union or the laws of any political subdivision thereof or the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

2.                                       immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

3.                                       immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “Limitation on Indebtedness”;

4.                                       immediately after giving pro forma effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

5.                                       the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

6.                                       the Company will have delivered to the Trustee an Opinion of Counsel in Canada to the effect that, in the case of a Holder that, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), at all relevant times: (i) is not a resident or deemed to be a resident of Canada; (ii) holds the notes as capital property; (iii) does not use or hold and is not deemed to use or hold the notes in connection with a business that the Holder carries on, or is deemed to carry on, in Canada; (iv) is not a non-resident insurer that carries on business in Canada and elsewhere in respect of which the notes are “designated insurance property”; and (v) has not made an election to have the notes treated as “taxable Canadian property”, (a) any payment by the Company after the amalgamation, consolidation, merger, conveyance, transfer or lease of assets, of interest, premium (if any) or principal on a note to such a Holder that deals at arm’s length, within the meaning of the Tax Act, with the Company at the time of making the payment will be exempt from Canadian withholding tax and (b) the Holder will not be subject to tax under the Tax Act in respect of any disposition or deemed disposition of a note (including on a redemption or repurchase thereof);

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

The Successor Company will be the successor to the Company and will succeed to and be substituted for and may exercise every right and power of, the Company under the Indenture and the predecessor Company, except in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

The Company will not permit BV, Transatlantique or Chimie to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

1.                                       the resulting, surviving or transferee Person (if not such Subsidiary) will be a Person organized and existing under the laws of any member nation of the European Union or the laws of any political subdivision thereof or the federal laws of Canada or the laws of any province thereof or under the laws of the United States of America, or any State thereof or the District of Columbia, or the laws of the jurisdiction of organization of the predecessor entity and if such Person is a Subsidiary Guarantor or obligor on any Subsidiary Debt Securities such Person will expressly assume, by a guaranty agreement, in a form satisfactory to the

Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty or Subsidiary Debt Securities;

2.                                       immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default will have occurred and be continuing; and

3.                                       the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Defaults

Each of the following is an Event of Default:

1.                                       a default in the payment of interest or any Additional Amounts on the Notes when due, continued for 30 days;

2.                                       a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

3.                                       the failure by the Company to comply with its obligations under “Merger and Consolidation” above;

4.                                       the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “Certain Covenants” under “Limitation on Indebtedness”, “Limitation on Restricted Payments”, “Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “Limitation on Affiliate Transactions”, “Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “Limitations Regarding Subsidiary Debt Securities” or “Limitation on Liens”, “Limitation on Sale/Leaseback Transactions”, “Limitation on Lines of Business” or “SEC Reports”;

5.                                       the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

6.                                       Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the “cross acceleration provision”);

7.                                       certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the “bankruptcy provisions”);

8.                                       any judgment or decree for the payment of money in excess of $10 million is entered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

9.                                       the failure of Acetex LLC to comply with any of its obligations in the covenant described above under “Certain Covenants - Limitation on Acetex LLC” (the “LLC default provision”); or

10.                                 a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest will be due and payable immediately.  If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

1.                                       such Holder has previously given the Trustee notice that an Event of Default is continuing;

2.                                       Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

3.                                       such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

4.                                       the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

5.                                       Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs.  Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes.  In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.  We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.  However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

1.                                       reduce the amount of Notes whose Holders must consent to an amendment;

2.                                       reduce the rate of or extend the time for payment of interest on any Note;

3.                                       reduce the principal of or extend the Stated Maturity of any Note;

4.                                       reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” or “Redemption for Changes in Canadian Withholding Taxes” above;

5.                                       make any Note payable in money other than that stated in the Note;

6.                                       impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

7.                                       make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

8.                                       make any change in the ranking or priority of any Note that would adversely affect the Noteholders;

9.                                       make any change in any Subsidiary Guaranty or in the covenant described under “Certain Covenants - Limitation on Acetex LLC” that would adversely affect the Noteholders; or

10.                                 make any change in the provisions of the Indenture described under “Canadian Withholding Taxes” that adversely affects the rights of any Noteholder or amend the terms of the Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

1.                                       to cure any ambiguity, omission, defect or inconsistency;

2.                                       to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

3.                                       to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

4.                                       to add guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

5.                                       to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

6.                                       to make any change that does not adversely affect the rights of any holder of the Notes; or

7.                                       to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment.  However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “Change of Control” and under the covenants described under “Certain Covenants”, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries, the judgment default provision and the LLC default provision described under “Defaults” above and the limitations contained in clauses (3) and (4) of the first paragraph under “Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.  If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.  If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiary Guarantors and Significant Subsidiaries), (8) or (9) under “Defaults” above or because of the failure of the Company to comply with clause (3) or (4) of the first paragraph under “Merger and Consolidation” above.  If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be and must comply with certain other conditions, including delivery to the Trustee of (1) an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law) and (2) an Opinion of Counsel in the jurisdiction of organization of the Company (if other than the United States) to the effect that Holders of the Notes will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax of such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Concerning the Trustee

The Bank of New York is to be the Trustee under the Indenture.  We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.  A co-trustee registered under the Loan and Trust Corporations Act (Alberta) will be appointed pursuant to the terms of the Indenture prior to the issuance of the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.  If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.  Subject to such provisions, the

Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability Of Directors, Officers, Employees And Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Enforceability Of Judgments

Since most of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

We have been informed by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that in such counsel’s opinion the laws of the Province of Alberta (the “Province”) and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province and Canada on a final and conclusive judgment in persona of a United States Federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (the “New York Court”), respecting the enforcement of the Notes or the Indenture, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain in money if:

1.                                       the New York Court that rendered such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province and in accordance with its conflict of laws rules (and submission by the Company in the Indenture to the jurisdiction of the New York Court will be sufficient for this purpose);

2.                                       such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada);

3.                                       the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws;

4.                                       in an action to enforce a default judgment the judgment does not contain a manifest error on its face and no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the province; and

5.                                       the action for such judgment is commenced within two years of the date of such judgment; provided that a court may stay an action to enforce a foreign judgment if an appeal of a judgment is pending or the time for appeal has not expired and provided further that under the Currency Act (Canada) a court may only give judgment in Canadian dollars.

Consent To Jurisdiction And Service

The Company, Acetex LLC, BV, AT Plastics and Alberta AG - Industries have appointed CT Corporation System, 1111 Eighth Avenue, 13th Floor, New York, NY 10011 as its agent for actions brought under United States Federal or state securities laws brought in any United States Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Registration Rights

Holders of the exchange notes will not be entitled to any registration rights with respect to the exchange notes.  As part of the offering pursuant to which the new notes were issued, we entered into a registration rights agreement with the initial purchasers of the new notes dated August 5, 2003.  We have filed the registration statement of which this prospectus forms a part pursuant to that registration rights agreement.

The registration rights agreement provides that in the event that either the exchange offer is not completed or a shelf registration statement, if required, is not declared effective on or prior to February 2, 2004, the interest rate on the new notes will be increased by 1% per annum until the exchange offer is completed or a shelf registration statement, if required, is declared effective by the Securities and Exchange Commission or the new notes become freely tradeable under the Securities Act.

Certain Definitions

“Acetex LLC” means Acetex L.L.C., a Delaware limited liability company and its successors and assigns.

“Additional Assets” means:

1.                                       any property or assets (other than Indebtedness and Capital Stock) in a Related Business;

2.                                       the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

3.                                       Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of the covenants described under “Certain Covenants - Limitation on Restricted Payments”, “Certain Covenants - Limitation on Affiliate Transactions” and “Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” will also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

1.                                       any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

2.                                       all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

3.                                       any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

(other than, in the case of clauses (1), (2) and (3) above:

(A)                              a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B)                                for purposes of the covenant described under “Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “Certain Covenants - Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “Merger and Consolidation”;

(C)                                a sale, assignment or other transfer of accounts receivable and related assets of the type specified under “Qualified Receivables Transaction” to a Receivables Subsidiary or by a Receivables Subsidiary in a Qualified Receivables Transaction; and

(D)                               a disposition of assets with a fair value of less than $1 million).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate per annum equivalent to the rate inherent in the lease included in such Sale/Leaseback Transaction (as determined in good faith by a responsible financial or accounting Officer of the Company), compounded annually) of the total obligations of the lessee for rental payments (excluding amounts required to be paid on account of operating costs, maintenance and repairs, insurance, taxes, assessments, utility rates and similar charges) during the remaining terms of such lease (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

1.                                       the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by;

2.                                       the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“BV” means Acetex B.V., a Netherlands company and its successors and assigns (including any Person that assumes all its obligations under its Subsidiary Guaranty as required by the covenant described under “Merger and Consolidation”).

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.  For purposes of the covenant described under “Certain Covenants - Limitations on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Special Warrants, Special Shares, Common Shares or Preferred Stock, but excluding any debt securities convertible into such equity.

“Chimie” means Acetex Chimie, S.A., a French company and its successors and assigns (including any Person that assumes all of its obligations under its Subsidiary Debt Securities as required by the covenant described under “Merger and Consolidation”).

“Chimie Secured Note” means (i) the $127 million note dated August 7, 2001 of Chimie payable to Acetex LLC and (ii) any Indebtedness that Refinances the Chimie Secured Note.

“Commodity Agreement” means, with respect to any Person, any agreement for the protection against fluctuations in commodity prices or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

1.                                       if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

2.                                       if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related loan commitment has been permanently reduced in a corresponding amount) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

3.                                       if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

4.                                       if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

5.                                       if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company.  The pro forma calculations may give effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the chief financial officer of the Company (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

1.                                       interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

2.                                       amortization of indebtedness discount and indebtedness issuance cost (other than such indebtedness issuance costs in connection with the Notes);

3.                                       capitalized interest;

4.                                       non-cash interest expenses;

5.                                       commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

6.                                       net payments pursuant to Hedging Obligations with respect to any interest Rate Agreement;

7.                                       Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) (as estimated by the chief financial officer of the Company in good faith);

8.                                       interest incurred in connection with Investments in discontinued operations;

9.                                       interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

10.                                 the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

1.                                       any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)                              subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)                                (i) the Company’s equity in a net loss of any such Person for such period and (ii) the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution will be included in determining such Consolidated Net Income;

2.                                       any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

3.                                       any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)                              subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)                                the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

4.                                       any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

5.                                       extraordinary gains or losses;

6.                                       any write-off of deferred financing costs relating to the Existing Secured Notes; and

7.                                       the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants - Limitation on Restricted Payments” only, there will be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Worth” means the total of the following amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made:

1.                                       the par or stated value of all outstanding Capital Stock of the Company plus;

2.                                       paid-in capital or capital surplus relating to such Capital Stock plus;

3.                                       any retained earnings or earned surplus;

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutions providing for the issuance of Indebtedness, revolving credit loans, term loans, receivable financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part and without limitations as to amount, terms, conditions, covenants and other provisions) from time to time and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any Credit Facility.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

1.                                       matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

2.                                       is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

3.                                       is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes will not constitute Disqualified Stock if:

1.                                       the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the Holders of such Capital Stock than the terms applicable to the Notes and described under “Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock” and “Certain Covenants - Change of Control”; and

2.                                       any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

1.                                       all income tax expense of the Company and its consolidated Restricted Subsidiaries;

2.                                       Consolidated Interest Expense;

3.                                       depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

4.                                       all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders; provided, however, for purposes of determining whether an occurrence of Indebtedness by the Company is permitted pursuant to clauses (a) or (b) (10) of the covenant described under “Certain Covenants - Limitation on Indebtedness”, clause (a) (2) of the covenant described under “Certain Covenants - Limitation on Restricted Payments” or clause (3) of the covenant described under “Merger and Consolidation”, to the extent amounts applicable to a Restricted Subsidiary would be so excluded solely as the result of a Permitted Bank Encumbrance, such amounts will be included in determining EBITDA so long as at the time of determination, no default has occurred and is continuing that prohibits or, with the giving of notice or lapse of time or both, would permit the lenders for whom such Permitted Bank Encumbrance was granted the right to prohibit the payment by such Restricted Subsidiary of any such amount or accelerate the related Indebtedness.

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, representing the same underlying indebtedness as and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Secured Notes” means the Company’s outstanding 9¾% Senior Secured Notes Due 2003 in an aggregate principal amount of $180 million.

“GAAP” means generally accepted accounting principles in Canada as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

1.                                       to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

2.                                       entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.  The term “Guarantor” will mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary.  The term “Incurrence” when used as a noun will have a correlative meaning.  Solely for purposes of determining compliance with “Certain Covenants - Limitation on Indebtedness”, (1) amortization of indebtedness discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

1.                                       the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

2.                                       all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

3.                                       all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

4.                                       all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

5.                                       the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

6.                                       all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

7.                                       all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

8.                                       to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days after the date on which such amount becomes fixed and determined.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Intercompany Loan Collateral” means the collateral existing from time to time securing the Chimie Secured Note and the Transatlantique Secured Note.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.  Except as otherwise provided for herein, the amount of an Investment will be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “Certain Covenants - Limitation on Restricted Payments”:

1.                                       “Investment” will include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair value of the net assets of such Subsidiary at the time of such redesignation; and

2.                                       any property transferred to or from an Unrestricted Subsidiary will be valued at its fair value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means August 7, 2001.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of

Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

1.                                       all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

2.                                       all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

3.                                       all distributions and other payments required to be made to minority interest Holders in Restricted Subsidiaries as a result of such Asset Disposition; and

4.                                       the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Original Transatlantique Note” means (i) the $50 million note dated August 7, 2001 of Transatlantique payable to Acetex LLC and (ii) any Indebtedness that Refinances the Original Transatlantique Note.

“Permitted Bank Encumbrances” means any encumbrance or restriction of the type described in clause (a), (b) or (c) of the covenant under “Certain Covenants - Limitations on Restrictions on Distributions from Restricted Subsidiaries”, in each case included in (i) any Permitted Bank Indebtedness Incurred by Chimie or any agreement pursuant to which such Indebtedness was Incurred or (ii) any agreement effecting a Refinancing of any such Indebtedness so long as the terms of such Refinancing comply with clause (1)(iv) of the covenant described under “Certain Covenants - Limitations on Restrictions on Distributions from Restricted Subsidiaries”; provided, however, that such encumbrances or restrictions comply with clause (1)(ii) of the covenant described under “Certain Covenants - Limitations on Restrictions on Distributions from Restricted Subsidiaries”.

“Permitted Bank Indebtedness” means Indebtedness incurred pursuant to clause (1) of paragraph (b) of the covenant described under “Limitation on Indebtedness”.

“Permitted Holders” means (i) Brooke N. Wade, Kenneth E. Vidalin, their respective spouses, direct descendants or any spouse of their direct descendants, (ii) any Person, controlled directly or indirectly, by any one or more of the Persons referred to in clause (i), (iii) any trust, all of the beneficiaries of which are any one or more of the persons referred to in clause (i), or (iv) any bona fide legal representative of any of the individuals in clause (i) duly appointed as a result of the death or legal incapacity of such individual.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

1.                                       the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

2.                                       another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

3.                                       cash and Temporary Cash Investments;

4.                                       receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

5.                                       payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

6.                                       loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

7.                                       stock, obligations or securities received in settlement of debt created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

8.                                       any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “Certain Covenants - Limitation on Sales of Assets and Subsidiary Stock”; and

9.                                       any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

10.                                 Hedging Obligations Incurred in accordance with the covenant “Limitation on Indebtedness”;

11.                                 any Person consisting of Guarantees Incurred in accordance with the covenant “Limitation of Indebtedness”;

12.                                 any Permitted Joint Venture; provided, however, that such Investments consist of (x) the contribution of technology or intellectual property (including know-how and related services) and start-up contracts for the sale of product at cost to such Permitted Joint Ventures (y) and other assets (including cash) which in the aggregate do not exceed $15 million;

13.                                 a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, contribution of additional receivables or any equity interest; and

14.                                 any Person; provided, however, that the amount of all such other Investments do not exceed $15 million at any time outstanding.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Related Business and (b) the governing documents of the joint venture require the consent of the Company or such Restricted Subsidiary with respect to any material decisions relating to the activities of the joint venture.

“Permitted Liens” means, with respect to any Person:

1.                                       pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds or other direct obligations of France, Canada or any Canadian province to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

2.                                       Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board or any similar regulations in any other applicable jurisdiction and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

3.                                       Liens for taxes, assessments or government changes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

4.                                       Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

5.                                       minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

6.                                       Liens securing Purchase Money Indebtedness; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto) and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property or asset subject to the Lien;

7.                                       Liens to secure Permitted Bank Indebtedness and Permitted Secured Hedging Obligations;

8.                                       Liens existing on the Issue Date;

9.                                       Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

10.                                 Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

11.                                 Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

12.                                 Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

13.                                 any interest or title of a lessor in the property subject to a Capitalized Lease Obligation or operating lease;

14.                                 Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)                              such new Lien will be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(B)                                the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

15.                                 Liens on Capital Stock of a Person which is not a Subsidiary and which secures only non-recourse Indebtedness;

16.                                 Liens on accounts receivable and related assets of the types specified under “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction; and

17.                                 Liens securing Indebtedness which, together with all other Indebtedness secured by Liens (excluding Indebtedness secured by Liens permitted by clauses (1) through (16) above) at the time of determination, does not exceed $5 million.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clauses (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “Certain Covenants - Limitation on Sale of Assets and Subsidiary Stock”.  For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.

“Permitted Secured Hedging Obligations” means Hedging Obligations of the borrower of Permitted Bank Indebtedness owed to a lender of such Permitted Bank Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of the acquisition, development or improvement of any asset or assets (including Capital Stock and the assets of a Related Business) by the Company or any Restricted Subsidiary, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

1.                                       a Receivables Subsidiary (in the case of a transfer by the Company of its Restricted Subsidiaries); and

2.                                       any other Person (in the case of a transfer by a Receivables Subsidiary);

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries and any assets related thereto, including, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset Securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary (1) all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other such wholly owned Subsidiaries of the Company and (2) that engages in no activities other than in connection with financing of accounts receivable and that is designated by the Board of Directors as a Receivables Subsidiary and:

(A)                              has no Indebtedness or other obligations (contingent or otherwise) that:

(a)                                  are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings;

(b)                                 are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(B)                                has no contract, agreement, arrangement or undertaking (except in connection with a purchase money note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries other than those, the terms of which are no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing account receivable; and

(C)                                neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary’s financial condition or cause the Receivable Subsidiary to achieve certain levels of operating results.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness.  “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however that:

1.                                       such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

2.                                       such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

3.                                       such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness will not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

“Restricted Payment” with respect to any Person means:

1.                                       the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

2.                                       the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

3.                                       the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

4.                                       the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Senior Indebtedness” means with respect to any Person:

1.                                       Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

2.                                       accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of:

(a)                                  indebtedness of such Person for money borrowed; and

(b)                                 indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness will not include:

1.                                       any obligation of such Person to any Subsidiary;

2.                                       any liability for Federal, state, local, provincial or foreign or other taxes owed or owing by such Person;

3.                                       any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities;

4.                                       any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

5.                                       that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

1.                                       such Person;

2.                                       such Person and one or more Subsidiaries of such Person; or

3.                                       one or more Subsidiaries of such Person.

“Subsidiary Debt Securities” means the Original Transatlantique Note, the Transatlantique Secured Note and the Chimie Secured Loan (together with the Guarantee by Transatlantique of the Chimie Secured Loan).

“Subsidiary Guarantor” means Acetex B.V., Acetex LLC and each other Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture, including AT Plastics and Alberta AG - Industries.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

1.                                       any investment in direct obligations of Canada or the United States of America or any agency thereof or obligations guaranteed by Canada or the United States of America or any agency thereof;

2.                                       investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of Canada or the United States of America, any province or state thereof or any other foreign country recognized by the United States of America and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding indebtedness which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

3.                                       repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

4.                                       investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of “R-1 low” (or higher) by the Dominion Bond Rating Service Limited, “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group; and

5.                                       investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any province of Canada, or by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.

“Transatlantique” means Transatlantique Chimie S.A., a French company and its successors and assigns (including any Person that assumes all its obligations under its Subsidiary Debt Securities as required by the covenant described under “Merger and Consolidation”).

“Transatlantique Secured Note” means (i) the $53 million note dated August 7, 2001 of Transatlantique payable to Acetex LLC and (ii) any Indebtedness that Refinances the Transatlantique Secured Note.

“Unrestricted Subsidiary” means:

1.                                       any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

2.                                       any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “Certain Covenants - Limitation on Restricted Payments”; provided further, however, that none of BV, Transatlantique, Chimie, Erkol, Erfei or any of their respective shareholders will be or become Unrestricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants - Limitation on Indebtedness” and (B) no Default will have occurred and be continuing.  Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to promptly file such resolution or Officers’ Certificate will not impair or affect the validity of such designation.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange Notes will be issued in the form of several registered Notes in global form, without interest coupons (the “global Notes”).

Upon issuance, each of the global Notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.  We expect that under procedures established by DTC:

•                  upon deposit of each global Note with DTC’s custodian, DTC will credit portions of the principal amount of the global Note to the accounts of the DTC participants designated by the initial purchasers; and

•                  ownership of beneficial interests in each global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global Note).

Beneficial interests in the global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

1.                                       upon deposit of the global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global Notes; and

2.                                       ownership of these interests in the global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global Notes).

Investors in the global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC.  Investors in the global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system.  All interests in a global Note may be subject to the procedures and requirements of DTC.  The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a global Note to such Persons will be limited to that extent.  Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture.  Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes.  Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

1.                                       any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global Notes; or

2.                                       any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company.  Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.  However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global Note is exchangeable for Certificated Notes if:

1.                                       DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

2.                                       the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

3.                                       there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture.  In all cases, Certificated Notes delivered in exchange for any global Note or beneficial interests in global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes, if any.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global Note Holder.  The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.  The notes represented by the global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.  The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain United States federal income tax considerations for investors who purchase the notes in the offering at the offering price.  This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect.  This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g. ﬁnancial institutions, insurance companies, broker-dealers, tax-exempt organizations and ‘‘non-US holders” as defined below) or to persons that hold notes as part of a straddle, hedging, or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ signiﬁcantly from those summarized below.  In addition, this summary does not discuss any foreign, state, or local tax considerations.  This summary assumes that investors will hold their notes as ‘‘capital assets ‘‘ (generally, property held for investment) under the United States Internal Revenue Code (the ‘‘Code ‘‘).  Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax considerations of purchasing, owning and disposing of the notes.

For purposes of this summary, a ‘‘US holder” is a beneficial owner of the notes that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the law of the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day and elected to continue to be so treated.  If a partnership holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership.  A partner of a partnership holding notes is urged to consult its tax advisors.  A beneficial owner of the notes that is not a US holder is referred to herein as a ‘‘non-US holder.’’

US Holders and Non-US Holders

The exchange of a new note for an exchange note pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.  As a result, there will be no United States federal income tax consequences to a holder who exchanges a new note for an exchange note pursuant to the exchange offer and any such holder will have the same adjustment tax basis and holding period in the exchange note as it had in the new note immediately before the exchange.

US Holders

Interest payable on the notes will be includible in income at the time interest payments are accrued or received in accordance with a US holder’s regular method of accounting and will constitute foreign source income for United States federal income tax purposes.  In addition, a US holder may be eligible to claim a deduction or, subject to a number of complex limitations, a foreign tax credit in respect of any Canadian withholding taxes imposed upon such interest payments.  If a US holder elects to claim a foreign tax credit, rather than a deduction, for a particular tax year, such election will apply to all foreign taxes paid by the holder in the particular year.

A US holder that purchased a note in the offering at the offering price will be considered to have purchased such note with ‘‘amortizable bond premium” equal in amount to the excess of its purchase price over the principal amount of the note.  In general, a US holder may elect to amortize (that is, offset against interest income) such premium over the term of the note, based on the US holder’s yield to maturity with respect to the note.  The notes are subject to call provisions at our option at various times, as described in this prospectus under ‘‘Description of the Notes - Optional Redemption.’’  A US holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date.  An election to amortize bond premium applies to all taxable debt obligations held by the US holder at the beginning of the ﬁrst taxable year to which the election applies and thereafter acquired by the US holder and may be revoked only with the consent of the Internal Revenue Service.  A US holder who elects to amortize bond premium must reduce such holder’s tax basis in the note by the amount of the premium amortized in any year.

A US holder will recognize capital gain or loss upon the sale, redemption, or other disposition of the notes in an amount equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest not yet taken into income, which will be taxable as ordinary interest income) and the holder ‘s tax basis in such note.  Any capital gain or loss will be long term if the notes have been held for more than one year and will generally be United States source gain or loss.  The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, is subject to limitations.

Non-US Holders

An investment in the notes by a non-US holder will not give rise to any United States federal income tax consequences, unless (i) the interest received on, or any gain recognized on the sale or other disposition of, the notes by such holder is treated as effectively connected with the conduct by such holder of a trade or business in the United States, or (ii) in the case of any gain derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are met.

In order to avoid back-up withholding on payments of interest and principal on the notes, a non-US holder of the notes should submit an appropriate and properly completed Internal Revenue Service Form W-8BEN, or other documentary evidence, certifying that such holder is an exempt foreign person.  Holders are urged to consult their tax advisors regarding the applicability of United States backup withholding and information reporting requirements.

EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following general summary describes the principal Canadian federal income tax considerations applicable to a holder who acquires notes pursuant to this offering and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) at all relevant times: (i) is not a resident or deemed to be a resident of Canada; (ii) holds the notes as capital property; (iii) does not use or hold and is not deemed to use or hold the notes in connection with a business that the holder carries on, or is deemed to carry on, in Canada; and (iv) is not a non-resident insurer that carries on business in Canada and elsewhere in respect of which the notes are “designated insurance property”.  Unless the context otherwise requires, a reference in this summary to a “note” shall include a reference to an “exchange note”.  This summary is based upon the current provisions of the Tax Act and the regulations issued thereunder (the “Regulations”) as of the date hereof, all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency.  This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in the law whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.  This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser.  Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to the tax consequences to them having regard to their own particular circumstances.

Taxation of Interest on Notes

The payment by Acetex Corporation of interest, premium, if any and principal on a note to a holder with whom it deals at arm’s length within the meaning of the Tax Act at the time of making the payment will be exempt from

Canadian withholding tax.  For the purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

Dispositions of Notes

A holder of a note will not be subject to tax under the Tax Act in respect of any disposition or deemed disposition of a note (including on a redemption or repurchase thereof).

Exchange of Notes

The exchange by a holder of a note for an exchange note will not constitute a disposition for the purposes of the Tax Act and accordingly a holder will not realize a capital gain or capital loss in respect of the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for new notes where the new notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time-to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale.  These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices.  Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act.  Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its new notes directly from us:

•                  may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•                  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers.  We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of certain of the guarantees will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.  Certain matters of Canadian law will be passed upon for the Company by Burnet, Duckworth & Palmer LLP, Calgary, Canada.  Certain matters of Dutch law will be passed upon for the Company by NautaDutilh, Amsterdam, the Netherlands.

EXPERTS

There are no direct or indirect interests in the property of the Company or of an associated party or affiliate of the Company received or to be received by a person or company whose profession or business gives authority to a statement made by the person or company and who is named in this prospectus or a document specifically incorporated by reference herein as having prepared or certified a part of that document or a report or valuation described in this prospectus or any documents specifically incorporated by reference herein.  The beneficial ownership, directly or indirectly, by the foregoing persons or companies of any securities of the Company or any associated party or affiliate of the Company is less than 1% of the issued and outstanding securities of the Company.  None of the foregoing persons or companies, nor any director, officer or employee of the foregoing persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associated party or affiliate of the Company, other than David W. Ross, the Corporate Secretary of the Company, who is a partner of Burnet, Duckworth & Palmer LLP, which law firm renders legal services to the Company.

STATUTORY RIGHTS OF WITHDRAWAL AND RECISSION

Securities legislation in certain of the Provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.  This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment.  In several of the provinces the securities legislation further provides a purchaser with remedies for recission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for recission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for particulars of these rights or consult with a legal advisor.  Rights and remedies also may be available to purchasers under U.S. law.  Purchases may wish to consult with a U.S. legal advisor for particulars of these rights.

Consents

Consents of KPMG

The Board of Directors of Acetex Corporation

We have read the short form prospectus dated November 12, 2003 relating to the exchange offer for US $75,000,000 10-7/8% Senior Unsecured Notes due 2009 of the Company. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the use in the above-mentioned short form prospectus of our reports to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2002 and 2001 and the consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002 and on the Item 18 – Reconciliation with United States Generally Accepted Accounting Principles. Our reports are dated February 7, 2003.

Vancouver, Canada                                                                                                                                     (signed) KPMG LLP

November 12, 2003                                                                                                                                  Chartered Accountants

The Board of Directors of AT Plastics Inc.

We have read the short form prospectus dated November 12, 2003 relating to the exchange offer for US $75,000,000 10-7/8% Senior Unsecured Notes due 2009 of Acetex Corporation. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the use in the above-mentioned short form prospectus of our report to the directors of the Company on the consolidated balance sheets of the Company as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. Our report is dated February 19, 2003, except as to Notes 1, 9 and 20 which are as of June 30, 2003.

Edmonton, Canada                                                                                                                                       (signed) KPMG LLP

November 12, 2003                                                                                                                                 Chartered Accountants

GLOSSARY OF TERMS

The following glossary lists certain of the more frequently used terms in this prospectus:

Acetaldehyde	a product resulting from the oxidation of ethylene.

Acetate	a salt or ester of acetic acid.

Acetate Solvents	a general class of solvents based on acetic acid. These solvents are used primarily in inks, paints and coatings.

Acetic Acid

a colorless liquid derived from the reaction of methanol with carbon monoxide, bacterial action on ethyl alcohol, the oxidation of acetaldehyde or other processes.  Acetic acid is a key chemical intermediate and a principal feedstock for VAM and other acetic acid derivative products.

Acetic Acid Derivative	any compound which contains acetic acid or a derivative of acetic acid. Acetex produces five acetic acid derivatives: VAM, acetic anhydride, PVOH, polyvinyl acetate and isopropyl acetate.

Acetic Anhydride

used primarily in the production of cellulose acetate (which is used in the production of tow for cigarette filters), pharmaceuticals, plastics, bleaching agents for detergents, dyes and agro-chemicals.

Acetylene

a colorless gas used in the production of VAM, vinyl chloride, acetaldehyde, carbon black and welding and cutting metals.  Acetex produces VAM by reacting acetylene with acetic acid and passing the mixture over a zinc catalyst.

Agrochemical	a chemical, such as a hormone, fungicide, or insecticide, that improves the production of crops.

Captive Use	use by the Company or its subsidiaries of any of their own chemical production for the manufacture of downstream products.

Carbon Monoxide	a colorless gas by-product that is created when producing acetylene. Carbon monoxide is used to manufacture acetic acid.

Catalyst

any substance that notably affects the rate of a chemical reaction without itself being consumed or undergoing a chemical change.  The Monsanto Process uses a rhodium-halide catalyst to produce acetic acid.  The acetylene process for producing VAM uses a zinc catalyst.

Cellulose Acetate

white flakes, powder or resin notable for toughness, high impact strength and ease of fabrication.  Cellulose acetate is any of a group of acetic esters of cellulose used to make yarns, textiles, lacquers, non-flammable photographic films, plastics, celluloid substitutes and cigarette filter tow.

Chemical Intermediate	the term for any chemical derived from other chemicals which is used to produce yet other chemical products.

Copolymer	term used to describe material created by polymerizing a mixture of two (or more) starting compounds.

Debottlenecking	an increase in output using the same basic plant by improving process efficiency or changing certain equipment which currently limits production capability.

Ethylene

a basic building block commodity chemical produced from natural gas or oil feedstock.  The oxidation of ethylene produces acetaldehyde, used in the production of acetic acid.  Ethylene can also be reacted with acetic acid to produce VAM.

Ethylene Ethyl Acrylate (“EE”)

a copolymer of ethylene and ethyl acrylate which exhibits high flexibility, excellent impact and tear resistance.  The major application areas of EEA are wire and cable, adhesives, flexible packaging and nylon compounding.

Ethylene Vinyl Acetate (“EVA”)

a copolymer produced in a high pressure polyethylene process in which the primary monomer is ethylene and the secondary monomer is vinyl acetate.  AT Plastics produces ethylene vinyl acetate copolymers, or EVA polymers, with a vinyl acetate content between 6% and 40% by weight.

Ethylmethyl Acrylate (“EMA”)

a copolymer of ethylene and methyl acrylate exhibiting thermal stability, soft feel, flexibility and heat seal response at lower temperatures.  Its major applications include food packaging, heat-shrink tubing and disposable gloves.

Extrusion Coating	the process wherein a flat die, similar to a cast film die, extrudes a curtain of melt which is laid down on a substrate (i.e. paperboard) where it adheres, cools, and forms a thin polymeric coating.

Homopolymer	term used to describe a polymer resulting from the polymerization of a single monomer.

Hydrogen

a common gas used in the production or processing of ammonia, ethanol, petroleum, metallic ores and specialty fuels.  The mixture resulting from the production of acetylene contains hydrogen and carbon monoxide, which are separated from acetylene in a separation unit.  The hydrogen produced by Acetex is sold to Norsk Hydro, which owns and operates a chemical production facility on the Pardies complex.

Low-Density Polyethylene (“LDPE”)	a plastic that is used predominantly in film applications due to its toughness, flexibility and relative transparency.

Linear Low-Density Polyethylene (“LLDPE”)	the preferred resin for injection molding due to its superior toughness which is used in items such as grocery bags and garbage bags.

Methanol

a colorless liquid obtained by the destructive distillation of wood or the incomplete oxidation of natural gas, or produced synthetically from carbon monoxide and hydrogen.  Methanol is primarily used in formaldehyde, MTBE (a fuel additive) and acetic acid.

Monomer

a molecule or compound of relatively simple structure that can be converted to polymers through reaction with itself or other molecules.  For example, vinyl acetate (or VAM) is the monomer of polyvinyl acetate.

Monsanto Process

a methanol carbonylation process technology developed by the Monsanto Company in the 1970s for the production of acetic acid.  This process is used by the Company under a non-exclusive license and uses methanol to produce acetic acid, as opposed to other processes which use ethylene or ethanol.

Nameplate Capacity	the term for current plant design capacity based on 330 days of operation per year.

Polyethylene

a polymer made from the polymerization of ethylene.  The most widely used thermoplastic in the world and one of the principal plastics used in the manufacture of hundreds of consumer and industrial products.

Polyethylene Terephthalate (“PET”)	a key raw material used in the production of soft-drink bottles, packaging films and recording tapes.

Polymerization	a chemical reaction in which a large number of relatively simple molecules combine to form a large chainlike molecule.

Polyvinyl Alcohol (“PVOH”)

a water-soluble, non-toxic synthetic polymer with film-forming, emulsifying and adhesive properties is highly resistant to solvents, oils and grease and can be used to form tough, clean films that have high tensile strength and abrasion resistance.  PVOH is produced by polymerizing VAM with either methanol or water.

Polyvinyl Butyral (“PVB”)

a thermoplastic resin manufactured by polymerizing vinyl acetate, then saponifining vinyl alcohol, and finally reacting with butyraldehyde.  Polyvinyl Butyral resins are employed in a wide array of industrial and commercial applications.

Polyvinyl Chloride (“PVC”)

the product of combining ethylene and chlorine.  The resulting compound, ethylene dichloride, is catalyzed to form a gas called vinyl chloride monomer.  Polymerization of the vinyl chloride monomer results in PVC.  PVC is one of the most widely used plastics and is used in a wide range of industrial and commercial applications.

Resins	term originally used for naturally occurring resinous polymeric materials. Today often used for synthetic polymers (liquid or solid).

Thermoplastic	term used to describe materials which can be molten and processed by injection molding and which solidify again on cooling.

Toll Manufacturing Arrangement

an agreement between two or more parties whereby at least one party (the “manufacturer”) agrees to manufacture something on behalf of at least one other party (the “client”) at some agreed upon fee (e.g., on a per unit basis plus a fixed fee).  Under a toll manufacturing arrangement, any sales risk remains with the client, who merely contracts or engages the manufacturer at a specified stage of production.  Some inputs are typically provided by the client as well.

Tonne	one metric tonne or 2,204.6 pounds.

Tow	fibers found in cigarette filters.

Vinyl Acetate Monomer (“VAM”)

a colorless, easily polymerized liquid used as a raw material for certain polyvinyl resins.  Vinyl acetate monomer, or VAM, is produced by the Company through the reaction of acetylene and acetic acid and is used chiefly in the manufacture of polyvinyl-based products, including plastics, films, paints and adhesives.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AT PLASTICS INC.

Auditors’ report including comments for US readers on Canada – U.S. reporting differences

Consolidated financial statements as at December 31, 2002 and 2001 and (unaudited) June 30, 2003, and for each of the years in the three year period ended December 31, 2002 and (unaudited) for the six month periods ended June 30, 2003 and 2003

ACETEX CORPORATION

Compilation report including comments by auditors for United States readers on differences between Canadian and United States reporting standards

Pro forma consolidated financial statements as at June 30, 2003, and for the year ended December 31, 2002, and for the six month periods ended June 30, 2003 and 2002

ACETEX CORPORATION

Auditors’ report

Item 18 – Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2000, 2001 and 2002 and (unaudited) the six months ended June 30, 2002 and 2003

Consolidated Financial Statements

(Expressed in thousands of United States dollars)

AT PLASTICS INC.

For the years ended December 31, 2002, 2001 and 2000
(Information as at June 30, 2003 and for the six months
ended June 30, 2003 and 2002 is unaudited)

140

KPMG LLP
Chartered Accountants
10125 - 102 Street	Telephone (780) 429-7300
Edmonton AB T5J 3V8	Telefax (780) 429-7379
Canada	www.kpmg.ca

AUDITORS’ REPORT

THE BOARD OF DIRECTORS

AT PLASTICS INC.

We have audited the consolidated balance sheets of AT Plastics Inc. as at December 31, 2001 and 2002 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

KPMG LLP (signed)

Chartered Accountants

Edmonton, Canada

February 19, 2003, except as to Notes 1, 9 and 20
which are as of June 30, 2003.

KPMG LLP, a Canadian limited liability partnership is the Canadian member of KPMG International, a Swiss nonoperating association.

COMMENTS BY AUDITORS FOR U.S. READERS
ON CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements.  Our report to the directors dated February 19, 2003 (except as to Notes 1, 9 and 20 which are as of June 30, 2003) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

In addition, in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes to the consolidated financial statements relating to the adoption by the Company of new accounting policies relating to goodwill [note 2(h)], foreign currency translation [note 2(k)], and stock-based compensation and other stock-based payments [note 2(o)].  Our report to the directors dated February 19, 2003 (except as to Notes 1, 9 and 20 which are as of June 30, 2003) is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

KPMG LLP (signed)

Chartered Accountants

Edmonton, Canada

February 19, 2003, except as to Notes 1, 9 and 20
which are as of June 30, 2003.

AT PLASTICS INC.

Consolidated Balance Sheets

(In thousands of United States dollars)

	December 31		June 30
	2001	2002	2003
			(Unaudited)

Assets

Current assets:
Cash	$11,657	$—	$—
Accounts receivable	20,338	21,991	30,419
Inventory (note 6)	28,316	28,762	38,353
Prepaid expenses	922	1,301	525
	61,233	52,054	69,297

Other assets (note 8)	6,957	9,239	8,174
Fixed assets (note 7)	183,064	179,171	205,629
Future income taxes (note 12)	4,402	7,305	—

	$255,656	$247,769	$283,100

Liabilities and Shareholders’ Equity

Current liabilities:
Cheques issued in excess of cash on deposit	$—	$106	$1,256
Accounts payable and accrued liabilities	23,527	21,032	22,195
Current portion of long-term debt (note 9)	1,998	1,827	115,564
	25,525	22,965	139,015

Employee future benefits (note 10)	3,727	3,999	4,882

Long-term debt (note 9)	100,994	97,613	56

Shareholders’ equity:
Capital stock [note 11(a)]	163,560	163,560	163,560
Contributed surplus [note 11(b)]	—	4,450	4,785
Deficit	(26,780)	(34,692)	(39,710)
Cumulative translation adjustment [note 2(k)]	(11,370)	(10,126)	10,512
	125,410	123,192	139,147

Going concern (note 1)
Commitments and contingencies (note 16)
Combination agreement with Acetex Corporation (note 20)
United States generally accepted accounting principles (note 19)

	$255,656	$247,769	$283,100

See accompanying notes to consolidated financial statements.

AT PLASTICS INC.

Consolidated Statements of Operations and Deficit

(In thousands of United States dollars, except per share amounts)

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				Restated – Note 2(l) (Unaudited)

Sales	$170,245	$158,601	$156,253	$75,230	$86,108

Cost of sales and other expenses	140,955	138,522	133,928	64,444	74,464
Special charges (note 14)	2,908	4,186	16	—	3,754
Amortization	14,224	16,146	12,536	5,162	5,873
	158,087	158,854	146,480	69,606	84,091

Operating income (loss)	12,158	(253)	9,773	5,624	2,017

Other expenses (income):
Interest and fees on long-term debt	13,035	14,282	14,180	7,788	9,030
Old lending facilities exit costs (note 4)	—	6,335	6,430	6,430	—
Other interest expense (income)	780	(65)	(37)	—	—
Foreign exchange loss (gain)	1,136	399	(668)	(3,137)	(10,138)
Gain on sale of assets (note 5)	—	(871)	—	—	—
	14,951	20,080	19,905	11,081	(1,108)

Income (loss) before income taxes and discontinued operations	(2,793)	(20,333)	(10,132)	(5,457)	3,125

Income taxes (note 12):
Current	603	526	654	308	217
Future (reduction)	(269)	(4,471)	(2,874)	(2,678)	7,926
	334	(3,945)	(2,220)	(2,370)	8,143

Loss from continuing operations	(3,127)	(16,388)	(7,912)	(3,087)	(5,018)

Loss on discontinued operations (note 4)	(14,950)	(2,161)	—	—	—

Loss for the period	(18,077)	(18,549)	(7,912)	(3,087)	(5,018)

Retained earnings (deficit), beginning of period:
As previously reported	19,798	(6,978)	(26,780)	(26,780)	(34,692)
Adjustment:
Foreign currency translation [note 2(k)]	(557)	(1,253)	—	—	—
Employee future benefits [note 2(j)]	(6,404)	—	—	—	—
Future income taxes [note 2(m)]	(1,738)	—	—	—	—
As restated	11,099	(8,231)	(26,780)	(26,780)	(34,692)

Deficit, end of period	$(6,978)	$(26,780)	$(34,692)	$(29,867)	$(39,710)

Loss per share (note 13):
Basic and diluted before discontinued operations	$(0.10)	$(0.42)	$(0.16)	$(0.06)	$(0.10)
Basic and diluted – discontinued operations	(0.47)	(0.05)	—	—	—
Basic and diluted	(0.57)	(0.47)	(0.16)	(0.06)	(0.10)

See accompanying notes to consolidated financial statements.

AT PLASTICS INC.

Consolidated Statements of Cash Flows

(In thousands of United States dollars)

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				Restated – Note 2(l) (Unaudited)

Cash provided by (used in):

Operations:
Loss for the period	$(18,077)	$(18,549)	$(7,912)	$(3,087)	$(5,018)
Items not affecting cash:
Write-off of deferred financing costs (note 14)	—	—	557	557	—
Amortization	18,642	17,871	12,536	5,162	5,873
Write-down of assets of discontinued operations (note 4)	20,840	—	—	—	—
Deferred interest on long- term debt (note 9)	—	—	2,699	2,438	1,534
Loss (gain) on foreign exchange	1,136	399	(929)	(3,850)	(11,983)
Future income taxes	(9,551)	(5,627)	(2,874)	(2,678)	7,926
Gain on sale of assets (notes 4 and 5)	—	(1,701)	—	—	—
Write-off of investment tax credits recoverable (note 14)	—	—	—	—	1,864
Change in non-cash operating working capital:
Accounts receivable	(959)	3,058	(1,463)	(5,783)	(4,331)
Inventory	(8,828)	4,780	(174)	1,670	(4,336)
Prepaid expenses	(393)	(203)	(373)	556	925
Accounts payable and accrued liabilities	(4,525)	(2,861)	(2,734)	(3,375)	(2,250)
	(1,715)	(2,833)	(667)	(8,390)	(9,796)

Financing:
Issue of long-term debt	—	7,738	103,506	107,994	11,935
Principal repayments of long-term debt	(14,583)	(43,128)	(106,407)	(105,012)	(1,353)
Issue of common shares	22,870	20,868	—	—	—
	8,287	(14,522)	(2,901)	2,982	10,582

Investing:
Purchase of fixed assets	(5,843)	(4,673)	(3,761)	(2,060)	(1,331)
Increase in other assets	(1,429)	(607)	(4,602)	(4,438)	(503)
Proceeds from Wire and Cable business [note 4(a)]	—	6,401	—	—	—
Proceeds from Packaging business [note 4(b)]	—	24,857	—	—	—
Proceeds from sale of assets (note 5)	—	3,575	—	—	—
	(7,272)	29,553	(8,363)	(6,498)	(1,834)

Foreign exchange gain (loss) on cash held in foreign currency	(20)	(557)	168	132	(102)

Increase (decrease) in cash	(720)	11,641	(11,763)	(11,774)	(1,150)
Cash, beginning of period	736	16	11,657	11,657	(106)

Cash (cheques issued in excess of cash on deposit), end of period	$16	$11,657	$(106)	$(117)	$(1,256)

Supplemental cash flow information:
Interest paid	$13,347	$14,001	$10,919	$5,300	$7,576
Income taxes paid	603	526	567	308	418

See accompanying notes to consolidated financial statements.

AT PLASTICS INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2000, 2001 and 2002
(Information as at June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited)
(Amounts in thousands of United States dollars, except number of shares and per share amounts)

1.     Going concern:

These consolidated financial statements have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles.  The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future (not to exceed one year beyond the date of the financial statements) and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.  There is significant doubt about the appropriateness of the use of the going concern assumption because the Company experienced significant losses in each of the years ended December 31, 2000, 2001 and 2002.  The Company also experienced negative cash flows from operations, which are after deducting special charges (note 14), in each of the past three years.  The Company has an accumulated deficit at each of the periods presented.  In addition, at June 30, 2003 the Company is in violation of certain of its financial covenants under its debt agreements and therefore has classified its long-term indebtedness as a current liability, as its creditors have the ability to demand immediate repayments of the Company’s credit facilities (note 9).  The covenants not met include achieving certain levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), maintaining a minimum level of net worth and maintaining certain fixed charge and interest coverage ratios.  This classification of debt as a current liability has resulted in a working capital deficiency at June 30, 2003.

On June 20, 2003, the Company entered into an agreement with Acetex Corporation, a Canadian public company, to pursue the combination of their businesses.  Further details regarding this agreement are provided in Note 20.  In management’s view, the combination of the Company with Acetex Corporation, if approved by the shareholders of the Company, will provide access to new capital to fund the operations of the Company for the foreseeable future.  There can be no assurances provided that this agreement will be consummated or that the Company will have access to such capital when required to fund its future operations.

The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when due is dependent on the successful consummation of the agreement with Acetex Corporation or negotiations with the Company’s creditors to remedy the covenant violations at June 30, 2003 and achieving profitable operating results.  Management believes that the completion of the actions taken or planned, some of which are described above, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements.  There is no certainty that these or other strategies will be sufficient to permit the Company to continue operations as a going concern for a reasonable period of time and thus be able to realize its assets and discharge its liabilities and commitments in the normal course of operations.

The consolidated financial statements do not reflect adjustments that would be necessary if the “going concern” assumption was not appropriate.  If the “going concern” basis was not appropriate for these financial statements, then significant adjustments would likely be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.              Significant accounting policies:

(a)          Basis of presentation:

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”).  Material items that could give rise to measurement differences to these consolidated financial statements under United States GAAP are outlined in note 19.  The consolidated financial statements include the accounts of AT Plastics Inc. and its wholly-owned subsidiary companies.  Material inter-company transactions and balances are eliminated on consolidation.

The consolidated financial position as at June 30, 2003 and the results of operations and cash flows for the six months ended June 30, 2002 and 2003 are unaudited.  The unaudited consolidated financial statements, in the opinion of management, contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such unaudited periods and the accounting policies applied therein are consistent with those described below.

The Films operating segment is seasonal with most of the activity occurring in late summer and early fall months coinciding with agricultural and horticultural markets.

(b)         Revenue recognition:

The Company recognizes revenue when title to the product has been transferred to the customer, collection of the sales proceeds is reasonably assured and the Company has no significant continuing risks or obligations with respect to the product.  Transfer of title to the product usually occurs at the time shipment is made.  The Company recognizes customer volume rebates as they are earned as a reduction of revenue.  A provision for returns is also recognized as a reduction of revenue; however, this amount is not significant.  Amounts charged to customers for freight are recorded as revenue.  Cost of sales and other expenses include freight and shipping costs of $10,229 for the period ended December 31, 2002 and $5,510 for the period ended June 30, 2003 (2001 - $10,625; 2000 - $12,069; June, 2002 - $4,580).

(c)          Cash:

Cash consists of cash, cash equivalents and cheques issued in excess of cash on deposit.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(d)         Inventory:

Raw materials are valued at the lower of weighted average cost and net replacement cost.  Work in progress and finished goods are stated at the lower of weighted average cost and net realizable value and include the cost of raw materials, variable labour and manufacturing overheads.

(e)          Fixed assets:

Fixed assets are recorded at cost.  The Company reviews the estimated useful lives of assets on a regular basis.  Amortization is provided over the expected remaining useful lives of the assets on a straight-line basis as follows:

Buildings	20 years
Plant equipment	5 – 20 years
Computers	1 – 5 years
Office furniture and fixtures	4 – 10 years

Amortization is not provided on assets under construction which are not in operation.

The Company capitalizes interest on major assets under construction which are not in operation.

During the year ended December 31, 2002, the Company revised its estimate of the useful life of certain buildings and plant equipment from 17.5 years to 20 years.  The effect of this change has been applied prospectively and has increased earnings for the year ended December 31, 2002 by approximately $1,180 ($0.02 per share) before income taxes.

(f)            Development costs:

Product development costs are deferred and amortized on a straight-line basis over a maximum period of five years, commencing when full commercial production is achieved.

(g)         Deferred financing costs:

Deferred financing costs represent the unamortized cost of the issue of long-term debt.  Amortization is provided on a straight-line basis over the term of the related debt.

(h)         Goodwill:

In September 2001, the Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Section 3062, “Goodwill and Other Intangible Assets.”  The new standards require that goodwill no longer be amortized but instead be tested for impairment at least annually.

The Company has adopted these new standards effective January 1, 2002.  As of January 1, 2002, the Company had unamortized goodwill of $371, which is no longer being amortized.  This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change.  Amortization expense for the years ended December 31, 2001 and 2000 was $50 and $48 respectively.  The effect on net loss for the years ended December 31, 2001 and 2000 of not amortizing goodwill would be to decrease net loss by $50 (nil per share) and $48 (nil per share) respectively.

(i)             Pre-operating costs:

Pre-operating costs for significant manufacturing additions are deferred and are amortized using the straight-line method over a period not to exceed five years from the date operations commence.

(j)             Employee future benefits:

The Company maintains non-contributory defined benefit pension plans, a defined contribution pension plan and a defined benefit life insurance and health care plan which cover substantially all of its employees.  The pension plans provide pensions based on length of service and the best three years’ average earnings.  The Company also sponsors defined benefit life insurance and dental health care plans for substantially all retirees and employees.  The Company measures the costs of its obligation based on its best estimate.

Effective January 1, 2000, the Company has adopted The Canadian Institute of Chartered Accountants’ (“CICA”) new standard on accounting for employee future benefits, including pension benefits and post-retirement benefits other than pensions.  The new standard moves the accounting for non-pension post-retirement benefits to an accrual basis from the cash accounting basis previously used by most companies, and with respect to pensions, requires the use of a current settlement discount rate to measure the accrued pension benefit obligation.  Prior to adoption of this new accounting standard, pension expense was determined using a long-term rate of return to measure accrued pension benefits.  The Company adopted the new standard for employee future benefits retroactively without restatement.  As a result, effective January 1, 2000, the Company recorded an adjustment to deferred pension costs and employee future benefits of $10,005, a decrease to retained earnings of $6,404 and a reduction to deferred tax liabilities of $3,601.

(j)             Employee future benefits, continued:

The Company accrues its obligations under employee benefit plans as the employees render the services necessary to earn the pension and other employee future benefits.  The Company has adopted the following policies:

(i)                       The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation, retirement ages and expected health care costs.

(ii)                    For the purpose of calculating expected return on plan assets, plan assets are valued at fair value.

(iii)                 Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of the amendment.

(iv)                When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

The Company uses the corridor method to amortize actuarial gains or losses (such as changes in actuarial assumptions and experience gains or losses).  Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the accrued pension benefit obligation and the value of the plan assets.  Amortization is taken over the average remaining service period of active employees.

(k)          Foreign currency translation:

The Company’s functional currency is the Canadian dollar.  Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred.  Revenue and expenses are translated at rates in effect at the time of the transactions.  Foreign exchange gains and losses are included in income.  The Company translates foreign currency denominated transactions and the financial statements of its integrated foreign operations using the temporal method, which is as described above.

(k)          Foreign currency translation, continued:

These financial statements have been prepared using the United States dollar as the reporting currency.  The financial statements have been translated into United States dollars from the Company’s Canadian dollar functional currency using the current rate method.  Under this method, statement of operations items are translated into the United States dollar reporting currency at average exchange rates in effect for the respective period, cash flow statement items are translated into the reporting currency using rates in effect at the date of the transactions, and assets and liabilities are translated using the exchange rate at the end of each period.  All resulting exchange differences are reported as a separate component of shareholders’ equity captioned cumulative translation adjustment.  The cumulative translation adjustment amount included in shareholders’ equity solely relates to the effects of this translation into the United States dollar reporting currency.

Effective January 1, 2002, the Company adopted the amendments to CICA Handbook Section 1650, “Foreign Currency Translation.”  The revisions to Section 1650 eliminated the deferral and amortization of foreign currency translation differences resulting from the translation of long-term monetary assets and liabilities denominated in foreign currencies.  All such translation differences are reflected in income immediately.

As a result of the adoption of these amendments on January 1, 2002, prior year financial statements have been restated retroactively to adopt the revised standard resulting in net loss decreasing by $980, net of income taxes of $556, and both loss per share and diluted loss per share decreasing by $0.02 for the year ended December 31, 2001. For the year ended December 31, 2000 net loss increased by $696, net of income taxes of $66, and both loss per share and diluted loss per share increased by $0.02. The deficit at December 31, 1999 has been increased by $557, net of income taxes of $53, to reflect the cumulative effect of the change to that date.

(l)             Senior and subordinated term credit facilities:

The Company uses an effective yield method of accounting for interest and annual fees associated with these credit facilities.  This method recognizes interest and annual fees on a level percentage basis over the term of the respective credit facility.  The Company applied this policy beginning October 1, 2002, retroactive to the date these facilities were entered into in January 2002.  Previously, such amounts had been recorded based on scheduled terms of payment.  Accordingly, the results for the six month period ended June 30, 2002 have been restated.  Interest expense has increased by $927 and net loss has increased by $607 (nil per share) from the amounts previously reported.

(m)       Income taxes:

The Company uses the asset and liability method of accounting for income taxes.  Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized.  Income tax expense is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

Effective January 1, 2000, the Company adopted the asset and liability method of accounting for income taxes retroactively, without restatement.  As a result, the Company recorded a decrease to retained earnings of $1,738 and an increase to the future income tax liability of $1,738.

(n)         Loss per share:

Basic loss per share is computed by dividing loss by the weighted average shares outstanding during the period.  Diluted loss per share is computed similar to basic earnings per share, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive, using the treasury stock method.  Under the treasury stock method, the number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.

(o)         Stock-based compensation and other stock-based payments:

Effective January 1, 2002, the Company adopted the new recommendations of the CICA with respect to the accounting for stock-based compensation and other stock-based payments, Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”.  The new standards are applied prospectively to all stock-based payments to non-employees, and to employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, except grants outstanding at January 1, 2002 that call for settlement in cash or other assets or stock appreciation rights that call for settlement in equity instruments.  For such grants, the new standards are applied retroactively, without restatement.  As the Company had no such grants, there has been no adjustment to retained earnings, liabilities or contributed surplus as at January 1, 2002.

(o)         Stock-based compensation and other stock-based payments, continued:

The Company accounts for all stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, using the fair value based method.  No compensation cost is recorded for all other stock-based employee compensation awards.  Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus.  The Company discloses the pro forma effect of accounting for these awards under the fair value based method (note 11).  No disclosure has been made for the pro forma effect of awards granted before January 1, 2002.

Under the fair value based method, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable.  The fair value of stock-based payments to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments.  The cost of stock-based payments to non-employees that are fully vested and non-forfeitable at the grant date is measured and recognized at that date.

Under the fair value based method, compensation cost attributable to awards to employees that are direct awards of stock, or stock appreciation rights that call for settlement by the issuance of equity instruments, is measured at fair value at the grant date and recognized over the vesting period.  Compensation cost attributable to awards to employees that call for settlement in cash or other assets is measured at intrinsic value and recognized over the vesting period.  Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost.  For awards that vest at the end of the vesting period, compensation cost is recognized on a straight-line basis; for awards that vest on a graded basis, compensation cost is recognized on a pro-rata basis over the vesting period.

(p)         Derivative financial instruments:

Derivative financial instruments may be utilized by the Company in the management of cash flows related to ethylene supply and foreign exchange.  The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company uses derivative financial instruments to manage the exposure to market risks of rising ethylene prices.  As ethylene is a derivative of natural gas, the price of natural gas is the dominant factor affecting the Company’s cost of ethylene.  The Company purchases natural gas call options to establish a maximum price for the purchase of ethylene because the correlation between changes in the prices of natural gas and ethylene provides protection against increases in the price of ethylene.  Under these instruments, the Company has the right, but not an obligation, to exercise the option when the market price of natural gas exceeds the strike price contained in the option.  Amounts received from the option counterparty, on the exercise of the option, are recognized in inventory in the same period as the hedged transaction, and then included in cost of sales when the related inventory is sold.

The cost of these options is deferred and amortized to income as a component of cost of sales over the term of the option.  As the Company does not recognize unrealized changes in the value of the options used for hedging purposes, the amount recorded in the balance sheet at the end of each period is the unamortized cost of the option rather than the fair value of the option.

During the year ended December 31, 2001, the Company was party to forward foreign exchange contracts used to manage foreign currency exposures on export sales.  These instruments are not recognized in the consolidated financial statements on inception.  As the Company does not recognize unrealized changes in the value of the foreign exchange contracts used for hedging purposes, the amount recorded in the balance sheet at the end of each period is the cost, if any, rather than fair value.  Gains and losses on forward foreign exchange contracts are recognized in revenue in the same period as the foreign currency revenue to which they relate.  There were no foreign exchange contracts during the year ended December 31, 2002 or the six month period ended June 30, 2003.

(q)         Use of estimates:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year.  Significant areas requiring the use of management estimates include the determination of pension and other employee benefits, the useful lives of assets for amortization and evaluation of the net recoverable amount, provisions for special charges, valuation allowances on future income tax assets and the determination of the fair value of financial instruments.  Actual results could differ from those estimates.

3.     Refinancing of the Company during 2002:

(a)          Repayment of long-term debt:

On January 10, 2002, in conjunction with the refinancing of the business as described in (b) below, the Company repaid all of its long-term debt, excluding capital leases, that was outstanding at December 31, 2001 and terminated those lending agreements.

On January 10, 2002, the Company made the following payments under the old lending agreements:

Principal repayments	$104,426
Interest	357
Make whole premiums	7,339

With this settlement and these payments, the Company fully repaid all outstanding debt and other amounts due and has no further obligations under these previous lending facilities.

In conjunction with this settlement, the old lenders agreed to reduce the old lender restructuring fee from 3.5% to 2.5% of the outstanding indebtedness, representing a reduction of $1,466.

As this settlement occurred during 2002, the settlement loss of $6,430 (note 14), which includes the make-whole premiums, the reduction of the old lender restructuring fee and the write-off of the unamortized portion of related deferred costs is recognized in the consolidated statement of operations as old lending facilities exit costs in 2002.

(b)         Issuance of long-term debt (note 9):

On January 10, 2002, the Company put in place new lending facilities consisting of:

(i)                       A $44,583 (Canadian denominated $70,000) revolving credit facility.

(ii)                    A $6,369 (Canadian denominated $10,000) term loan facility bearing interest at Canadian bank prime plus 2.75% per annum which was available until July 31, 2002.

(iii)                 A U.S. denominated $53,283 senior term credit facility.

(iv)                A U.S. denominated $25,000 subordinated term credit facility.

The Company incurred placement costs of $5,213 with respect to these new lending facilities.  These costs have been deferred and are included in “Other Assets” in the balance sheet and are being amortized in accordance with the Company’s accounting policies.

4.              Discontinued operations:

The 2000 and 2001 financial statements reflect the undernoted discontinued operations.  No interest expense has been allocated to discontinued operations.

(a)          Sale of Wire and Cable business:

Effective May 31, 2001, the Company sold the Wire and Cable component of its Performance Compound business, consisting of its PowerGuard business, including the Peachtree City, Georgia manufacturing facility, and its Aqua-Link business for net proceeds of approximately $6,401 resulting in a loss on disposition of $530 (after an income tax recovery of $285).  In addition, up to an additional $1,500 is payable by the purchaser over three years under an earnout clause, based on performance of the business.

The results of operations of the PowerGuard component of the Wire and Cable business for the year ended December 31, 2001 have been presented as discontinued operations in the consolidated statement of operations, as the Company has determined that this business is a distinguishable component of the Company’s activities in that it represents a line of business and is directed to a particular class of customers significant to the Company as a whole.  The Aqua-Link component of the Wire and Cable business, which is manufactured in Edmonton, has been combined with the Company’s Specialty Polymers segment, as the Company has determined that this business is integrated with the Specialty Polymers business.

In the year ended December 31, 2001, PowerGuard sales by the Company were approximately $2,568, loss before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $1,467 and the net loss was $1,586, after a tax recovery of $854.  As at December 31, 2001, total net assets relating to the PowerGuard business included inventory of nil, fixed assets of nil and current liabilities of nil.

In the year ended December 31, 2000, PowerGuard sales by the Company were approximately $5,027, loss before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $3,449 and the net loss was $16,865, after a tax recovery of $10,336.  As at December 31, 2000, total net assets relating to the PowerGuard business included inventory of $2,227, fixed assets of $4,049 and current liabilities of $593. The Company wrote down the value of the assets to reflect an impairment of value due to reduced economic prospects for the business as a special charge of $20,840.

(b)         Sale of Packaging business:

On December 21, 2001, the Company sold its Packaging business for net proceeds of approximately $24,857, resulting in a loss on disposition of $1,702 (after an income tax recovery of $896).  This includes the Company’s estimate of a working capital adjustment (to reflect the working capital amount at the date of sale in determining the sales proceeds) as required under the terms of the purchase and sale agreement.  Included in this loss are termination benefits of $430.  The net proceeds from the sale of the Packaging business was paid to the Company’s previous lenders as a permanent reduction of the principal indebtedness of the Company.

(b)         Sale of Packaging business, continued:

The results of operations of the Packaging business for the year ended December 31, 2001 have been presented as discontinued operations in the consolidated statement of operations.

In the year ended December 31, 2001, Packaging sales by the Company were approximately $35,254, income before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $3,288 and the net loss was $575, after a tax recovery of $302.  As at December 31, 2001, total net assets relating to the Packaging business included inventory of nil, fixed assets of nil and current liabilities of nil.

In the year ended December 31, 2000, Packaging sales by the Company were approximately $40,842, income before interest, taxes, amortization, special charges and allocation of corporate costs was approximately $4,476 and the net income was $1,915, after taxes of $1,054.

5.              Sale of assets from cross linked polyethylene product line:

Effective December 24, 2001, the Company sold assets consisting of the intellectual property and the fixed assets of its cross linked polyethylene product line, previously marketed under the Flexet® name, for net proceeds of approximately $3,575, resulting in a gain on disposition of $540 (after income taxes of $331).

As the assets of the cross linked polyethylene product line do not constitute a business segment for accounting purposes, its results are included in the consolidated statement of operations for the years ended December 31, 2000 and 2001 as a continuing operation (part of Specialty Polymers).

6.              Inventory:

	December 31		June 30
	2001	2002	2003
			(Unaudited)

Raw materials	$3,343	$4,613	$4,920
Work in progress	1,357	1,128	2,709
Finished goods	23,616	23,021	30,724

	$28,316	$28,762	$38,353

7.     Fixed assets:

	December 31, 2001			December 31, 2002			June 30, 2003
		Accumulated	Net book		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value	Cost	amortization	value
								(Unaudited)

Land	$3,717	$—	$3,717	$3,753	$—	$3,753	$4,393	$—	$4,393
Buildings	20,858	9,570	11,288	21,179	10,249	10,930	24,802	12,343	12,459
Plant equipment	220,553	65,562	154,991	224,282	74,230	150,052	264,655	91,764	172,891
Computers	5,678	4,544	1,134	5,863	5,115	748	6,936	6,246	690
Office furniture and fixtures	1,079	745	334	1,147	814	333	1,472	1,025	447
Assets under construction and spare parts	11,619	19	11,600	13,372	17	13,355	14,752	3	14,749

	$263,504	$80,440	$183,064	$269,596	$90,425	$179,171	$317,010	$111,381	$205,629

Nil interest was capitalized on assets under construction during the periods presented.

Amortization expense for the years ended December 31, 2000, 2001 and 2002 amounted to $11,734, $11,335 and $9,443 respectively.  Amortization expense for the six months ended June 30, 2002 and 2003 amounted to $4,625 and $5,165 respectively.

8.              Other assets:

	December 31, 2001			December 31, 2002			June 30, 2003
		Accumulated	Net book		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value	Cost	amortization	value
								(Unaudited)

Development costs	$6,143	$4,545	$1,598	$6,578	$4,871	$1,707	$7,878	$5,926	$1,952
Deferred financing costs	3,309	2,101	1,208	5,213	1,018	4,195	6,598	1,810	4,788
Pre-operating costs	4,530	2,692	1,838	4,573	3,574	999	5,354	4,686	668
Investment tax credits recoverable	1,571	—	1,571	1,677	—	1,677	—	—	—
Goodwill	696	325	371	375	—	375	439	—	439
Deferred employee stock	—	—	—	195	53	142	228	100	128
Deferred pension costs (note 10)	371	—	371	144	—	144	199	—	199

	$16,620	$9,663	$6,957	$18,755	$9,516	$9,239	$20,696	$12,522	$8,174

9.     Long-term debt:

		December 31		June 30
	Maturity dates	2001	2002	2003
				(Unaudited)

Revolving credit facility	January 10, 2005	$31,204	$23,808	$35,755
Senior term credit facility (denominated in U.S. dollars)	January 10, 2007	—	52,724	51,625
Subordinated term credit facilities (denominated in U.S. dollars) [note 11(b)]	June 2, 2008	—	22,857	28,145
Obligations under capital leases (denominated in Canadian dollars)	June 2007	54	51	95
Senior secured notes (denominated in U.S. dollars)		26,226	—	—
Senior secured note (denominated in Canadian dollars)		931	—	—
Senior secured debentures (denominated in Canadian dollars)		44,577	—	—
		102,992	99,440	115,620

Less current portion		1,998	1,827	115,564

		$100,994	$97,613	$56

All of the long-term debt outstanding as of December 31, 2001, excluding capital leases, was repaid on January 10, 2002 [note 3(a)].  The classification of long-term debt at December 31, 2001 reflects the terms of the new lending facilities.

The Company has a Canadian $70,000 committed revolving credit facility, which may be drawn in either Canadian or United States dollars.  This facility bears interest at Canadian bank prime plus 1% per annum on Canadian dollar advances, U.S. base rate plus 1% per annum on U.S. dollar advances and bankers’ acceptance rate plus 2.75% per annum on bankers’ acceptances issued.  This facility is secured by a first charge on accounts receivable and inventory and a third charge on fixed and other assets of the Company.  At December 31, 2002 and June 30, 2003, U.S. dollar advances under this facility were $23,808 and $35,755 respectively.

The senior term credit facility bears cash interest at 11% per annum plus additional interest of 2.77% effective February 1, 2003, which is deferred and is payable at maturity.  In addition, an annual fee is due each year, starting in 2003 of 1.0% (2004 – 1.25%, 2005 – 1.5%, 2006 – 1.75% and 2007 – 2.0%).  Amounts deferred at December 31, 2002 and June 30, 2003 totalled approximately $1,942 and $1,045 respectively [note 2(l)].  Principal repayments of $666 are required to be made on a quarterly basis, and commenced on April 30, 2002.  This facility is secured by a first charge on all assets other than accounts receivable and inventory and a second charge on accounts receivable and inventory.

The subordinated term credit facilities are comprised of:

(i)                   a $25,000 principal amount bearing cash interest at 14% per annum plus additional interest of 5%, which is deferred and is payable at maturity.  Amounts deferred at December 31, 2002 and June 30, 2003 totalled approximately $1,265 and $1,901 respectively.  This credit facility was amended on June 2, 2003 for an additional $5,000 principal amount as discussed in Note 9(ii).

(ii)                an additional $5,000 principal amount bearing cash interest at 14% per annum plus additional interest of 5%, which is deferred and is payable at maturity was issued on June 2, 2003.  Amounts deferred at June 30, 2003 totalled approximately $20.

(iii)             the value of 5,088,676 warrants issued to the holders of this credit facility entitling the holders to purchase common shares of the Company as disclosed in Note 11(b).

The recorded amount of these subordinated term credit facilities will increase as the discount attributable to the warrants is recognized over the term of the facilities.

These facilities are secured by a second charge on all assets of the Company, other than accounts receivable and inventory and a third charge on accounts receivable and inventory.

Under the senior and subordinated term credit facilities, the Company is subject to a penalty if it does not maintain a minimum aggregate level of cash and unused revolving credit facility availability.  The penalty is calculated at 2.77% per annum of the outstanding loan balances, including deferred interest.  The Company has not violated these minimum requirements.

The required repayments on long-term debt and associated balance sheet presentation is as follows as at December 31, 2002:

2003	$2,674
2004	2,674
2005	26,483
2006	2,674
2007	68,324

Total principal payments	102,829
Less discount attributable to warrants [note 11(b)]	(3,389)
99,440

Current portion	1,827

Long-term portion	$97,613

The credit agreement for the revolving credit facility, senior term credit facility and the subordinated term credit facility contains covenant requirements relating to working capital, debt-to-equity ratios and other covenant matters.  At June 30, 2003, the Company was not in compliance with some of these covenant requirements and has recorded the full amount of the lending facilities as current liabilities.  The covenants not met include achieving certain levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), maintaining a minimum level of net worth and maintaining certain fixed charge and interest coverage ratios.  This has resulted in a working capital deficiency at June 30, 2003.

10.       Employee future benefits:

The Company maintains non-contributory defined benefit pension plans and a defined benefit life insurance and health care plan covering substantially all of its employees.

The Company also maintains a defined contribution pension plan, for which the expense for the years ended December 31, 2000, 2001 and 2002 amounted to approximately $318, $297 and $215, respectively.

The Company’s registered pension plans had no unfunded actuarial liability as at December 31, 2002 based upon the most recent estimate provided by the Company’s actuaries using funding assumptions.

The Company also has voluntary money purchase retirement savings plans.

10.       Employee future benefits, continued:

Information about the Company’s defined benefit plans, in aggregate, is as follows:

	December 31, 2001		December 31, 2002
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans

Accrued benefit obligation:
Balance, beginning of period	$32,019	$4,724	$31,583	$3,883
Divestitures	—	—	(6,209)	—
Experience loss	—	—	25	—
Current service cost	1,404	105	952	83
Interest cost	2,229	325	1,809	302
Benefits paid	(1,133)	(132)	(1,317)	(134)
Actuarial losses (gains)	(1,139)	154	560	119
Settlements	—	—	(536)	—
Corporate restructuring programs giving rise to curtailments/settlement	120	(1,032)	—	—
Foreign currency exchange rate changes	(1,917)	(261)	327	36

Balance, end of period	31,583	3,883	27,194	4,289

Plan assets:
Fair value, beginning of period	31,376	—	27,382	—
Divestitures	—	—	(6,582)	—
Experience gain	—	—	741	—
Annual return on plan assets	(2,627)	—	(1,855)	—
Employer contributions	1,541	—	2,036	—
Benefits paid	(1,133)	—	(1,317)	—
Settlements	—	—	(536)	—
Foreign currency exchange rate changes	(1,775)	—	298	—

Fair value, end of period	27,382	—	20,167	—

Funded status – deficit	(4,201)	(3,883)	(7,027)	(4,289)
Unamortized net actuarial loss	4,471	156	7,094	290
Unamortized past service costs	101	—	77	—

Accrued benefit asset (liability)	$371	$(3,727)	$144	$(3,999)

The curtailments/settlement reported in 2001 and the divestitures reported in 2002 occurred in connection with the sale of the packaging division in 2001.  The Company transferred the balance of both the accrued benefit obligation and the plan assets relating to the former employees of this discontinued operation in accordance with the terms of the benefit plans.

Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect of benefit plans that are not fully funded:

	December 31 2001		December 31 2002
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans

Accrued benefit obligation	$30,824	$3,883	$26,624	$4,289
Fair value of plan assets	26,565	—	19,454	—

	$(4,259)	$(3,883)	$(7,170)	$(4,289)

Plan assets are invested in a pooled balance fund, managed by a professional investment manager, comprised of equity investments in public companies and fixed income securities which satisfy specific rating criteria.

The significant weighted average actuarial assumptions adopted in measuring the Company’s accrued benefit obligations are as follows:

	December 31 2001		December 31 2002
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans

Discount rate	7.0%	7.0%	6.75%	6.75%
Expected long-term rate of return on plan assets	8.0%	—	8.0%	—
Rate of compensation increase	3.5%	—	3.5%	—

The assumed health care cost trend rate at December 31, 2002 was 9%, decreasing 1% per year until an ultimate rate of 5% is reached.  The assumed dental care cost trend rate at December 31, 2002 was 3.9%, decreasing by 0.1% per year until an ultimate rate of 3% is reached.

The Company’s net benefit plan expense is as follows:

	Year ended December 31
	2000		2001		2002
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans

Current service cost	$1,357	$107	$1,404	$105	$952	$83
Interest cost	2,180	310	2,229	325	1,809	302
Expected return on plan assets	(2,397)	—	(2,386)	—	(1,691)	—
Amortization of past service costs	13	—	25	—	25	—
Amortization of net actuarial loss	—	—	1	—	63	5
Settlement loss	11	—	—	—	93	—
Curtailment loss	550	—	—	—	—	—

Net benefit plan expense	$1,714	$417	$1,273	$430	$1,251	$390

11.       Capital stock and contributed surplus:

(a)          Capital stock:

Authorized:

Unlimited Class I preferred shares

Unlimited Class II preferred shares

Unlimited common shares

Issued and fully paid:

	Number of Shares	Amount

Common shares:

Balance, January 1, 2000	20,010,916	$118,671

Issued for cash in 2000 (including a tax benefit of $599)	13,258,350	23,469

Balance, December 31, 2000	33,269,266	142,140

Issued for cash in 2001 (including a tax benefit of $552)	16,666,668	21,420

Balance, December 31, 2001, December 31, 2002 and June 30, 2003	49,935,934	$163,560

(b)         Contributed surplus:

As disclosed in Note 9, the Company has issued a total of 5,088,676 warrants to the holders of its subordinated term credit facility.  4,171,798 warrants were issued at an exercise price of Cdn. $1.57 per share and expiring on January 11, 2007.  Under certain conditions, these warrants are cancellable at the option of the Company.  The fair value of these warrants on January 10, 2002, the date of issuance, was U.S. $4,275.  This credit facility was amended on June 2, 2003 whereby the existing warrants were extinguished and re-issued at the same exercise price per share to expire on June 2, 2008.  The extinguishment and re-issuance of these warrants was required to meet certain requirements of the Toronto Stock Exchange.

On June 2, 2003, 916,878 additional warrants were issued to the holders of the subordinated term credit facilities due to the amendment relating to an additional advance of $5,000 principal amount.  68,766 warrants have an exercise price of Cdn. $1.57 per share and 848,112 warrants are exercisable at Cdn. $0.72 per share expiring on June 2, 2008.  Under certain conditions, the warrants are cancellable at the option of the Company.  The fair value of these warrants on June 2, 2003, the date of issuance, was Cdn. $335. This amount has been credited to Contributed Surplus and recorded as a reduction of the principal amount of the subordinated term credit facility.

At December 31, 2002 and June 30, 2003, the book value of these warrants was $3,389 and $3,777, respectively; the amortization of $866 during the year ended December 31, 2002 (June, 2002 - $422; June, 2003 - $488) represents a component of the financing costs associated with this facility.

The fair value of the warrants at the date of grant has been estimated using the Black-Scholes option pricing model with the following assumptions: weighted average risk free interest rate of 4.9% (June, 2003 – 3.3%); dividend yield of 0.0% (June, 2003 – 0.0%); volatility factor of the Company’s common shares of 82% (June, 2003 – 106%) and a weighted average expected life of the warrants of 4.9 years (June, 2003 – 5 years).

On March 8, 2002, the Company enacted the AT Plastics Restricted Stock Unit (“RSU”) Plan whereby under Board of Directors approval, certain employees are granted annual awards to receive common shares of the Company as part of their total compensation.  The Company has reserved 150,000 common shares pursuant to the RSU Plan.  RSU’s vest three years after the date of the initial grant.  During 2002, 129,715 RSU’s were granted, 15,751 RSU’s were forfeited, leaving 113,964 RSU’s outstanding at December 31, 2002.  No RSU’s were granted or expired during the six months ended June 30, 2003.  The fair value of these awards as determined on the date of granting is $195.  This amount has been credited to Contributed Surplus and included in Other Assets and is being amortized evenly over the vesting period and recorded as compensation expense.  Forfeited RSU’s are accounted for in the period of forfeiture in accordance with the Company's stated accounting policy for stock-based compensation (note 2(o)), which results in the reversal to compensation expense by a credit to the statements of operations of previously charged but unearned expense attributed to the forfeited RSU's.  The impact of forfeitures, which was not significant in any of the periods presented, is included in the compensation expense amounts disclosed in the following sentences.  The compensation expense recorded for the year ended December 31, 2002, in respect of this plan, was $53.  The compensation expense recorded for the six months ended June 30, 2002 and 2003 was $24 and $33 respectively.  The fair value of these awards was determined using the Black Scholes option pricing model with assumptions similar to those noted above.

(c)          Stock option plans:

On April 24, 2001, the Company established a new Executive Stock Option Plan (the “New Plan”) in addition to an existing plan (the “Old Plan”).  The aggregate numbers of options to purchase common shares, which may be issued under the New Plan and Old Plan, are 3,393,450 and 1,600,000, respectively.  Options to purchase common shares of the Company under the New Plan may be granted by the Board of Directors to certain executives of the Company.  These options are exercisable on a cumulative basis over three years and expire 10 years from the date of grant.  The Company also has a Director Stock Option Plan (the “Director Plan”) which has terms similar to the above plans except options under this plan may be exercised when granted.

	Number of options	Weighted average exercise price ($Cdn)

Outstanding, December 31, 1999	1,091,533	$10.29

Granted	828,242	2.75

Outstanding, December 31, 2000	1,919,775	7.04
Granted	765,000	2.19

Outstanding, December 31, 2001	2,684,775	5.66
Granted	1,012,500	1.90
Expired	(546,278)	6.12

Outstanding, December 31, 2002	3,150,997	4.37
Granted	862,500	0.53
Expired	(12,000)	1.81

Outstanding, June 30, 2003 (unaudited)	4,001,497	$3.55

None of the options have been exercised during the years presented.

The following table summarizes stock options outstanding at December 31, 2002:

(Exercise prices are in Canadian dollars)

Range of exercise prices ($Cdn)	Number outstanding, December 31 2002	Weighted average remaining contractual life (years)	Weighted average exercise price ($Cdn)	Number exercisable, December 31 2002	Weighted average exercise price ($Cdn)

$1.68 – $2.50	1,927,500	8.5	$2.11	678,334	$2.25
$2.51 – $3.29	378,242	7.3	2.98	378,242	2.98
$8.00 – $13.95	845,255	4.0	10.16	845,255	8.16

The following table summarizes stock options outstanding at June 30, 2003:

Range of exercise prices ($Cdn)	Number outstanding, June 30, 2003	Weighted average remaining contractual life (years)	Weighted average exercise price ($Cdn)	Number exercisable, June 30, 2003	Weighted average exercise price ($Cdn)

$0.53	861,500	9.7	$0.53	—	$—
$1.68 - $2.50	1,916,500	8.0	2.11	1,083,594	2.30
$2.51 - $3.29	378,242	6.8	2.98	378,242	2.98
$8.00 - $13.95	845,255	3.5	10.16	845,255	8.16

The Company applies the intrinsic value based method of accounting for stock based compensation awards granted to employees and directors.  As the exercise price of the options was based on the market price at the time of the grant of the Company’s Stock, no compensation cost has been recognized.  CICA Handbook Section 3870 allows companies to only include options issued subsequent to December 31, 2001 in the pro forma calculation of loss for periods after this date.  Had compensation cost for options granted to employees and directors subsequent to December 31, 2001 been determined based on the fair value at the grant date, pro forma net loss and net loss per share for the year ended December 31, 2002 would have been increased by $276 and $0.01 per share respectively.  For the six months ended June 30, 2002 and 2003, pro forma net loss and net loss per share would have increased by $103 and $nil per share and $146 and $nil per share, respectively.

The compensation cost reflected in these pro forma amounts was calculated using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31 2002	Six months ended June 30
		2002	2003
		(Unaudited)

Weighted average risk free interest rate	4.66%	4.66%	3.59%
Dividend yield	0.00%	0.00%	0.00%
Volatility factor	82.00%	82.00%	106.00%
Weighted average expected life of options	3 years	3 years	3 years

For purposes of pro forma disclosure, the estimated fair value of these options is amortized, as compensation expense, on a straight line basis over the options’ vesting period of 3 years.

12.       Income taxes:

Income tax expense (recovery) differs from the amount that would be computed by applying the Federal and provincial statutory income tax rates to income from continuing operations.  The reasons for the differences are as follows:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Income (loss) before income taxes from continuing operations	$(2,793)	$(20,333)	$(10,132)	$(5,457)	$3,125

Income taxes payable (recoverable) at statutory manufacturing and processing income tax rates	(1,017)	(7,280)	(3,489)	(1,938)	1,096
Foreign exchange adjustment	—	651	154	308	(905)
Rate reduction on loss incurred in foreign jurisdiction	—	702	—	—	—
Large Corporations Tax	607	526	480	—	217
Change in valuation allowance	—	904	448	—	8,245
Other	744	552	187	(740)	(510)

Income tax expense (recovery)	$334	$(3,945)	$(2,220)	$(2,370)	$8,143

At December 31, 2002, Company has available to reduce future years’ taxable income, unclaimed scientific research and experimental development expenditures of approximately $7,290, which can be carried forward indefinitely.  The benefit of these unclaimed expenditures has not been recognized in these financial statements.

The tax effects of temporary differences that give rise to significant portions of the future income tax assets and future tax liabilities at December 31 are presented below:

	December 31, 2001			December 31, 2002
	Canada	U.S.	Total	Canada	U.S.	Total

Future income tax assets:
Employee future benefits	$1,286	$—	$1,286	$1,380	$—	$1,380
Development costs	1,864	—	1,864	1,977	—	1,977
Deferred interest and financing fees	—	—	—	674	—	674
Losses carried forward	2,984	5,494	8,478	3,246	4,881	8,127
Share issue costs	797	—	797	504	—	504
Other	388	—	388	461	—	461

Total future tax assets	7,319	5,494	12,813	8,242	4,881	13,123
Less valuation allowance	879	—	879	1,334	—	1,334

	6,440	5,494	11,934	6,908	4,881	11,789
Future income tax liabilities:
Fixed and other assets	(7,012)	—	(7,012)	(3,876)	—	(3,876)
Investment tax credits	(520)	—	(520)	(558)	—	(558)
Other				(50)	—	(50)

Total future tax liabilities	(7,532)	—	(7,532)	(4,484)	—	(4,484)

Net future tax assets	$(1,092)	$5,494	$4,402	$2,424	$4,881	$7,305

The Canadian income tax losses carried forward expire in varying amounts to 2009 and the U.S. losses carried forward expire in varying amounts to 2021.  These losses are available to reduce taxable income of future years.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized.  The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible.  Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, the character of the tax asset and tax planning strategies in making this assessment.  To the extent that management believes that the realization of future income tax assets does not meet the more likely than not criteria realization criteria, a valuation allowance is recorded against future income tax assets.

During the six-month period ended June 30, 2003, the Company determined that an additional valuation allowance of $8,245 was required with respect of its future income tax assets.

13.       Loss per share:

The computations for basic and diluted loss per share are as follows:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Loss before discontinued operations	$(3,127)	$(16,388)	$(7,912)	$(3,087)	$(5,018)
Loss from discontinued operations	(14,950)	(2,161)	—	—	—
Loss for the period	(18,077)	(18,549)	(7,912)	(3,087)	(5,018)

Weighted average number of common shares outstanding:
Basic	31,385,566	39,288,722	49,935,934	49,935,934	49,935,934
Diluted	31,385,566	39,288,722	49,935,934	49,935,934	49,935,934

Loss per share:
Basic and diluted before discontinued operations	(0.10)	(0.42)	(0.16)	(0.06)	(0.10)
Basic and diluted discontinued operations	(0.47)	(0.05)	—	—	—
Basic and diluted	(0.57)	(0.47)	(0.16)	(0.06)	(0.10)

There is no dilutive effect on earnings per share from outstanding options (note 11) for the periods presented.

14.  Old lending facilities exit costs and special charges:

(a)          Old lending facilities exit costs:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Old lender restructuring fee(1)	$—	$5,217	$(1,466)	$(1,466)	$—
Make-whole payments(2)	—	323	7,339	7,339	—
Write-off of deferred financing costs	—	—	557	557	—
Settlement with lender of forward exchange contracts(3)	—	795	—	—	—

	$—	$6,335	$6,430	$6,430	$—

(b)         Special charges:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Redundant equipment, leases and other(4)	$—	$910	$16	$—	$—
Special compensation payments	—	600	—	—	—
Workforce reductions(5)	1,716	172	—	—	1,238
Employment contract terminations(6)	1,192	—	—	—	—
Write-off of investment tax credits recoverable(7)	—	—	—	—	1,864
Legal, consulting and other costs(8)	—	2,504	—	—	—
Acetex transaction costs(9)	—	—	—	—	652

	$2,908	$4,186	$16	$—	$3,754

(1)          The old lender restructuring fee represents amounts paid or payable, under agreement to the old lenders in 2001 to allow the Company to seek refinancing alternatives within a specific time period.  $1,466 of the old lender restructuring fee provision was reversed on January 10, 2002, reflecting the payment on settlement of $3,751 [note 3(a)].

(2)          Make-whole payments to lenders pertaining to debt prepayment that occurred during 2001 and 2002.  Make-whole payments represent a market interest rate differential penalty upon early settlement of debt.

(3)          Loss realized on early termination of U.S. dollar forward exchange contracts with old lender to position the Company for refinancing.

(4)          Represents the costs related to the idling of certain bag folding and other equipment deemed to have no future benefit to the Company.  At December 31, 2001, this equipment was not in use.  The liability with respect to remaining lease obligations was settled with the old lenders on January 10, 2002.  A $300 obligation remains outstanding at June 30, 2003.

(5)          The 2000 termination costs were incurred with respect to the relocation of certain administrative functions to Edmonton, Alberta, $301 of this amount remains outstanding at December 31, 2002 (June, 2003 - $67).  During 2003, the Company reduced its workforce by 33 employees in the Polymers segment and 2 employees in the Films segment, $890 of this amount remains outstanding at June 30, 2003.

(6)          Reflects amounts paid to the former chief executive officer under the terms of his employment contract.

(7)          Investment tax credits recoverable were written off during the six months ended June 30, 2003 as there is no longer reasonable assurance of realization due to factors described in Note 1.

(8)          Legal, consulting and other costs related to restructuring activities and existing debt facilities.

(9)          AT Plastics costs in connection with Acetex transaction (note 20)

15.  Financial instruments:

(a)          Risk management activities:

The cost of ethylene, the main raw material for the Speciality Polymers business, fluctuates with the price of natural gas.  As a means of hedging its ethylene cost exposure, the Company purchases natural gas call options because the correlation between changes in the prices of natural gas and ethylene provide protection against increases in the price of ethylene.  At December 31, 2001, the Company had natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 716,000 mm BTU’s and 1,018,600 gigajoules of natural gas at U.S. $3.75 per million BTU’s and Cdn. $4.72 per gigajoule, respectively to hedge anticipated purchase of ethylene.  These options were for February, 2002.

At December 31, 2002, the Company had natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 444,000 mm BTU’s and 1,383,500 gigajoules of natural gas at U.S. $6.50 to $7.45 per million BTU’s and Cdn. $8.65 to $10.00 per gigajoule, respectively to hedge anticipated purchases of ethylene.  These options covered the period January to March 2003.

At June 30, 2003, the Company has natural gas call options outstanding that establish a cap price on the purchase of notional quantities amounting to 536,500 mm BTU’s and 1,533,000 gigajoules of natural gas at U.S. $8.10 to $11.40 per million BTU’s and Cdn. $9.40 to $13.20 per gigajoule, respectively to hedge anticipated purchase of ethylene.  These options cover the period July to September, 2003.

In prior years, as part of a risk management program, the Company entered into forward foreign exchange contracts to hedge its foreign currency exposure on U.S. sales.  The contracts obliged the Company to sell U.S. dollars in the future at predetermined exchange rates.  The contracts were matched with anticipated future sales in U.S. dollars.  The Company’s policy in prior years was to enter into forward foreign exchange contracts or other similar hedges of exchange risk for no more than 75% of export sales anticipated in each month during the following 12 months.  During 2001, the Company discontinued this hedging program and at December 31, 2001, there were no outstanding foreign exchange contracts.

At June 30, 2003, 3 customers accounted for approximately 25% of total accounts receivable (December 31, 2002 — 3 customers; 28%, December 31, 2001 – 3 customers; 25%).  The remaining accounts receivable are from customers widely dispersed primarily in North America with individual customers comprising generally less than 5% of the outstanding balance at any time during the year.  The Company mitigates credit risk by requesting letters of credit from selected customers.

(b)         Fair values:

The fair values of cash, cheques issued in excess of cash on deposit, accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to the relatively short periods to maturity of the instruments.  The fair values of other financial assets and liabilities, both recognized and unrecognized, are as follows:

	December 31 2001		December 31 2002		June 30 2003
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
					(Unaudited)

Other financial assets:
Natural gas call options	$193	$8	$62	$12	$72	$14

Other financial liabilities:
Long-term debt, exclusive of related warrants (note 9)	102,992	80,362	102,829	107,078	119,397	N/A

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

The fair value of natural gas call options is estimated using the market price of options with similar terms at period end.

The fair value of long-term debt was estimated based on the present value of contractual future payments of principal and interest, discounted at the current market rates of interest available to the Company for the same or similar debt instruments.  It is not practicable to estimate the fair value of the long-term debt at June 30, 2003 given the Company’s failure to meet certain of its debt covenants and other factors, as described in note 1.

16.       Commitments and contingencies:

(a)          Operating leases:

Under the terms of operating leases, the Company is committed, as at December 31, 2002, to rental payments until expiry of leases as follows:

Year ending December 31:
2003	$2,477
2004	2,208
2005	2,114
2006	1,995
2007	1,701
Thereafter	5,651

(b)         Purchases:

The Company has entered into a 15-year ethylene supply contract that commenced in 1999 for approximately 125,000 tonnes per year under a limited take-or-pay arrangement.

(c)          Other:

Management believes that any costs resulting from environmental matters known to it will not have a material impact on the Company’s financial position and results of operations.

17.       Segmented information:

As a result of the sale of the Company’s Wire and Cable business and its Packaging business in 2001, the Company now conducts business in two business segments:  Specialty Polymers and Films.

Earnings before interest, taxes, depreciation and amortization, special charges, foreign exchange, gain on sale of assets, and discontinued operations, is the primary measure used by the chief operating decision maker to evaluate segment performance.  The Company’s calculation of this amount may be different than similarly titled measured provided by other companies.

(a)          Specialty Polymers:

The Company’s Polymers business produces specialty ethylene-based plastic raw materials used in the manufacture of laminating products, adhesives, automotive applications, packaging, pipe and medical products.  This segment also included the Company’s Flexet® business, which was sold on December 24, 2001 (note 5).

(b)         Films:

The Company’s Films business produces specialty films (plastics sheeting) used for coverings for greenhouses and agricultural storage products.

Results by business segment:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Segment revenue:
Specialty Polymers	$151,504	$139,122	$132,911	$65,709	$77,285
Films	29,189	27,084	28,037	11,912	13,193
	180,693	166,206	160,948	77,621	90,478

Elimination of intersegment sales	(10,448)	(7,605)	(4,695)	(2,391)	(4,370)

	$170,245	$158,601	$156,253	$75,230	$86,108

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Earnings before interest, taxes, amortization, special charges, foreign exchange, gain on sale of assets, and discontinued operations:
Specialty Polymers	$29,989	$19,690	$23,293	$11,124	$12,459
Films	3,133	1,625	1,382	558	1,209
Corporate and other	(3,832)	(1,236)	(2,350)	(896)	(2,024)
	29,290	20,079	22,325	10,786	11,644

Amortization:
Specialty Polymers	12,120	12,033	9,487	4,636	5,248
Films	1,246	1,395	869	383	454
Corporate and other	858	2,718	2,180	143	171
	14,224	16,146	12,536	5,162	5,873

Interest and fees on long-term debt	13,035	14,282	14,180	7,788	9,030
Old lending facilities exit costs and special charges	2,908	10,521	6,446	6,430	3,754
Other income/gains	780	(65)	(37)	—	—
Foreign exchange loss (gain)	1,136	399	(668)	(3,137)	(10,138)
Gain on sale of assets	—	(871)	—	—	—

Income (loss) before income taxes and discontinued operations, carried forward	(2,793)	(20,333)	(10,132)	(5,457)	3,125

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Income (loss) before income taxes and discontinued operations, brought forward	$(2,793)	(20,333)	(10,132)	(5,457)	3,125

Income taxes	334	(3,945)	(2,220)	(2,370)	8,143)

Loss from continuing operations	(3,127)	(16,388)	(7,912)	(3,087)	(5,018)

Loss from discontinued operations	(14,950)	(2,161)	—	—	—

Loss for the period	$(18,077)	$(18,549)	$(7,912)	$(3,087)	$(5,018)

Identifiable assets:
Specialty Polymers	$242,455	$213,901	$210,924	$216,725	$243,075
Films	25,165	21,320	23,103	29,402	35,745
	267,620	235,221	234,027	246,127	278,820

Assets of discontinued businesses	39,928	—	—	—	—
Assets not included in segments	3,630	20,435	13,742	14,303	4,280

	$311,178	$255,656	$247,769	$260,430	$283,100

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Expenditures for fixed assets:
Specialty Polymers	$3,988	$2,625	$2,506	$1,519	$931
Films	774	724	1,113	526	347
Other	—	236	142	15	53
Discontinued operations	1,081	1,088	—	—	—

	$5,843	$4,673	$3,761	$2,060	$1,331

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Segment revenue:
Canada	$43,566	$39,438	$33,545	$17,923	$20,970
United States	109,341	102,944	110,375	50,474	58,742
Other	17,338	16,219	12,333	6,833	6,396

	$170,245	$158,601	$156,253	$75,230	$86,108
Identifiable assets:
Canada	$297,915	$242,954	$234,571	$245,019	$268,664
United States	13,263	12,702	13,198	15,411	14,436

	$311,178	$255,656	$247,769	$260,430	$283,100

Geographic segment revenue represents revenue by customer location.

Corporate and other generally represent corporate headquarter functions and amounts relating to employee future benefit plans.

18.  Comparative figures:

Certain comparative figures have been reclassified to conform with the current financial statement presentation.

19.  United States generally accepted accounting principles:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”).  The following table reconciles material issues that could give rise to measurement differences to these consolidated financial statements and their effect on the consolidated financial statements of the Company:

Consolidated statement of operations:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Loss for the period in conformity with Canadian GAAP	$(18,077)	$(18,549)	$(7,912)	$(3,087)	$(5,018)

Adjustments:
Derivative financial instruments (a)	(2,956)	1,277	135	126	(8)
Development costs (b)	2,486	2,231	(109)	10	(245)
Pensions benefits (c)	(1,074)	(1,828)	599	517	268
Pre-operating costs (d)	7,098	1,015	839	368	331
Income tax effect of the foregoing adjustments (note 12)	(2,022)	(993)	(532)	(369)	(194)

	3,532	1,702	932	652	152

Net loss in conformity with U.S. GAAP	$(14,545)	$(16,847)	$(6,980)	$(2,435)	$(4,866)

Consolidated statement of comprehensive income:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Net loss in conformity with U.S. GAAP	$(14,545)	$(16,847)	$(6,980)	$(2,435)	$(4,866)
Other comprehensive income (loss):
Additional minimum pension liability, net of tax	(75)	(1,043)	(2,465)	(1,611)	(3,145)
Cumulative translation adjustment	(4,912)	(6,458)	1,244	5,579	20,638

Comprehensive income (loss) in accordance with U.S. GAAP	$(19,532)	$(24,348)	$(8,201)	$1,533	$12,627

The following table details the computation of U.S. GAAP basic and diluted loss per share:

	Year ended December 31			Six months ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)

Loss available to shareholders	$(14,545)	$(16,847)	$(6,980)	$(2,435)	$(4,866)

Weighted average number of common shares outstanding (also see Note 13):
Basic	31,385,566	39,288,722	49,935,934	49,935,934	49,935,934
Diluted	31,385,566	39,288,722	49,935,934	49,935,934	49,935,934

Loss per share:
Basic and diluted before discontinued operations	$(0.13)	$(0.38)	$(0.14)	$(0.05)	$(0.10)

Basic and diluted from discontinued operations	$(0.33)	$(0.05)	$—	$—	$—

Basic and diluted	$(0.46)	$(0.43)	$(0.14)	$(0.05)	$(0.10)

The cumulative effect of these adjustments on shareholders’ equity of the Company is as follows:

	As at December 31		As at June 30
	2001	2002	2003
			(Unaudited)
Shareholders’ equity based on Canadian GAAP	$125,410	$123,192	$139,147
Derivative financial instruments	(185)	(50)	(58)
Minimum pension liability	(1,741)	(5,461)	(6,727)
Pension asset	1,594	2,193	2,461
Development costs	(1,598)	(1,707)	(1,952)
Pre-operating costs	(1,838)	(999)	(669)
Restricted stock unit plan (e)	—	(142)	(109)
Income tax effect of foregoing adjustments	1,349	2,072	—

Shareholders’ equity based on U.S. GAAP	$122,991	$119,098	$132,093

(a)          Derivative financial instruments:

Canadian GAAP does not require the recognition of derivative instruments on the consolidated balance sheet at fair values.  Under U.S. GAAP, entities must follow the recommendations of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which requires the recognition of all derivatives on the balance sheet at fair value.  Derivatives that are not hedges must be adjusted to fair value through income.  If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

(i)                         During 2000, the Company had forward exchange contracts to sell U.S. dollars at varying rates, which are accounted for as hedges under Canadian GAAP.  Under U.S. GAAP, these contracts are not considered hedges as they are not matched to specific sales, and gains and losses are determined at the reporting date and recorded in net income for the year.

(ii)                      The Company’s main feedstock is ethylene, which is derived from natural gas.  The Company purchases natural gas call options [see note 15(a)] to mitigate its risk to ethylene price movements.  Under U.S. GAAP, these natural gas call options are not considered hedges and accordingly the change in the fair value of these call options is immediately recognized in earnings.

(b)         Development costs:

Certain costs for product development, which satisfy specified criteria for recoverability are deferred and amortized under Canadian GAAP.  Under U.S. GAAP, these costs, including fixed assets used only for product development, are expensed as incurred.

(c)          Pensions and post-retirement benefits:

Effective January 1, 2000, the Company adopted CICA Handbook Section 3461 retroactively without restatement.  Accordingly, there is a U.S. GAAP difference due to the Company having adopted the comparable U.S. GAAP pronouncements at earlier dates.  In addition, the Company is required to record an additional minimum liability (AML) if the unfunded accumulated benefit obligation exceeds the accrued pension liability or if there is a prepaid pension asset with respect to a plan.  If an AML is recognized, an intangible asset, in an amount not exceeding the unrecognized prior service cost, is also recognized.  The excess of the AML, over the intangible asset, if any, is charged to other comprehensive income, net of income tax effects.

(d)         Pre-operating costs:

Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years.  Under U.S. GAAP, these costs are expensed as incurred.

(e)          Restricted stock unit plan:

Under Canadian GAAP, the fair value of the awards granted under the Restricted Stock Unit Plan was credited to contributed surplus and included in other assets to be amortized to compensation expense over the vesting period.  Under U.S. GAAP, the deferred compensation associated with these awards is a deduction from shareholders’ equity.

(f)            Statements of cash flows:

Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents in the consolidated statements of cash flows.  U.S. GAAP requires that bank advances be reported as financing cash flows.  As a result, under U.S. GAAP, financing cash flows would be increased by $106 to $(2,795) in 2002 to report cash of $nil at December 31, 2002.  During the six month period ended June 30, 2002, cash flow would be increased by $117 to $3,099 to report cash of $nil at June 30, 2002.  During the six month period ended June 30, 2003, financing cash flow would be increased by $1,256 to $11,838 to report cash of $nil at June 30, 2003.

(g)         Recent United States accounting pronouncements:

In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs.  SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets.  The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset.  Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.  If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.  The Company was required to adopt the provisions of SFAS 143 effective January 1, 2002.  The Company plans to operate its manufacturing facility indefinitely and thus is unable to make a reasonable estimate of the fair values of the associated asset retirement obligations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002.  SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value.  The Company expects the adoption of this standard will affect the timing of recognizing liabilities, and the amount recognized, in respect of future exit activities, if any.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”  (“FIN 45”).  FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002.  FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur.  The initial measurement of this liability is the fair value of the guarantee at inception.  At December 31, 2002 and June 30, 2003, the Company has not provided any guarantees.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”  (“FIN 46”).  Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company’s third quarter beginning July 1, 2003.  With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity.  For periods prior to FIN 46’s effective date, certain disclosures will be required if it is reasonably possible that the Company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective.  The Company is currently estimating the impact of adopting the requirements of FIN 46.

20.       Combination agreement with Acetex Corporation:

Pursuant to the terms of the Combination Agreement dated June 20, 2003 (the “Agreement”) between Acetex Corporation (“Acetex”), 2028569 Ontario Limited (“Subco”), a wholly-owned subsidiary of Acetex, and the Company, Acetex agreed to acquire all of the issued and outstanding equity securities of the Company (the “Acquisition”).  The Acquisition is to be consummated through the amalgamation of Subco and the Company and the concurrent issuance of equity securities by Acetex to the equity holders of the Company at that time.  The Agreement provides that upon the amalgamation becoming effective, Acetex will issue:

(i)             that number of common shares determined by multiplying the number of outstanding common shares of the Company by one-sixth (that is one common share for every six common shares of the Company tendered) (the “Exchange Ratio”);

(ii)          that number of common shares determined by multiplying the number of common shares of the Company that are subject to issued Restricted Stock Units by the Exchange Ratio;

(iii)       706,760 warrants to purchase common shares having an exercise price per share equal to the closing price of Acetex’s common shares on the Toronto Stock Exchange on the date of consummation of the amalgamation (the “Effective Date”) and 141,352 warrants having an exercise price per share of CDN $4.32 each, all expiring June 2, 2008, in exchange for all outstanding warrants of the Company; and

(iv)      options to purchase common shares of Acetex determined by multiplying the number of the Company’s options at the Effective Date by the Exchange Ratio having an exercise price per Acetex share equal to the exercise price per share of the particular option of the Company at the Effective Date divided by the Exchange Ratio.  Other than as provided above, the term, exercisability and all other terms and conditions of the Company’s options in effect at the Effective Date shall govern the Company’s options as so assumed by Acetex.

Based on the number of the Company’s common shares and restricted stock option units outstanding at June 20, 2003, Acetex will be required to issue approximately 8,341,649 common shares to consummate the acquisition.

The consummation of the transaction of the transaction is dependant on a number of conditions, including, among others, shareholder approval at a special meeting to be held on August 1, 2003 and that the Company will have entered into agreements with its term lenders providing that the credit facilities may be repaid after the effective date for the principal amount of the facilities plus an additional amount not to exceed U.S. $850 and providing that the warrants held by the lenders be cancelled in consideration for warrants to purchase Acetex shares.  The Company has obtained the consent of the lenders to the foregoing.

The Company has agreed to pay to Acetex U.S. $5,000, or the equivalent value of common shares of the Company in lieu, as a termination fee if the directors of the Company change their recommendation in favour of the transaction or if the Company consummates a transaction with another party.

Acetex has agreed to pay the Company U.S. $5,000, or the equivalent value of common shares of Acetex in lieu, as a termination fee in certain circumstances if Acetex fails to complete the transaction as a result of its inability to arrange financing. Each of the Company and Acetex has agreed to pay to the other U.S. $1,000 or the equivalent value of common shares in lieu, in the event the transaction is terminated by either the Company or Acetex, as the case may be, as a result of breach by the other party of any of the representations, warranties or covenants contained in the agreement.

Pro Forma Consolidated Financial Statements

(Expressed in United States dollars)

ACETEX CORPORATION

Six months ended June 30, 2003 and 2002
Year ended December 31, 2002

(Unaudited - see Compilation Report)

COMPILATION REPORT

To the Board of Directors

Acetex Corporation

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Acetex Corporation as at June 30, 2003 and the pro forma consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 and 2002.  These pro forma consolidated financial statements have been prepared for inclusion in the short form prospectus of Acetex Corporation.  In our opinion, the pro forma consolidated balance sheet and the pro forma consolidated statements of operations have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

October 20, 2003

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada.  Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements.  United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements.  To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted.  Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

October 20, 2003

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is based on the historical financial statements of the Company and AT Plastics incorporated by reference or included elsewhere in this prospectus.  Specifically, the pro forma consolidated financial statements have been compiled from information in the:

(a)          audited consolidated financial statements of the Company as at and for the year ended December 31, 2002;

(b)         unaudited consolidated financial statements of the Company as at June 30, 2003 and for the six months ended June 30, 2002 and 2003;

(c)          audited financial statements of AT Plastics Inc. as at and for the year ended December 31, 2002;

(d)         unaudited financial statements of AT Plastics as at June 30, 2003 and for the six months ended June 30, 2002 and 2003; and

(e)          the additional information described in the subsection below captioned “The Pro Forma Transactions”.

All of the consolidated financial statements used in the preparation of these pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada.

The unaudited pro forma consolidated balance sheet as of June 30 2003 gives effect to the acquisition of AT Plastics, the issuance of the new notes described herein and the repayment of term debt, related interest and fees of AT Plastics as if they had occurred on June 30, 2003.  The unaudited pro forma consolidated statements of operations for the six month periods ended June 30, 2002 and June 30, 2003, and the year ended December 31, 2002 give effect to the acquisition of AT Plastics, the issuance of the new notes and the repayment of term debt, related interest and fees of AT Plastics as if they had occurred on January 1, 2002.  The pro forma consolidated statements of operations do not give effect to synergies that might result from the transactions described below or any non-recurring charges or credits, and related tax effects, directly attributable to the transactions.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position would actually have been had the AT Plastics Acquisition, the issuance of the new notes and the repayment of term debt, related interest and fees of AT Plastics in fact occurred on the dates specified, nor does the information purport to project the Company’s results of operations for any future period or financial position at any future date.  All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon completion of the transactions described herein.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The basic pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP.  The separate consolidated financial statements of the Company and AT Plastics provide information with respect to material reconciling items between Canadian GAAP and U.S. GAAP.  Material measurement differences to pro forma net earnings (loss) and net earnings (loss) per share, which differences that are applicable to these pro forma statements have been extracted from those separate consolidated financial statements, are as follows:

	Year ended December 31, 2002	Six months ended
		June 30, 2002	June 30, 2003
	(thousands of United States dollars)

Pro forma net earnings (loss), Canadian GAAP	$(6,884)	$(10,408)	$(979)
Reconciling adjustments:
Stock-based compensation expense of the Company	(275)	(152)	(24)
AT Plastics adjustments applicable to the pro forma financial statements:
Development costs incurred	(436)	(6)	(397)
Fair value adjustments on derivative instruments	135	126	(8)

Pro forma net earnings (loss), US GAAP	$(7,460)	$(10,440)	$(1,408)

Pro forma net earnings (loss) per share, US GAAP	$(0.22)	$(0.30)	$(0.04)

Pro forma weighted average number of shares outstanding (in thousands)	34,685	34,816	33,900

The reconciling items to US GAAP set out above are those that have been extracted from the separate consolidated financial statements and have continued relevance.  Other reconciling adjustments disclosed by AT Plastics in its separate consolidated financial statements have been excluded as the item is not applicable after giving effect to the AT Plastics pro forma adjustments described below.

THE PRO FORMA TRANSACTIONS

Following is a summary of the transactions on which the Unaudited Pro Forma Consolidated Financial Information is based:

(a)          The AT Plastics Acquisition:

Pursuant to the terms of the Combination Agreement dated June 20, 2003 (the “Agreement”) between the Company, 2028569 Ontario Limited (“Subco”), a wholly-owned subsidiary of the Company, and AT Plastics, the Company agreed to acquire all of the issued and outstanding equity securities of AT Plastics (the “AT Plastics Acquisition”).  The AT Plastics Acquisition was consummated on August 5, 2003 through the amalgamation of Subco and AT Plastics and the concurrent issuance of equity securities by the Company to the equity holders of AT Plastics at that time.  The Agreement provides that upon the amalgamation becoming effective, the Company will issue:

(i)            that number of common shares determined by multiplying the number of outstanding AT Plastics common shares by one-sixth (that is one common share for every six AT Plastics common shares tendered) (the “Exchange Ratio”);

(ii)      that number of common shares determined by multiplying the number of AT Plastics common shares that are subject to issued restricted stock units by the Exchange Ratio;

(iii)    706,760 warrants to purchase common shares having an exercise price per share equal to the closing price of the Company’s common shares on the Toronto Stock Exchange on the date of consummation of the amalgamation (the “Effective Date”) and 141,352 warrants having an exercise price per share of CDN$4.32 each, all expiring June 2, 2008, in exchange for all outstanding warrants of AT Plastics; and

(iv)      vested options to purchase common shares of the Company determined by multiplying the number of AT Plastics options at the Effective Date by the Exchange Ratio and having an exercise price per Company share equal to the exercise price per share of the particular AT Plastics option at the Effective Date divided by the Exchange Ratio.  Other than as provided above, the term, exercisability and all other terms and conditions of the AT Plastics option in effect at the Effective Date shall govern the AT Plastics option as so assumed by the Company.

Based on the number of AT Plastics common shares, restricted stock units and obligations to issue shares by AT Plastics to its directors outstanding at June 30, 2003, the Company was required to issue approximately 8,370,572 common shares to consummate the AT Plastics Acquisition.

For accounting purposes, the acquisition of AT Plastics by the Company will be accounted for as a purchase business combination with the Company identified as the acquirer.  Based on accounting principles for business combinations and the market price of the Company’s equity securities at the time the AT Plastics Acquisition was agreed to and announced, the fair value of the consideration issued and net assets acquired have, for purposes of these pro forma consolidated financial statements, been assumed as set out in the tables below.

Fair value of consideration issued by the Company:

(thousands of United States dollars)

Common shares	$39,371
Warrants	1,262
Options	404
Costs	9,100

$50,137

The fair value of the options and warrants to be issued has been determined by application of the Black-Scholes option pricing model.

Costs include all incremental costs directly attributable to the AT Plastics Acquisition, but exclude costs directly related to the debt offering described below.

Assets acquired (liabilities assumed):

(thousands of United States dollars)

Current assets	$69,297
Current liabilities	(23,650)

Working capital	45,647
Property, plant and equipment	137,711
Other long-term liabilities	(13,826)
Long-term debt, including current portion of long-term debt	(119,395)

$50,137

The fair value of the assets acquired and liabilities assumed exceeded the fair value of the consideration paid.  In accordance with generally accepted accounting principles, the excess has all been applied to reduce the fair value assigned to property, plant and equipment. Prior to the completion of the AT Plastics' Acquisition, AT Plastics' property, plant and equipment had been assessed for impairment in accordance with the requirements of generally accepted accounting principles.  This assessment indicated the property, plant and equipment had a fair value of approximately $270 million, which was in excess of its carrying value.  Accordingly, the application of generally accepted accounting principles for business combination purchase price allocations results in an assigned value to property, plant and equipment which is approximately $130 million less than this fair value.

The purchase price and its allocation to the net assets of AT Plastics acquired by the Company will only be finalized at the time of the consummation of the AT Plastics Acquisition based, in part, on the market value of the Company’s common shares, the finalization of direct acquisition costs and the fair value of AT Plastics net assets at that date.  The amounts set out above are preliminary only and are subject to change.

(b)         Debt offering:

Concurrent with the acquisition, the Company anticipates completing an increase to its existing bond indenture, having a face value of approximately $75.0 million bearing interest at 10 7/8 % per annum maturing in August 2009.  For purposes of these pro forma consolidated financial statements, it is assumed that the bonds will be sold at a 9.5% premium, reflecting current market prices.  Estimated costs associated with the offering, including commissions and other direct costs, are $3.55 million.  Net proceeds of $78.6 million will be applied, together with cash on hand, to the repayment of the term debt of AT Plastics.  The CIT Revolving Credit Facility of AT Plastics with $35.7 million outstanding at June 30, 2003 is expected to remain in place following the AT Plastics Acquisition and will be amended as a condition to the offering.  The amortization of the premium, offset by the amortization of the financing costs, will be recognized over the remaining term of the debt by an adjustment to interest expense.

ACETEX CORPORATION

Pro Forma Consolidated Balance Sheet

(Unaudited – see Compilation Report)

(Expressed in thousands of United States dollars)

June 30, 2003

	Acetex Corporation	AT Plastics	Pro forma adjustments		Pro forma

Assets

Current assets:
Cash and cash equivalents	$71,438	$—	$(16,726	)(a)	$54,712
Accounts receivable	53,924	30,419	—		84,343
Inventories	30,721	38,353	—		69,074
Prepaid expenses and other	7,004	525	—		7,529
	163,087	69,297	(16,726)		215,658

Property, plant and equipment	111,065	205,629	(67,918	)(b)	248,776

Other assets	16,320	8,174	(4,624	)(c)	19,870

	$290,472	$283,100	$(89,268)		$484,304

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$71,275	$23,451	$(2,458	)(d)	$92,268
Current portion of long-term debt	—	115,564	(115,525	)(e)	39
	71,275	139,015	(117,983)		92,307

Other long-term liabilities	5,234	4,882	8,944	(f)	19,060

Long-term debt	190,000	56	117,880	(g)	307,936
	266,509	143,953	8,841		419,303

Shareholders’ equity:
Share capital	63,640	163,560	(163,560	)(h)	103,011
			39,371	(i)
Additional paid-in capital	—	4,785	(4,785	)(h)	1,667
			1,667	(i)
Deficit	(12,426)	(39,710)	39,710	(h)	(12,426)
Cumulative translation adjustment	(27,251)	10,512	(10,512	)(h)	(27,251)
	23,963	139,147	(98,109)		65,001

	$290,472	$283,100	$(89,268)		$484,304

See accompanying notes to pro forma consolidated financial statements.

PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

(tabular dollar amounts expressed in thousands of United States dollars)

(a)          reflects the net impact of the following:

Payment of direct acquisition costs	$(9,100)
Proceeds of the notes offered herein, net of estimated fees and expenses	78,575
Payment of AT Plastics’ term debt and related accrued interest and fees	(86,201)

$(16,726)

The payment of AT Plastics’ term debt and related accrued interest and fees is comprised of the following:

Principal amount of term debt	$(79,289)
Deferred interest	(4,256)
Accrued interest and fees	(1,806)
Debt repayment fee	(850)

$(86,201)

(b)         reflects the adjustment to the carrying value of AT Plastics’ property, plant and equipment as a result of the application of purchase accounting adjustments for the AT Plastics Acquisition, comprised of:

Value assigned to AT Plastics’ property, plant and equipment	$137,711
Less: property, plant and equipment carrying value in AT Plastics consolidated financial statements	205,629

Adjustment to the carrying value of AT Plastics’ property, plant and equipment as a result of the application of the purchase accounting adjustments for the AT Plastics Acquisition	$(67,918)

(c)          reflects the net impact of the following:

Adjustment to the carrying value of AT Plastics’ other assets as a result of the application of purchase accounting adjustments for the AT Plastics Acquisition	$(8,174)
Estimated fees and expenses of the notes offered herein	3,550

$(4,624)

(d)   reflects the net impact of the following:

Adjustment to the carrying value of AT Plastics’ accounts payable and accrued liabilities as a result of the application of purchase accounting adjustments for the AT Plastics Acquisition	$198
Payment of accrued interest and fees of $1.8 million and debt repayment fee of $0.85 million on AT Plastics’ term debt to be settled concurrent with the AT Plastics Acquisition	(2,656)

$(2,458)

(e)          reflects the net impact of the following:

Adjustment to the carrying value of AT Plastics’ debt as a result of application of purchase accounting adjustments for the AT Plastics Acquisition	$3,775
Principal amount of term debt to be repaid	(79,289)
Deferred interest to be repaid on term debt of AT Plastics	(4,256)
Reclassification of AT Plastics’ revolving credit facility from current liabilities to long-term liabilities	(35,755)

$(115,525)

The revolving credit facility is classified as a current liability in the AT Plastics consolidated financial statements due to the non-compliance with certain covenants at June 30, 2003.  Due to the transactions described herein, including the concurrent repayment of long-term debt, and the revision to certain covenants in the revolving credit facility, upon completion of the pro forma transactions the revolving credit facility is in compliance with its covenants and, accordingly, the amount has been reclassified to long-term liabilities.

(f)            reflects the adjustment to the carrying value of AT Plastics’ other long-term liabilities as a result of application of purchase accounting adjustments for the AT Plastics Acquisition, comprised of:

Unfunded defined benefit pension plans	$13,486
Unfunded other benefit plans	340

Value assigned to AT Plastics’ other long-term liabilities	13,826
Other long-term liabilities in AT Plastics’ consolidated financial statements	(4,882)

$8,944

(g)         reflects the net impact of the following:

Notes offered herein, including premium	$82,125
Reclassification of AT Plastics’ revolving credit facility to long-term liabilities from current liabilities	35,755

$117,880

(h)         reflects the impact of the elimination of shareholders’ equity balances of AT Plastics as a result of the application of purchase accounting for the AT Plastics Acquisition.

(i)             reflects the value assigned to common shares, options and warrants issued by the Company as a result of the application of purchase accounting for the AT Plastics Acquisition.

Pro forma consolidated share capital at June 30, 2003 is calculated as follows:

	Number of shares	Amount

The Company, outstanding at June 30, 2003	25,496,864	$63,640
Shares issued on acquisition of AT Plastics	8,370,572	39,371

	33,867,436	$103,011

ACETEX CORPORATION

Pro Forma Consolidated Statement of Operations

(Unaudited – see Compilation Report)

(Expressed in thousands of United States dollars, except per share data)

Year ended December 31, 2002

	Acetex Corporation	AT Plastics Inc.	Pro forma adjustments		Pro forma

Sales	$205,529	$156,253	$(10,229	)(a)	$351,553

Cost of goods sold and operating expenses	178,249	133,928	(10,322	)(b)	301,855
Amortization	16,248	12,536	(5,870	)(c)	22,914
Restructuring costs	—	16	—		16
	194,497	146,480	(16,192)		324,785

Operating income	11,032	9,773	5,963		26,768

Other expenses:
Interest expense	20,480	14,180	(5,162	)(e)	29,498
Foreign exchange loss (gain)	3,504	(668)	730	(f)	3,566
Other	(29)	6,393	(6,430	)(g)	(66)
	23,955	19,905	(10,862)		32,998

Earnings (loss) before income taxes	(12,923)	(10,132)	16,825		(6,230)

Income tax expense (recovery)	—	(2,220)	2,874	(h)	654

Net earnings (loss)	$(12,923)	$(7,912)	$13,951		$(6,884)

Net loss per common share	$(0.49)			(i)	$(0.20)

Weighted average number of common shares outstanding (thousands)	26,314				34,685

See accompanying notes to pro forma consolidated financial statements.

ACETEX CORPORATION

Pro Forma Consolidated Statement of Operations

(Unaudited – see Compilation Report)

(Expressed in thousands of United States dollars, except per share data)

Six months ended June 30, 2002

	Acetex Corporation	AT Plastics Inc.	Pro forma adjustments		Pro forma

Sales	$99,198	$75,230	$(4,580	)(a)	$169,848

Cost of goods sold and operating expenses	90,158	64,444	(4,627	)(b)	149,975
Amortization	7,804	5,162	(1,829	)(c)	11,137
	97,962	69,606	(6,456)		161,112

Operating income	1,236	5,624	1,876		8,736

Other expenses:
Interest expense	9,993	7,788	(3,408	)(e)	14,373
Foreign exchange loss (gain)	3,692	(3,137)	3,718	(f)	4,273
Other	190	6,430	(6,430	)(g)	190
	13,875	11,081	(6,120)		18,836

Earnings (loss) before income taxes	(12,639)	(5,457)	7,996		(10,100)

Income tax expense (recovery)	—	(2,370)	2,678	(h)	308

Net earnings (loss)	$(12,639)	$(3,087)	$5,318		$(10,408)

Net loss per common share	$(0.48)			(i)	$(0.30)

Weighted average number of common shares outstanding (thousands)	26,445				34,816

See accompanying notes to pro forma consolidated financial statements.

ACETEX CORPORATION

Pro Forma Consolidated Statement of Operations

(Unaudited – see Compilation Report)

(Expressed in thousands of United States dollars, except per share data)

Six months ended June 30, 2003

	Acetex Corporation	AT Plastics Inc.	Pro forma adjustments		Pro forma

Sales	$140,299	$86,108	$(5,510	)(a)	$220,897

Cost of goods sold and operating expenses	118,709	74,464	(5,557	)(b)	187,616
Amortization	10,322	5,873	(2,540	)(c)	13,655
Restructuring costs	—	3,754	(2,516	)(d)	1,238
	129,031	84,091	(3,520)		202,509

Operating income	11,268	2,017	5,103		18,388

Other expenses:
Interest expense	10,466	9,030	(4,291	)(e)	15,205
Foreign exchange loss (gain)	1,427	(10,138)	12,577	(f)	3,866
Other	79	—	—		79
	11,972	(1,108)	8,286		19,150

Earnings (loss) before income taxes	(704)	3,125	(3,183)		(762)

Income tax expense (recovery)	—	8,143	(7,926	)(h)	217

Net earnings (loss)	$(704)	$(5,018)	$4,743		$(979)

Net loss per common share	$(0.03)			(i)	$(0.03)

Weighted average number of common shares outstanding (thousands)	25,529				33,900

See accompanying notes to pro forma consolidated financial statements.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

(tabular dollar amounts expressed in thousands of United States dollars)

	Year ended December 31, 2002	Six months ended
		June 30, 2002	June 30, 2003

(a) to reclassify AT Plastics’ recovery of shipping and handling costs to conform to the presentation adopted by the Company	$(10,229)	$(4,580)	$(5,510)

(b) reflects the net impact of the following:

• reclassification of AT Plastics’ recovery of shipping and handling costs	$(10,229)	$(4,580)	$(5,510)

• reversal of amortization of employer future benefits that are fully recognized in the purchase accounting adjustments	(93)	(47)	(47)

	$(10,322)	$(4,627)	$(5,557)

(c) to adjust amortization expense to the amounts calculated based on the assigned value to AT Plastics’ property, plant and equipment as a result of the application of purchase accounting adjustments for the AT Plastics Acquisition	$(5,870)	$(1,829)	$(2,540)

(d) to eliminate AT Plastics’ expenses related to the Acquisition of $0.6 million and the write-off of investment tax credits receivable of $1.9 million that would not have been recognized as a result of application of purchase accounting for the AT Plastics Acquisition	$—	$—	$(2,516)

(e) net impact of the following:
• elimination of actual interest expense incurred on AT Plastics’ term debt to be repaid (see analysis below)	$(12,722)	$(7,188)	$(8,071)
• pro forma interest expense on notes offered herein including amortization of financing costs related thereto	7,560	3,780	3,780

	$(5,162)	$(3,408)	$(4,291)

AT Plastics’ interest as presented in its separate consolidated financial statements is comprised of the following:

	Year ended December 31, 2002	Six months ended
		June 30, 2002	June 30, 2003

Actual interest expense incurred related to AT Plastics’ term debt to be repaid:
Cash	$10,023	$4,750	$6,537
Deferred interest and amortization of financing fees	2,699	2,438	1,534
	12,722	7,188	8,071

Actual interest expense incurred on revolving credit facility not to be repaid concurrent with the AT Plastics Acquisition	1,458	600	959

Total AT Plastics' Interest Expense Incurred	$14,180	$7,788	$9,030

Based on the outstanding principal amount of AT Plastics’ revolving credit facility at June 30 2003, each 0.25% change in interest rates will effect interest expense for a twelve-month period by approximately $90,000 and for a six month period by approximately $45,000.

(f) reflects the elimination of the foreign exchange gain realized by AT Plastics’ on term debt to be repaid	$730	$3,718	$12,577

(g) reflects the elimination of debt refinancing costs incurred by AT Plastics’ on term debt to be repaid	$(6,430)	$(6,430)	$—

(h) reflects the elimination of future income tax recovery (expense) of AT Plastics’ that would not have been recognized as a result of the application of purchase accounting for the AT Plastics Acquisition	$(2,874)	$2,678	$(7,926)

(i)             For purposes of the calculation of pro forma net earnings (loss) per share, the weighted average number of shares outstanding of the Company during each of the periods presented has been increased by the number of common shares to be issued to the holders of the common shares and restricted stock units of AT Plastics as if such shares had been issued at the beginning of the periods presented.

Supplemental Information

(Expressed in United States dollars)

ACETEX CORPORATION

Years ended December 31, 2002, 2001 and 2000
Six months ended June 31, 2003 and 2002 (unaudited)

REPORT ON INDEPENDENT ACCOUNTANTS

To the Board of Directors
Acetex Corporation

Under date of February 7, 2003, we reported on the consolidated balance sheets of Acetex Corporation as at December 31, 2002 and 2001, and the consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three year period ended December 31, 2002, which are included in the Annual Report of the Company dated March 31, 2003.  These consolidated financial statements and our report thereon are incorporated by reference in the Annual Report on Form 40-F for the year 2002.  In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related supplemental information entitled “Item 18 - Reconciliation with United States Generally Accepted Accounting Principles.”  This supplemental information is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this supplemental information based on our audits.

In our opinion, such supplemental information, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

February 7, 2003

Acetex Corporation

Item 18 – Reconciliation with United States Generally Accepted Accounting Principles

(Tabular dollar amounts expressed in thousands of United States dollars)

Years ended December 31, 2000, 2001 and 2002

Six months ended June 30, 2002 and 2003 (unaudited)

Acetex Corporation (the “Company”) prepares its consolidated financial statements in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“US GAAP”).  Material issues that could give rise to differences to these consolidated financial statements are as follows:

(a)          Foreign exchange:

Under Canadian GAAP, in prior years foreign exchange gains and losses related to long-term monetary liabilities were deferred in the consolidated balance sheet and amortized to income over the term of the related item.  Under US GAAP, these gains and losses are recognized in the determination of income as they arise.  In the year ended December 31, 2002, the Company retroactively changed its accounting policy under Canadian GAAP as described in note 2(j) and now accounts for such items on a consistent basis.  As a result, there is no longer a Canadian GAAP:US GAAP difference for this item.

(b)         Stock-based compensation:

As described in note 8, the Company has granted stock options to certain directors and employees.  These options are granted for services provided to the Company.  For US GAAP purposes, Statement of Financial Accounting Standards No. 123 (SFAS 123) requires that an enterprise recognize or, at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income.  The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25.  Although options are granted at exercise prices based on the market value of the Company’s share at the date of Board approval, due to a requirement for shareholder approval in a prior year, for accounting purposes the grant date of certain options was at a subsequent date.  Based on market and exercise prices at the date of shareholder approval, stock compensation expense of $275,000 (2001 - $308,000; 2000 - nil; (unaudited) six months ended June 30, 2003 - $24,000; June 30, 2002 - $152,000) has been recognized.

During the year ended December 31, 1999, the Company repriced certain outstanding options held by non-executive employees.  Such options, to the extent they were still outstanding, were required to be accounted for as variable plan options with effect from July 1, 2000.  In addition, during the year ended December 31, 2000 the Company cancelled certain options which resulted, for accounting purposes, in an effective repricing.  The deemed replacement options issued are also accounted for as variable plan options with effect from the later of date of cancellation and their grant date for accounting purposes.  Under variable plan accounting, compensation expense is recorded to the extent that the market price of the Company’s shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited.  Based on market prices at the relevant dates, no variable plan stock compensation expense is required to have been recorded to December 31, 2002.

(c)          Financial instruments and derivatives:

The Company accounts for financial instruments, other than derivatives, at cost less allowances for impairment.

Commencing January 1, 2001, the Company has recognized derivative instruments on the consolidated balance sheet at their fair value.  On the date a derivative contract is entered into, the Company either designates the derivative as a hedge of the fair value, cash flows or foreign currency risks of an underlying transaction or balance, as appropriate in the circumstances, or accounts for the derivative as a speculative instrument.  Where the derivative is to be accounted for as a hedge, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction.  The Company will also formally assess, both at the hedge’s inception and on an ongoing basis, where the derivatives used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items.  When it is determined that a derivative is not highly effective as a hedge, the Company will discontinue hedge accounting prospectively.

Changes in fair value of a derivative that is identified and highly effective as a hedge are excluded from income to be recognized at the time of the underlying transaction.  Changes in the fair value of derivatives that are not accounted for as hedges are recognized in the determination of income as they occur.

At January 1, 2001 and to June 30, 2003, the Company had no derivative instruments outstanding.  For US GAAP purposes, the unrecognized gain at January 1, 2001 of $2.4 million from the settlement of the natural gas contract disclosed in note 10(b) has been reclassified as a transition adjustment to other comprehensive income.  In addition, the deferred gain recognized during the year ended December 31, 2001 as an adjustment of the cost of natural gas purchased of $2.4 million has been reflected as a reduction in other comprehensive income.

(d)         Shipping and handling costs:

As discussed in note 2(h), sales are disclosed net of recovered shipping and handling costs.  Under US GAAP, such costs would not be netted against sales but would increase cost of goods sold.

Accordingly, under US GAAP sales and cost of goods sold would be as follows:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)

Sales	$236,733	$249,002	$233,683	$114,364	$155,514
Cost of goods sold	177,969	198,507	194,612	99,160	127,722

(e)          Comprehensive income:

Under US GAAP, the Company is required to report and display comprehensive earnings (loss) which includes both net earnings and other gains and losses affecting shareholders’ equity that are excluded from net earnings (loss).  The only components of comprehensive earnings (loss) are the net earnings (loss) for the year, the foreign currency translation component of shareholders’ equity and the transition adjustment and reduction.  This information is presented below.  Accumulated other comprehensive loss at December 31, 2002 and 2001 equals the cumulative translation adjustment account balance as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

(f)            Impact of differences:

These differences would have affected the reported loss and retained earnings (deficit) as follows:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)

Net earnings (loss) - Canadian GAAP	$16,885	$1,644	$(12,923)	$(12,639)	$(704)
Stock compensation expense (b)	—	(308)	(275)	(152)	(24)

Net earnings (loss) - US GAAP	16,885	1,336	(13,198)	(12,791)	(728)
Other comprehensive earnings (loss):
Cumulative translation adjustment	(12,781)	(10,320)	30,943	21,434	16,081
Transition adjustment (c)	—	2,454	—	—	—
Reduction in unrecognized gain on cash flow derivative (c)	—	(2,454)	—	—	—

Comprehensive earnings (loss) - US GAAP (e)	$4,104	$(8,984)	$17,745	$8,643	$15,353

Basic net earnings (loss) per common share - US GAAP	$0.65	$0.05	$(0.50)	$(0.48)	$(0.03)

Diluted net earnings (loss) per common share - US GAAP	$0.63	$0.05	$(0.50)	$(0.48)	$(0.03)

Weighted average number of shares outstanding (in thousands):
Basic	26,019	26,310	26,314	26,445	25,529
Diluted	26,866	26,988	26,314	26,445	25,529

	December 31,		June 30, 2003
	2001	2002
			(unaudited)

Retained earnings (deficit) - Canadian GAAP	$1,677	$(11,563)	$(12,426)
Stock compensation expense	(308)	(583)	(607)

Retained earnings - US GAAP	$1,369	$(12,146)	$(13,033)

(g)         Pro forma stock compensation disclosures:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)

Net earnings (loss) - US GAAP	$16,885	$1,336	$(13,198)	$(12,791)	$(728)
Add: Stock compensation expense recognized	—	308	275	152	24
Deduct: Fair value stock compensation expense	(1,032)	(2,061)	(1,302)	(762)	(643)

Pro forma net income (loss)	$15,853	$(417)	$(14,225)	$(13,401)	$(1,347)

Pro forma net earnings (loss) per share:
Basic	$0.61	$(0.02)	$(0.54)	$(0.51)	$(0.05)
Diluted	0.59	(0.02)	(0.54)	(0.51)	(0.05)
Weighted average fair value of stock options granted	3.27	3.84	1.06	—	—

Risk free interest rate (average)	5.18%	4.18%	4.00%	—	—
Expected life	5 yrs	5 yrs	4 yrs	—	—
Expected volatility	62%	63%	70%	—	—

No dividend yield is assumed for all periods presented.

(h)         Other disclosures:

The following additional information would be presented if these consolidated financial statements were presented in accordance with US GAAP:

(i)            Accounts receivable:

As of the dates indicated, substantially all accounts receivable are trade accounts receivable.

	December 31,		June 30, 2003
	2001	2002
			(unaudited)

Allowance for doubtful accounts	$144	$612	$578

Changes in the allowance for doubtful accounts for each of the years in the three-year period ended December 31, 2002 are as follows:

	Years ended December 31,
	2000	2001	2002

Opening balance	$404	$156	$144
Expense	129	—	398
Settlements, write-offs and other adjustments	(377)	(12)	70

Closing balance	$156	$144	$612

(ii)        Accounts payable and accrued liabilities:

Accounts payable and accrued liabilities calculated in accordance with US GAAP, is comprised as follows:

	December 31,		June 30, 2003
	2001	2002
			(unaudited)

Trade payables	$26,526	$36,456	$45,993
Accrued employee compensation	7,601	9,841	10,783
Accrued interest	8,971	8,898	8,841
Income taxes payable	99	86	17
Other	4,873	4,725	5,641

	$48,070	$60,006	$71,275

(iii)    Impairment of long-lived assets:

For US GAAP purposes, the Company evaluates whether an impairment of a long-lived asset has occurred by reference to whether the estimated future undiscounted cash flows, excluding interest, exceeds the carrying value of the asset.  If such asset is considered to be impaired, the impairment charge to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Fair value is generally measured equal to the estimated future discounted net cash flows from the asset or assets.  This differs from the Canadian GAAP assessment and impairment calculation both of which compare the estimated future undiscounted cash flows to the carrying value.  However, no impairment in property, plant and equipment has been required under either Canadian or US GAAP for any of the periods presented.

(iv)      Undistributed earnings of equity accounted for investee:

At December 31, 2001 and 2002 and June 30, 2003, the Company had received cumulative distributions from its equity accounted for investee Erfei in excess of cumulative earnings of $1.9 million, $2.2 million and $2.3, respectively.

(v)          Revenue recognition:

Sales agreements generally provide for shipping terms and title to transfer to the customer “FOB Shipping Point”

(vi)      Expense classifications:

Cost of goods sold include all materials, direct labour and other production costs, applicable overhead and, under U.S. GAAP shipping and handling costs reimbursed by the customer (see (d)).  Selling, general and administration expenses include managerial costs, other overhead not properly applied to production or inventory, sales and marketing and other administrative expenses.

(vii)  Debt covenants:

The Company’s 10 7/8 % senior unsecured notes have financial and other covenants which, if violated, would limit its ability to make certain types of expenditures or enter into certain types of transactions in the future.  For all periods presented, the Company was in compliance with these debt covenants.

(i)             Recent accounting pronouncements:

(i)            Statement of Financial Accounting Standards No. 143:

SFAS No. 143, Accounting for Asset Retirement Obligations, provides accounting requirements for retirement obligations associated with tangible long-lived assets for which the legal obligation to settle is a result of an existing legal obligation, including those obligations to settle due to an existing or enacted law, written or oral contract, or by legal construction under the doctrine of promissory estoppel.  Such an obligation would be recognized in the period in which it meets the definition of a liability, and on initial recognition, the liability would be measured at fair value.  SFAS 143 requires the recognition of changes in the liability resulting from the (1) passage of time and (2) revisions in cash flow estimates.  In addition, SFAS 143 includes certain disclosure requirements.  For the Company, SFAS 143 is effective in fiscal 2003.

(ii)        Statement of Financial Accounting Standards No. 144:

In August 2001, the Financial Accounting Standards Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).  SFAS 144 provides guidance for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale.  SFAS 144 also provides guidance on how to present discontinued operations in the income statement and includes a component of an entity (rather than a segment of a business).

The Company is required to adopt SFAS 144 no later than the year beginning after December 15, 2001.  The provisions of the Statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities.

(iii)    Statement of Financial Accounting Standards No. 146:

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, addresses the financial accounting and reporting for costs associated with exit or disposal activities.  SFAS 146 relates to the recognition of a liability for a cost associated with an exit or disposal activity and requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability under the FASB’s conceptual framework.  SFAS 146 is effective for exit and disposal activities initiated after December 31,2002.

(iv)      FASB Interpretation No. 45:

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees.  FIN 45 further requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur, initially at the guarantee’s fair value.  The recognition of the liability is required regardless of the probability that payments will be required.

There was no material impact on the adoption of SFAS 143 by the Company on January 1, 2003 as the extent and timing of any retirement settlement obligation is indeterminate.  In preparing the consolidated financial statements, the Company has considered the disclosure requirements of FIN 45.  There has been no impact from the adoption of SFAS 144 or 146.

(j)             Consolidating schedules:

The Company’s long-term debt described in note 7 to its annual consolidated financial statements has been guaranteed by specified subsidiaries of the Company.  The accompanying condensed consolidating financial information as at December 31, 2001 and 2002 and (unaudited) June 30, 2003 and for the years ended December 31, 2001 and 2002 and (unaudited) for the six month periods ended June 30, 2002 and 2003, has been prepared in accordance with US GAAP.  The information under the column headed “Acetex Corporation” is for the parent company only.  Investments in subsidiaries are accounted for by the equity method in the separate columns for the parent company and the guarantor subsidiaries.  Each guarantor subsidiary is wholly-owned by Acetex Corporation.  The non-guarantor subsidiaries are directly or indirectly wholly-owned by the guarantor subsidiaries.  All guarantees are full and unconditional.

Consolidating Balance Sheet

December 31, 2001

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash and cash equivalents	6,711	—	—	44,894	—	51,605
Accounts receivable	4,143	71,400	—	44,481	(75,543)	44,481
Inventories	—	—	—	25,075	—	25,075
Prepaid expenses and other	186	—	—	5,580	—	5,766
	11,040	71,400	—	120,030	(75,543)	126,927
Property, plant and equipment	464	—	—	94,845	—	95,309
Investment in and advances to subsidiaries and affiliates	249,050	230,000	(40,102)	8,957	(447,905)	—
Other assets	5,970	—	—	5,983	—	11,953

	266,524	301,400	(40,102)	229,815	(523,448)	234,189

Accounts payable and accrued liabilities	9,269	—	—	116,306	(77,505)	48,070
Pension obligation	—	—	—	3,139	—	3,139
Long-term debt	190,000	—	—	230,000	(230,000)	190,000
	199,269	—	—	349,445	(307,505)	241,209

Shareholders’ equity	67,255	301,400	(40,102)	(119,630)	(215,943)	(7,020)

	266,524	301,400	(40,102)	229,815	(523,448)	234,189

(j)             Consolidating schedules:

Consolidating Statement of Operations and Retained Earnings (Deficit)

Year ended December 31, 2001

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Sales	—	—	—	249,002	—	249,002

Cost of goods sold	—	—	—	198,507	—	198,507
Amortization	—	—	—	14,854	—	14,854
	—	—	—	35,641	—	35,641
Other operating expenses	4,229	—	—	5,634	—	9,863

Operating income	(4,229)	—	—	30,007	—	25,778
Interest expense, net	(16,480)	33,002	—	(34,773)	—	(18,251)
Other income (expenses)	22,045	—	(4,178)	1,650	(25,708)	(6,191)

Income (loss) before income taxes	1,336	33,002	(4,178)	(3,116)	(25,708)	1,336
Income taxes	—	—	—	—	—	—

Net income (loss)	1,336	33,002	(4,178)	(3,116)	(25,708)	1,336
Retained earnings (deficit), beginning of year	33	63,112	(45,972)	(52,937)	35,797	33
Dividends paid	—	(24,714)	—	—	24,714	—

Retained earnings (deficit), end of year	1,369	71,400	(50,150)	(56,053)	34,803	1,369

Consolidating Statement Of Cash Flows

Year ended December 31, 2001

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash provided by (used in):

Operating activities:
Net income (loss)	1,336	33,002	(4,178)	(3,116)	(25,708)	1,336
Amortization	—	—	—	14,854	—	14,854
Loss on debt refinancing	4,478	—	—	1,874	—	6,352
Pension expense	—	—	—	499	—	499
Amortization of deferred financing costs	—	—	—	890	—	890

Distribution from equity investment in excess of income	(4,344)	—	4,178	(501)	995	328
Other	308	—	—	—	—	308
Changes in non-cash working capital, net	5,927	(8,288)	—	1,220	(7,587)	(8,728)
	7,705	24,714	—	15,720	(32,300)	15,839

Investing activities:
Purchase of property, plant and equipment	—	—	—	(2,920)	—	(2,920)
Other	—	—	—	(1,101)	—	(1,101)
	—	—	—	(4,021)	—	(4,021)

Financing activities:
Increase in share capital	505	—	—	—	—	505
Proceeds from issuance of long-term debt	190,000	—	—	—	—	190,000

Repayment of long-term debt	(180,000)	—	—	—	—	(180,000)
Costs incurred in refinancing debt	(11,867)	—	—	—	—	(11,867)
Decrease in pension obligation	—	—	—	(61)	—	(61)
Dividend paid	—	(24,714)	—	—	24,714	—
	(1,362)	(24,714)	—	(61)	24,714	(1,423)

Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	(205)	—	—	(9,746)	7,586	(2,365)

Increase (decrease) in cash during the year	6,138	—	—	1,892	—	8,030

Cash and cash equivalents, beginning of year	573	—	—	43,002	—	43,575

Cash and cash equivalents, end of year	6,711	—	—	44,894	—	51,605

Consolidating Balance Sheet

December 31, 2002

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash and cash equivalents	12,992	—	—	48,898	—	61,890
Accounts receivable	5,781	75,805	—	43,699	(81,586)	43,699
Inventories	—	—	—	28,481	—	28,481
Prepaid expenses and other	259	—	—	3,379	—	3,638
	19,032	75,805	—	124,457	(81,586)	137,708
Property, plant and equipment	371	—	—	109,820	—	110,191
Investment in and advances to subsidiaries and affiliates	226,840	229,319	(60,837)	9,352	(404,674)	—
Other assets	5,553	—	—	10,423	—	15,976

	251,796	305,124	(60,837)	254,052	(486,260)	263,875

Accounts payable and accrued liabilities	9,320	—	—	132,118	(81,432)	60,006
Pension obligation	—	—	—	4,725	—	4,725
Long-term debt	190,000	—	—	230,000	(230,000)	190,000
	199,320	—	—	366,843	(311,432)	254,731

Shareholders’ equity	52,476	305,124	(60,837)	(112,791)	(174,828)	9,144

	251,796	305,124	(60,837)	254,052	(486,260)	263,875

Consolidating Statement of Operations and Retained Earnings (Deficit)

Year ended December 31, 2002

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Sales	—	—	—	233,683	—	233,683

Cost of goods sold	—	—	—	194,612	—	194,612
Amortization	—	—	—	16,248	—	16,248
	—	—	—	22,823	—	22,823
Other operating expenses	2,753	—	—	9,313	—	12,066

Operating income (loss)	(2,753)	—	—	13,510	—	10,757
Interest expense, net	(18,353)	30,844	—	(32,971)	—	(20,480)
Other income (expenses)	7,908	—	(20,735)	3,113	6,239	(3,475)

Income (loss) before income taxes	(13,198)	30,844	(20,735)	(16,348)	6,239	(13,198)
Income taxes	—	—	—	—	—	—

Net income (loss)	(13,198)	30,844	(20,735)	(16,348)	6,239	(13,198)
Retained earnings (deficit), beginning of year	1,369	71,400	(50,150)	(56,053)	34,803	1,369
Excess repurchase price of common shares	(317)	—	—	—	—	(317)
Dividends paid	—	(27,120)	—	—	27,120	—

Retained earnings (deficit), end of year	(12,146)	75,124	(70,885)	(72,401)	68,162	(12,146)

Consolidating Statement of Cash Flows

Year ended December 31, 2002

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash provided by (used in):

Operating activities:
Net income	(13,198)	30,844	(20,735)	(16,348)	6,239	(13,198)
Amortization	—	—	—	16,248	—	16,248
Pension expense	—	—	—	(36)	—	(36)
Amortization of deferred financing costs	—	—	—	971	—	971
Distribution from equity investment in excess of income	16,510	—	20,735	(3,916)	(33,358)	(29)
Other	1,286	—	—	—	—	1,286
Changes in non-cash working capital, net	3,539	(3,724)	—	15,367	(2,631)	12,551
	8,137	27,120	—	12,286	(29,750)	17,793

Investing activities:
Purchase of property, plant and equipment	—	—	—	(12,893)	—	(12,893)
Other	—	—	—	(246)	—	(246)
	—	—	—	(13,139)	—	(13,139)

Financing activities:
Proceeds from issuance of shares	449	—	—	—	—	449
Dividend paid	—	(27,120)	—	—	27,120	—
Shares repurchased	(2,305)	—	—	—	—	(2,305)
Decrease in pension obligation	—	—	—	589	—	589
	(1,856)	(27,120)	—	589	27,120	(1,267)

Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	—	—	—	4,268	2,630	6,898

Increase (decrease) in cash during the year	6,281	—	—	4,004	—	10,285

Cash and cash equivalents, beginning of year	6,711	—	—	44,894	—	51,605

Cash and cash equivalents, end of year	12,992	—	—	48,898	—	61,890

Consolidating Statement of Operations and Retained Earnings (Deficit)

Six months ended June 30, 2002
(Unaudited)

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Sales	—	—	—	114,364	—	114,364

Cost of goods sold	—	—	—	99,160	—	99,160
Amortization	—	—	—	7,804	—	7,804
	—	—	—	7,400	—	7,400
Other operating expenses	1,269	—	—	5,047	—	6,316

Operating income (loss)	(1,269)	—	—	2,353	—	1,084
Interest expense, net	(9,159)	15,347	—	(16,181)	—	(9,993)
Other income (expense)	(2,363)	—	(16,655)	(2,391)	17,527	(3,882)

Income (loss) before income taxes	(12,791)	15,347	(16,655)	(16,219)	17,527	(12,791)
Income taxes	—	—	—	—	—	—

Net income (loss)	(12,791)	15,347	(16,655)	(16,219)	17,527	(12,791)
Retained earnings (deficit), beginning of period	1,369	71,400	(50,150)	(56,053)	34,803	1,369
Excess repurchase price of common shares	(168)	—	—	—	—	(168)
Dividends paid	—	(9,987)	—	—	9,987	—

Retained earnings (deficit), end of period	(11,590)	76,760	(66,805)	(72,272)	62,317	(11,590)

Consolidating Statement of Cash Flows

Six months ended June 30, 2002
(Unaudited)

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash provided by (used in):

Operating activities:
Net income (loss)	(12,791)	15,347	(16,655)	(16,219)	17,527	(12,791)
Amortization	—	—	—	7,804	—	7,804
Pension expense	—	—	—	191	—	191
Amortization of deferred financing costs	—	—	—	478	—	478
Distribution from equity investment in excess of income	11,394	—	16,655	(346)	(27,513)	190
Other	152	—	—	—	—	152
Changes in non-cash working capital, net	494	(5,360)	—	1,961	3,590	685
	(751)	9,987	—	(6,131)	(6,396)	(3,291)

Investing activities:
Purchase of property, plant and equipment	—	—	—	(2,791)	—	(2,791)
Other	—	—	—	(227)	—	(227)
	—	—	—	(3,018)	—	(3,018)

Financing activities:
Proceeds from issuance of shares	172	—	—	—	—	172
Dividend paid	—	(9,987)	—	—	9,987	—
Shares repurchased	(426)	—	—	—	—	(426)
Decrease in pension obligation	—	—	—	(33)	—	(33)
	(254)	(9,987)	—	(33)	9,987	(287)

Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	—	—	—	7,745	(3,591)	4,154

Increase in cash during the period	(1,005)	—	—	(1,437)	—	(2,442)

Cash and cash equivalents, beginning of period	6,711	—	—	44,894	—	51,605

Cash and cash equivalents, end of period	5,706	—	—	43,457	—	49,163

Consolidating Balance Sheet

June 30, 2003
(Unaudited)

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash and cash equivalents	9,517	—	—	61,921	—	71,438
Accounts receivable	5,222	80,358	—	53,924	(85,580)	53,924
Inventories	—	—	—	30,721	—	30,721
Prepaid expenses and other	836	—	—	6,168	—	7,004
	15,575	80,358	—	152,734	(85,580)	163,087
Property, plant and equipment	333	—	—	110,732	—	111,065
Investment in and advances to subsidiaries and affiliates	228,787	226,638	(65,670)	9,897	(399,652)	—
Other assets	5,531	—	—	10,789	—	16,320

	250,226	306,996	(65,670)	284,152	(485,232)	290,472

Accounts payable and accrued liabilities	9,012	—	—	149,116	(86,853)	71,275
Pension obligation	—	—	—	5,234	—	5,234
Long-term debt	190,000	—	—	230,000	(230,000)	190,000
	199,012	—	—	384,350	(316,853)	266,509

Shareholders’ equity	51,214	306,996	(65,670)	(100,198)	(168,379)	23,963

	250,226	306,996	(65,670)	284,152	(485,232)	290,472

Consolidating Statement of Operations and Retained Earnings (Deficit)

Six months ended June 30, 2003
(Unaudited)

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Sales	—	—	—	155,514	—	155,514

Cost of goods sold	—	—	—	127,722	—	127,722
Amortization	—	—	—	10,322	—	10,322
	—	—	—	17,470	—	17,470

Other operating expenses	1,115	—	—	5,110	—	6,226

Operating income (loss)	(1,115)	—	—	12,360	—	11,244
Interest expense, net	(9,162)	15,566	—	(16,870)	—	(10,466)
Other income (expense)	9,549	—	(4,833)	37	(6,260)	(1,506)

Income (loss) before income taxes	(728)	15,566	(4,833)	(4,473)	(6,260)	(728)
Income taxes	—	—	—	—	—	—

Net income (loss)	(728)	15,566	(4,833)	(4,473)	(6,260)	(728)
Retained earnings (deficit), beginning of period	(12,146)	75,124	(70,885)	(72,401)	68,162	(12,146)
Excess repurchase price of common shares	(159)	—	—	—	—	(159)
Dividends paid	—	(10,331)	—	—	10,331	—

Retained earnings (deficit), end of period	(13,033)	80,359	(75,718)	(76,874)	72,233	(13,033)

Consolidating Statement of Cash Flows

Six months ended June 30, 2003
(Unaudited)

		Guarantors
	Acetex Corporation	Acetex LLC	Acetex BV	Combined non-guarantors	Eliminations	Consolidated

Cash provided by (used in):

Operating activities:
Net income (loss)	(728)	15,566	(4,833)	(4,473)	(6,260)	(728)
Amortization	—	—	—	10,322	—	10,322
Pension expense	—	—	—	203	—	203
Amortization of deferred financing costs	—	—	—	560	—	560
Distribution from equity investment in excess of income	(240)	—	4,833	(446)	(4,068)	79
Other	24	—	—	—	—	24
Changes in non-cash working capital, net	(1,974)	(5,235)	—	1,723	2,762	(2,724)
	(2,918)	10,331	—	7,889	(7,566)	7,736

Investing activities:
Purchase of property, plant and equipment	—	—	—	(1,204)	—	(1,204)
Other	—	—	—	(73)	—	(73)
	—	—	—	(1,277)	—	(1,277)

Financing activities:
Proceeds from issuance of shares	40	—	—	—	—	40
Dividend paid	—	(10,331)	—	—	10,331	—
Shares repurchased	(597)	—	—	—	—	(597)
Decrease in pension obligation	—	—	—	(122)	—	(122)
	(557)	(10,331)	—	(122)	10,331	(679)

Foreign exchange gain (loss) on cash and cash equivalents held in foreign currencies	—	—	—	6,533	(2,765)	3,768

Increase (decrease) in cash during the period	(3,475)	—	—	13,023	—	9,548

Cash and cash equivalents, beginning of period	12,992	—	—	48,898	—	61,890

Cash and cash equivalents, end of period	9,517	—	—	61,921	—	71,438

PROSPECTUS

US $75,000,000

Offer for All Outstanding 10 7/8 % Senior Notes due 2009
in Exchange for 10 7/8% Senior Notes due 2009,
Which Have Been Registered Under
the Securities Act of 1933

10 7/8 % Senior Notes due 2009

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for new notes where the new notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

FORM F-10 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification

Acetex Corporation

The Company is incorporated under the Business Corporations Act (Alberta), which provides for indemnification of directors and officers as set forth below.

1.

Except in respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Company if, (a) the director or officer acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

2.

The Company may with the approval of the court indemnify a person referred to in section 1 in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in sections 1(a) and (b).

3.

A person referred to in section 1 is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the Company, if the person seeking indemnity (a) was substantially successful on the merits in the person’s defense of the action or proceeding, and (b) fulfils the conditions set out in section 1(a) and (b), and (c) is fairly and reasonably entitled to indemnity.

In accordance with the Business Corporations Act (Alberta), the By-Laws of the Company provide that the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act (Alberta).  The By-Laws of the Company further provide as set forth below.

1.

Except as otherwise required by the Business Corporations Act (Alberta), the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

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2.

The provisions for indemnification contained in the By-Laws of the Company shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AT Plastics Inc.

The Company is incorporated under the Business Corporations Act (Ontario), which provides for indemnification of directors and officers as set forth below.

1.                                       The Company may indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company if, (a) he or she acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

2.                                       The Company may with the approval of the court indemnify a person referred to in section 1 in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in sections 1(a) and (b).

3.                                       A person referred to in section 1 is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding, and (b) fulfils the conditions set out in section 1(a) and (b).

In accordance with the Business Corporations Act (Ontario), the By-Laws of the Company provide for indemnification as set forth below.

1.                                       The Company shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if (i) he acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

2.                                       The Company shall, subject to the approval of the court, indemnify a person referred to in section 1 in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in section 1(i) and (ii) above.

3.                                       A person referred to in section 1 is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity (i) was substantially successful on the merits in his defense of the action or proceeding, and (ii) fulfils the conditions set out in sections 1(i) and 1(ii) above.

4.                                       The By-Law of the Company further provides that the Company may from time to time enter into agreements pursuant to which the Company agrees to indemnify one or more persons in accordance with the foregoing sections 1 through 3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Alberta AG-Industries Ltd.

The Company is incorporated under the Business Corporations Act (Alberta), which provides for indemnification of directors and officers as set forth below.

1.                                       Except in respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Company if, (a) the director or officer acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

2.                                       The Company may with the approval of the court indemnify a person referred to in section 1 in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in sections 1(a) and (b).

3.                                       A person referred to in section 1 is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the Company, if the person seeking indemnity (a) was substantially successful on the merits in the person’s defense of the action or proceeding, and (b) fulfils the conditions set out in section 1(a) and (b), and (c) is fairly and reasonably entitled to indemnity.

In accordance with the Business Corporations Act (Alberta), the By-Laws of the Company provide that every director or officer of the Company and his heirs, executors and administrators and estate and effects, respectively, shall, from time to time and at all times, be indemnified and saved harmless out of the funds of the Company, from and against: (a) all costs, charges and expenses whatsoever which such directors or officers sustains or incurs in or about any action, suit or proceeding which is brought, commenced or prosecuted against him, for or in respect of any act, deed or matter or thing whatsoever, made, done, or permitted by him, in or about the execution of the duties of his office; and (b) all other costs, charges and expenses which he sustains or incurs in or about or in relation to the affairs thereof, except such costs, charges or expenses as are occasioned by his own wilful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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FORM F-10 EXHIBITS

Exhibit Number		Description

1.2 (9)	-	Certificate of Eligibility.

1.3 (9)	-	Calculation of Earnings Coverage.

4.1 (1)	-

Annual Information Form of the Company dated March 27, 2003 for the fiscal year ended December 31, 2002 including the Management’s Discussion and Analysis of the Company for the year ended December 31, 2002.

4.2 (9)	-

Information Circular of the Company dated April 21, 2003 (except for the sections entitled “Corporate Governance”, “Report on Executive Compensation” and “Performance Graph”) distributed in connection with the Company’s annual general meeting held on May 28, 2003.

4.3 (2)	-	Audited consolidated financial statements of the Company for the years ended December 31, 2002 and 2001, together with the notes thereto and the auditors’ report thereon.

4.4 (3)	-

Unaudited consolidated financial statements of the Company for the six months ended June 30, 2003 and 2002, together with the notes thereto and the Management’s Discussion and Analysis of the Company relating thereto.

4.5 (4)	-	Material change report of the Company dated July 2, 2003 regarding the Company’s proposed acquisition of AT Plastics Inc.

4.6 (5)	-

Material change report of the Company dated August 12, 2003 regarding the Company’s acquisition of AT Plastics Inc. and the private placement of $75,000,000 principal amount of 10 7/8 % senior notes due 2009.

4.7 (6)	-	Press release of the Company dated November 4, 2003 regarding the Company's financial results as at September 30, 2003 and for the nine months ended September 30, 2003 and 2002.

5.1	-	Consent of Burnet, Duckworth & Palmer LLP.

5.2	-	Consent of KPMG LLP, auditor of Acetex Corporation (relating to the filing with the SEC).

5.3	-	Consent of KPMG LLP, auditor of AT Plastics Inc. (relating to the filing with the SEC).

5.4	-	Acknowledgment letter of KPMG LLP relating to the pro forma consolidated financial statements of Acetex Corporation.

7.1 (7)	-	Indenture, dated as of August 7, 2001, among Acetex Corporation, Acetex LLC, Acetex B.V. and The Bank of New York, as Trustee.

7.2 (8)	-

First Supplemental Indenture, dated as of August 5, 2003, among Acetex Corporation, Acetex LLC, Acetex B.V., AT Plastics Inc., Alberta AG-Industries Ltd. and The Bank of New York, as Trustee, relating to the 10 7/8% Senior Notes due 2009.

10.7 (10)	-	Registration Rights Agreement, dated August 5, 2003, among Acetex Corporation, Acetex LLC, Acetex B.V., AT Plastics Inc., Alberta AG-Industries Ltd., UBS Securities LLC and J.P. Morgan Securities Inc.

(1)                                Incorporated herein by reference to Exhibit 1 to Form 40-F/A of Acetex Corporation, File No. 033-98770, filed with the SEC on April 29, 2003.

(2)                                Incorporated herein by reference to Exhibit 2 to Form 40-F/A of Acetex Corporation, File No. 033-98770,

II-3

filed with the SEC on April 29, 2003.

(3)                                Incorporated herein by reference to the Exhibit to the Form 6-K of Acetex Corporation, File No. 033-98770, filed with the SEC on July 17, 2003.

(4)                                Incorporated herein by reference to the Exhibit to the Form 6-K of Acetex Corporation, File No. 033-98770, filed with the SEC on July 2, 2003.

(5)                                  Incorporated herein by reference to the Exhibit to the Form 6-K of Acetex Corporation, File No. 033-98770, filed with the SEC on August 13, 2003.

(6)                                  Incorporated herein by reference to the Exhibit to the Form 6-K of Acetex Corporation, File No. 033-98770, filed with the SEC on November 13, 2003.

(7)                                Incorporated herein by reference to Exhibit 4.1 to Registration Statement of Acetex LLC and Acetex B.V. on Form F-4., File No. 333-14052, filed with the SEC on October 26, 2001.

(8)                                Incorporated herein by reference to Exhibit 4.3 to the contemporaneously filed Registration Statement of Acetex LLC and Acetex B.V. on Form F-4.

(9)                                  Previously filed.

(10)                            Incorporated herein by reference to Exhibit 10.7 to the contemporaneously filed Registration Statement of Acetex LLC and Acetex B.V. on Form F-4.

II-4

FORM F-10        PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

Concurrently with the original filing of this Form F-10, the Registrant filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

III-1

FORM F-4 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                                                    Indemnification of Directors and Officers

Acetex LLC

The LLC is a Delaware limited liability company.  Under the Delaware Limited Liability Company Act, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement (the “LLC Agreement”) provides that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the LLC, by reason of the fact that such person is or was a member of the Governing Board, a Member, an employee or an agent of the LLC, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The LLC Agreement further provides that the LLC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the LLC to procure a judgment in its favor by reason of the fact that such person is or was a member of the Governing Board, a Member, an employee or an agent of the LLC, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the actions or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the LLC.  The LLC  Agreement provides that indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the LLC or for amounts paid in settlement to the LLC, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The LLC Agreement provides that the LLC shall indemnify a member of the Governing Board, a Member, an employee or an agent of the LLC against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, to the extent that such person or entity has been successful on the merits.

Acetex B.V.

BV is a Netherlands private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).  The law of the Netherlands do not contain provisions on the indemnification, by companies, of present or former managing directors against any claims.  Also, no conclusive case law exists concerning the validity and enforceability of indemnities made by a company in favor of its managing directors.  However, indemnification clauses are often included in a Management Agreement among a company and a managing director.  It is likely that an indemnification clause will be held invalid if the damages concerned result from gross negligence or wilful misconduct of the managing director.

BV is managed by two managing directors, one of whom is a natural person, Mr. Brooke N. Wade, a citizen of Canada, and one of whom is a legal entity, a Netherlands private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), MeesPierson Trust B.V. (“MeesPierson”).  Mr. Wade is the Chief Executive Officer of the Company.  BV does not indemnify Mr. Wade against any claims.  Pursuant to the management agreement among BV and MeesPierson (the “Management Agreement”), BV indemnifies MeesPierson against, and holds it harmless from, any claims by third parties for damages incurred as a result of the performance by MeesPierson of its duties under the Management Agreement, unless such damages result from gross negligence or wilful misconduct of MeesPierson.  In addition, pursuant to a Principal Party Agreement among the Company and MeesPierson, the Company indemnifies MeesPierson against, and hold it harmless from, any past, pending or future claims exercised by third parties for damages incurred as a result of the performance by MeesPierson of its duties under the Management Agreement or incurred as a result of actions or omissions of any of the other Managing Directors of BV.

ITEM 21.                                              Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1 (1)	Purchase Agreement between Acetex Corporation, Acetex LLC, Acetex B.V. and UBS Securities LLC.

3.1†	Certificate of Formation of Acetex LLC.

3.2†	Articles of Association of Acetex B.V. (English translation included).

4.1*	Indenture, dated as of August 7, 2001, among Acetex Corporation, Acetex LLC, Acetex B.V. and The Bank of New York, as Trustee.

4.2*	Form of 10 7/8% Senior Note due 2009 (included in Exhibit 4.1).

4.3 (1)

First Supplemental Indenture, dated as of August 5, 2003, among Acetex Corporation, Acetex LLC, Acetex B.V., AT Plastics Inc., Alberta AG-Industries Ltd. and The Bank of New York, as Trustee, relating to the 10 7/8% Senior Notes due 2009.

5.1.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2.1	Opinion of NautaDutilh with respect to the guarantee of Acetex B.V.

10.1*

Registration Rights Agreement, dated August 7, 2001, among Acetex Corporation, Acetex LLC, Acetex B.V., J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and UBS Warburg LLC.

10.2*	Amended and Restated $53,000,000 Loan Agreement, dated August 7, 2001 among Acetex LLC, Crédit Suisee Hottinguer and Transatlantique Chimie S.A.

10.3*	Amended and Restated $53,000,000 Note, dated August 7, 2001 among Acetex LLC, Crédit Suisee Hottinguer and Transatlantique Chimie S.A.

10.4 †

$127,000,000 Loan Agreement, dated October 2, 1995, among Acetex LLC, Crédit Suisse (France) S.A., and Pardies Acétiques S.A., as endorsed by Acetex LLC to United States Trust Company of New York on October 2, 1995 (English translation included).

10.5*

Amendment No. 1 to $127,000,000 Loan Agreement, dated August 7, 2001, among Acetex LLC, Crédit Suisse Hottinguer (formerly Crédit Suisse (France) S.A.) and Transatlantique Chimie S.A. (formerly Pardies Acétiques S.A.), as endorsed by Acetex LLC to United States Trust Company of New York on August 7, 2001 (English translation included).

10.6*	Amended and Restated $50,000,000 Note, dated August 7, 2001, among Acetex LLC and Transatlantique Chimie S.A.

10.7 (1)	Registration Rights Agreement, dated August 5, 2003, among Acetex Corporation, Acetex LLC, Acetex B.V., AT Plastics Inc., Alberta AG-Industries Ltd., UBS Securities LLC and J.P. Morgan Securities Inc.

12.1 (1)	Statement regarding the computation of ratio of earnings to fixed charges for Acetex Corporation.

21.1	List of subsidiaries of Acetex B.V.

23.1

Consents of KPMG LLP (incorporated herein by reference to Exhibits 5.2 and 5.3 to the contemporaneously filed Registration Statement of Acetex Corporation, AT Plastics Inc. and Alberta AG - Industries Ltd.)

Exhibit No.	Description
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.3	Consent of NautaDutilh (included in Exhibit 5.2).

24.1	Power of Attorney for Acetex Corporation.

25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York for the 10 7/8% Senior Notes due 2009.

99.1 (1)	Form of Letter of Transmittal.

99.2 (1)	Form of Notice of Guaranteed Delivery.

99.3 (1)	Form of Letter to Clients.

99.4 (1)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

†                                          Incorporated herein by reference to Registration Statement on Form F-1, File No. 33-98770, filed with the SEC on October 31, 1995.

*                                      Incorporated herein by reference to Registration Statement on Form F-4, File No. 333-14052 , filed with the SEC on October 26, 2001.

(1)                                  Previously filed.

ITEM 22.                                          Undertakings

(a)                                  The undersigned registrants hereby undertake:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)                                  The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)                                 The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of December, 2003.

ACETEX CORPORATION

By:	/s/ Brooke N. Wade
	Name:	Brooke N. Wade
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brooke N. Wade	Chairman, Chief Executive Officer and	December 19, 2003
Brooke N. Wade	Director (Principal Executive Officer)

/s/ *	Chief Financial Officer (Principal Financial	December 19, 2003
Donald K. Miller	and Accounting Officer)

/s/ *	Director	December 19, 2003
John B. Zaozirny

/s/ *	Director	December 19, 2003
John L. Garcia

/s/ *	Director	December 19, 2003
Pierre Dutheil

/s/ Gary Connaughty	Authorized Representative in the United States	December 19, 2003
AT Plastics Corporation

*              The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC, by signing his name hereto, does hereby sign and deliver this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By: /s/ Brooke N. Wade
Attorney in fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of December, 2003.

ACETEX LLC

By:	/s/ Brooke N. Wade
	Name:	Brooke N. Wade
	Title:	Member of the Governing Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brooke N. Wade	Member of the Governing Board	December 19, 2003
Brooke N. Wade

/s/ Vincent Papa	Member of the Governing Board	December 19, 2003
Vincent Papa

/s/ Siegfried Hodapp	Member of the Governing Board	December 19, 2003
Siegfried Hodapp

/s/ Gary Connaughty	Authorized Representative in the United States	December 19, 2003
AT Plastics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of December, 2003.

ACETEX B.V.

By:	/s/ Brooke N. Wade
	Name:	Brooke N. Wade
	Title:	Member of the Governing Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brooke N. Wade	Managing Director	December 19, 2003
Brooke N. Wade

/s/ André Konijn/Rosanna Conca	Managing Director	December 19, 2003
MeesPierson Trust B.V.

/s/ Gary Connaughty	Authorized Representative in the United States	December 19, 2003
AT Plastics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of December, 2003.

AT PLASTICS INC.

By:	/s/ Gary Connaughty
Name:	Gary Connaughty
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brooke N. Wade	Director	December 19, 2003
Brooke N. Wade

/s/ Gary Connaughty	Authorized Representative in the United States	December 19, 2003
AT Plastics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 19th day of December, 2003.

ALBERTA AG-INDUSTRIES LTD.

By:	/s/ Brooke N. Wade
Name:	Brooke N. Wade
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brooke N. Wade	Director	December 19, 2003
Brooke N. Wade

/s/ Gary Connaughty	Authorized Representative in the United States	December 19, 2003
AT Plastics Corporation